UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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FIRST FINANCIAL CORPORATION
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FIRST FINANCIAL CORPORATION One First Financial Plaza P.O. Box 540 Terre Haute, Indiana 47808

March [·], 2021

Dear Shareholders:

Our 2021 Annual Meeting of Shareholders will be held on Wednesday, April 21, 2021 at 11:00 a.m., EST (“Annual Meeting”). To protect the health and safety of our associates and shareholders in light of the continued impacts of the COVID-19 pandemic, there will not be a physical meeting location available for in-person participation. Instead, the Annual Meeting will be held virtually via live audio webcast on the Internet at www.virtualshareholdermeeting.com/THFF2021. Even though our meeting will be held virtually, shareholders will still have the ability to participate in our Annual Meeting and vote their shares at the Annual Meeting if they wish.

The formal notice of this Annual Meeting and the proxy statement appear on the following pages. We have also enclosed a copy of our 2021 Annual Report on Form 10-K for your review. To ensure that your votes on the business matters of the meeting will be recorded, after reading the proxy statement and other materials, please submit your proxy promptly by telephone or Internet or by marking, signing and returning a physical proxy card by mail.

We hope you will attend the virtual meeting and urge you to vote your shares in advance. Even after submitting the proxy, you may, of course, vote on all matters brought before the meeting.

Sincerely,

/s/ Norman L. Lowery
Chairman of the Board

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FIRST FINANCIAL CORPORATION
ONE FIRST FINANCIAL PLAZA
P.O. BOX 540
TERRE HAUTE, INDIANA 47808

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 21, 2021

To our Shareholders:

Notice is hereby given that, pursuant to the call of its Board of Directors, an Annual Meeting of Shareholders of First Financial Corporation (the “Corporation”) will be held on Wednesday, April 21, 2021 at 11:00 a.m. EST via a live audio webcast. You will be considered present and in person at the Annual Meeting (if you have not otherwise voted via proxy) and may vote your shares during the meeting by visiting www.virtualshareholdermeeting.com/THFF2021.

The purposes of the meeting are:
(1)    To elect each of the following nominees to the Board of Directors of the Corporation for a term expiring in 2024 or until each of their successors are duly elected and qualified:

Thomas T. Dinkel
Norman L. Lowery
Thomas C. Martin
James O. McDonald
William J. Voges

(2)    To conduct a non-binding advisory vote to approve the compensation of our Named Executive Officers as described in the Proxy Statement;
(3)    To approve the First Financial Amended and Restated 2011 Omnibus Equity Incentive Plan;
(4)    To amend the Amended and Restated Articles of Incorporation to provide shareholders the right to amend the Code of By-Laws of the Corporation;
(5)    To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
(6)    To transact such other business as may properly be presented at the meeting or any adjournment or postponement thereof.
The list of shareholders prepared for the Annual Meeting will be open to examination during the meeting and can be accessed at www.virtualshareholdermeeting.com/THFF2021.
Only shareholders of record at the close of business on March 1, 2021 will be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

/s/ Rodger A. McHargue
Chief Financial Officer and Secretary

March 11, 2021

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on April 21, 2021:

The proxy statement and annual report are available at https://www.first-online.bank/proxy.

TABLE OF CONTENTS
(continued)

Page
PROPOSAL 2: NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS	46

PROPOSAL 3: APPROVAL OF THE FIRST FINANCIAL CORPORATION AMENDED AND RESTATED 2011 OMNIBUS EQUITY INCENTIVE PLAN	48

PROPOSAL 4: AMENDMENT OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO PROVIDE SHAREHOLDERS THE RIGHT TO AMEND THE CODE OF BY-LAWS OF FIRST FINANCIAL CORPORATION	55

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF CROWE LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	56

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	56
· Fees Paid to Crowe LLP	56
· Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accounting Firm	57

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS	58

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING	58

HOUSEHOLDING	58

ADDITIONAL INFORMATION	59

OTHER MATTERS	59

APPENDIX A FIRST FINANCIAL CORPORATION AMENDED AND RESTATED 2011 OMNIBUS EQUITY INCENTIVE PLAN	62

FIRST FINANCIAL CORPORATION
ONE FIRST FINANCIAL PLAZA
P.O. BOX 540
TERRE HAUTE, INDIANA 47808
(812) 238-6000

____________________________________________________________

PROXY STATEMENT
____________________________________________________________

In this proxy statement, First Financial Corporation is referred to as “we,” “us,” “our,” “the Corporation” or “First Financial,” and First Financial Bank, N.A. is referred to as “the Bank.”
PROXY STATEMENT SUMMARY
Because the following summarizes information that is further described in this Proxy Statement, we encourage you to read this document in its entirety before casting your vote. In addition, you can find frequently asked questions and their answers on page [ ]
Virtual Annual Meeting

To protect the health and safety of our associates and shareholders in light of the continued impacts of the COVID-19 pandemic, the Annual Meeting will be held virtually via a live audio webcast. There will not be a physical meeting location available for in-person participation. In addition, we believe allowing our shareholders to participate in the meeting online will facilitate greater shareholder attendance while still providing opportunities to participate as a shareholder as if he or she were attending an in-person meeting.
Our 2020 Performance and Achievements
Financial Performance
Despite the headwinds of the global pandemic and the resulting slowdown in business activities due to restrictions within the four states in which we operate, we delivered a third consecutive year of record earnings in 2020.
•Increased dividend for the 32nd consecutive year
•Total loans outstanding of $2.61 billion at 12/31/20
•Total deposits outstanding increased $480 million, or 14.67%, to $3.76 billion
•Return on average assets of 1.25%; return on average shareholder equity was 9.07%
•Net interest income increase of 11.16% to $146.3 million; net interest margin of 4.05%
•Non-interest income increased 10.46% to $42.5 million
•Credit quality remained strong as the ratio of net charge-offs to average loans fell to 13%
•Tier one capital ratio was 16.15%

Environmental, Social and Governance (“ESG”) Matters
During 2020, we made significant and innovative progress in our approach to corporate governance while continuing to support our customers and the communities we serve. Our ESG achievements in 2020 included:
Governance
•Refreshed our Code of Business Conduct and Ethics to maintain and reinforce our culture of collaboration, accountability and high ethical standards
•Updated our Corporate Governance Guidelines with robust language relating to the attributes and criteria of individuals we identify to be candidates for our Board, ensuring that the initial list of candidates from which new nominees are chosen will include qualified individuals with a diversity of race, ethnicity and/or gender

•Recruited five new directors bringing new and varying perspectives, skills and knowledge to our Board, including a racially diverse director and an “audit committee financial expert”
•Implemented a prohibition on pledging shares of our stock
•Expanded Governance and Nominating Committee responsibilities to include ESG oversight
•Enhanced our robust and dynamic risk oversight of the information and cybersecurity programs

Social, Community and Environmental
•$121.2 million in Community Reinvestment Act (“CRA”) loans to 884 small businesses
•$171 million in loans under the Small Business Administration Paycheck Protection Program to 1,734 borrowers, with over $40 million of such loans made in low- to moderate-income geographies
•$57.3 million of CRA small farm loans to 473 borrowers
•$56.5 million in Community Development Loans, including loans for affordable housing, employment and workforce programs for disabled individuals, parent-child education services and delivery of meals to home-bound senior citizens
•$26.6 million in loans to borrowers in low- or moderate-income census tracts
•$1.62 million invested in philanthropic and community organizations
•Provided relief to customers who expressed hardships because of the COVID-19 pandemic through loan modifications, fee eliminations or refunds and extended charge-off time periods
•Funded the Ivy Tech First at First Program, which awarded ten $1,000 scholarships to students who are the first generation in their family to attend college
•Reduced paper consumption by developing in-house signature capability, digitalized bank statements, enhancing our online banking platform and offering customers the option of receiving emailed receipts from the teller lines
•Reduced energy consumption by utilizing energy efficient lighting, heating, ventilation and cooling options as part of ongoing facility upgrades and maintenance

Shareholder Outreach and Engagement
Following our 2020 annual meeting, we initiated an engagement program to discuss with shareholders their priorities and perspectives on topics such as compensation and governance matters. Members of our Board and executive management team:
•Contacted institutional investors representing 38% of our outstanding shares, and met with investors who own 16.2% of our outstanding shares
•Contacted two principal proxy advisor firms, and met with one of them
•Participated virtually in the Raymond James U.S. Bank Conference
•Directly responded to various investor inquiries

Our shareholders were generally supportive of our overall philosophy and approach to compensation and governance matters. Some shareholders expressed that they would like to see additional disclosures around certain aspects of our compensation program. As a result, we have made several enhancements to our disclosure in our Compensation Discussion and Analysis.
Board of Directors Expansion, Refresh and Diversity
As part of our strategic effort to seek new and varying perspectives, skills and knowledge, 2020 was a year of extensive Board refreshment. Reflective of our community, customers and associates, our Board includes members with diverse expertise in areas such as agriculture, auto lending, banking, community organizations, education, military, pensions and state and local government. Our Board includes one woman and one African-American.

Proposal No. 1 – Election of Five Directors (Page [ ])
To elect five directors for a term expiring in 2024 or until each of their successors are duly elected and qualified.

NOMINEE	AGE	START YEAR	OCCUPATION	INDEPENDENT
Thomas T. Dinkel	70	1989	President and CEO of Sycamore Engineering, Inc., Dinkel Associates, Inc., Sycamore Building Corporation and Dinkel Telekom, Inc.	Yes
Normal L. Lowery	74	1989	Chairman, Chief Executive Officer and President of First Financial Corporation and Chairman, Chief Executive Officer and President of First Financial Bank. N.A.	No
Thomas C. Martin	70	2019	Automotive management and dealership owner, home interior design and furniture store owner	Yes
James O. McDonald	74	2020	Attorney	Yes
William J. Voges	66	2008	Retired Chief Executive Officer, General Counsel and Chairman of the Root Company	Yes

Proposal No. 2 - Advisory Vote on Executive Compensation (Page [ ])
To approve, on a non-binding advisory basis, the 2020 compensation of our CEO and other Named Executive Officers.
•Our CEO’s total direct compensation (base salary, annual bonus and annual stock awards) for 2020 was approximately 4.1% above 2019 total direct compensation, due in large part to our record net income which was 10.02% above 2019 net income.
•Total compensation for our CEO for 2020 fell by 15.9% from total compensation reported for 2019 due to a lower change in pension value amount in 2020.
Proposal No. 3 – Approval of Amended and Restated 2011 Omnibus Equity Incentive Plan (Page [ ])
To approve the First Financial Corporation Amended and Restated 2011 Omnibus Equity Incentive Plan, which would:
•Restore our ability to make equity-based incentive awards;
•Set the number of shares available for awards at 400,000 shares;
•Enable us to make equity-based awards to and impose a cap on the annual compensation paid to our nonemployee directors; and
•Update certain plan provisions to align with current governance and market practice.
Proposal No. 4 – Approval of an Amendment to the Corporation’s Amended and Restated Articles of Incorporation (Page [ ])
To approve an amendment to our Amended and Restated Articles of Incorporation that would provide our shareholders with the ability to amend our Code of By-Laws.
•Currently, power to amend our Code of By-Laws is reserved exclusively for the Board, reflecting the default rule under Indiana law.
•Proposal reflects Board’s commitment to good governance practices.
•Approval requires the affirmative vote from holders of two-thirds, or 66 2/3%, of the common shares outstanding and entitled to be cast at the Annual Meeting.
Proposal No. 5 – Ratification of Crowe LLP as Independent Auditor for 2021 (Page [ ])
To ratify the selection of Crowe LLP as our independent registered public accounting firm independent auditor for 2021.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES AND FOR EACH OF THE AFOREMENTIONED PROPOSALS AS FURTHER DESCRIBED IN THIS PROXY STATEMENT.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:    Why did I receive this Proxy Statement?
You received this proxy statement and accompanying notice of annual meeting because, as a shareholder of the Corporation, our Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting of shareholders. The Annual Meeting will be held on Wednesday, April 21, 2021, at 11:00 a.m., EST. This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision. It is first being mailed to our shareholders on or about March [·], 2021.
Q:    Why is the Corporation holding the Annual Meeting remotely this year and how will I be able to participate?

To protect the health and safety of our associates and shareholders in light of the continued impacts of the COVID-19 pandemic, the Annual Meeting will be held in a virtual format. There will not be a physical meeting location available for in-person participation. We believe that allowing our shareholders to participate in the meeting online will facilitate greater shareholder attendance while still providing opportunities to participate as a shareholder as if he or she were attending an in-person meeting.
Any stockholder of record as of the record date and those who hold a valid proxy from a stockholder of record can attend the Annual Meeting online at www.virtualshareholdermeeting.com/THFF2021. The live audio webcast will start at 9:30 a.m. CT. You will need your 16-digit control number that is printed on your proxy card or on the instructions that accompanied your proxy materials to access the meeting. Instructions on how to attend the Annual Meeting will be posted at www.virtualshareholdermeeting.com/THFF2021. We encourage you to access the meeting at least 15 minutes prior to the start time to allow ample time to complete the online check-in process. Stockholders who wish to submit questions may do so during the live audio webcast of the meeting.
If you encounter any technical difficulties accessing the virtual Annual Meeting during check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Further information and guidance on how to access the virtual meeting, along with how to receive assistance for any technical and logistical issues related to accessing the virtual meeting, will be available on www.virtualshareholdermeeting.com/THFF2021 in advance of the meeting.
Q:    What am I voting on?
You are being asked to consider and vote on the following:
1.To elect each of the following nominees to the Board of Directors of the Corporation for a term expiring in 2024 or until each of their successors are duly elected and qualified:
Thomas T. Dinkel
Norman L. Lowery
Thomas C. Martin
James O. McDonald
William J. Voges

2.To conduct a non-binding advisory vote to approve the compensation of our Named Executive Officers as described in the Proxy Statement;
3.To approve the First Financial Amended and Restated 2011 Omnibus Equity Incentive Plan;
4.To amend the Amended and Restated Articles of Incorporation to provide shareholders the right to amend the Code of By-Laws of the Corporation; and
5.To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Q:     Who is entitled to vote?

Holders of our outstanding common stock as of the close of business on March 1, 2021, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. As of March 1, 2021, 13,524,070 shares of common stock were issued and outstanding, each of which entitles the holder to one vote.
Q:    What are the Board’s recommendations?
The Board recommends that you vote your shares as follows:
◦FOR the election of each of Thomas T. Dinkel, Norman L. Lowery, Thomas C. Martin, James O. McDonald and William J. Voges to the Board for a three-year term;

◦FOR the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers;

◦FOR the approval of the Amended and Restated 2011 Omnibus Equity Incentive Plan;

◦FOR the approval of the amendment to the Amended and Restated Articles of Incorporation; and

◦FOR the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

The shares represented by a properly executed and returned proxy card will be voted according to your instructions. If no instructions are provided on a signed proxy card, the persons named as proxies on your proxy card will vote in accordance with the above recommendations of the Board.
Q:    What if other matters come up during the meeting?
If any matters other than those referred to in the Notice of Annual Meeting of Shareholders properly come before the meeting, the individuals named in the accompanying proxy card will vote the proxies held by them as recommended by the Board or, if no recommendation is given, in accordance with their best judgment. We are not aware of any business other than the items referred to in the Notice of Annual Meeting of Shareholders that may be considered at the meeting.
In the unlikely event that any of the director nominees becomes unable or is unwilling to serve at the time of the meeting, the persons named as proxies in the accompanying proxy card will have discretionary authority to vote for a substitute nominee named by the Governance and Nominating Committee if the Board decides to fill that nominee’s position.
Q:    Who can attend the meeting?
All shareholders as of the record date or their duly appointed proxies, may attend the meeting remotely.
Q:    What constitutes a quorum?
Holders of a majority of the voting power of the outstanding shares of common stock of the Corporation, represented in person or by proxy, constitute a quorum for the annual meeting. As of the record date, 13,524,070 shares of common stock were outstanding. Proxies received but marked as abstentions and “broker non-votes” (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum.
Q:    How do I vote?
If you hold your shares in your own name, you may submit a proxy by telephone, by mail or via the Internet.
◦Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on April 20, 2021 by calling the toll-free telephone number on the enclosed proxy card, (800) 690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate shareholders by using individual control numbers.

◦Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the appropriate proxy card, date and sign it, and return it in the postage paid envelope provided or to the address shown on the proxy card.

◦Submitting a Proxy via the Internet: You can submit a proxy for your shares via the Internet until 11:59 p.m. Eastern Daylight Time on April 20, 2021 by visiting the website on the enclosed proxy card, www.proxyvote.com. Internet proxy submission is available 24 hours a day. Our Internet proxy submission procedures are designed to authenticate shareholders by using individual control numbers.

By casting your vote in any of the ways listed above, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions.

You may also attend the Annual Meeting virtually and vote at that time; however, we strongly encourage you to submit your proxy prior to the Annual Meeting even if you anticipate attending the Annual Meeting.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Annual Meeting, you may need to request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

If you are a participant in the First Financial Corporation Employee Stock Ownership Plan (the “ESOP”),you will receive a voting instruction card to use to provide voting instructions to First Financial Bank, N.A. (the trustee of the ESOP) for the shares allocated to your account under the ESOP. Your voting instruction to the trustee should be submitted by telephone, via the Internet at www.proxyvote.com or completed, dated, signed and returned in the envelope provided by 11:59 PM on April 14, 2021. In order to maintain confidentiality, your voting instruction will be received by Broadridge Financial Solutions, Inc., who will tabulate the voting instruction results and provide them to the ESOP trustee on an aggregate basis. Please do not return your voting instructions to the Corporation. Your voting instructions will be kept confidential by the ESOP trustee and will not be disclosed to any of our directors, officers or employees. Unless the terms of the ESOP or the fiduciary duties of the ESOP trustee require otherwise, the ESOP trustee will vote your ESOP shares in accordance with your instructions. If you do not submit your voting instructions in a timely manner or if you return the voting instruction card unsigned or without indicating how you desire to vote the shares allocated to your ESOP account, the Compensation and Employee Benefits Committee will direct the ESOP trustee to vote the shares allocated to your account in the same proportion and in the same manner as the shares with respect to which timely and proper instructions by participants were received. The Compensation and Employee Benefits Committee consists of William R. Krieble, Thomas C. Martin, Ronald K. Rich and William J. Voges. The Compensation and Employee Benefits Committee is appointed by the Board and may be changed by the Board at any time.
Q:    If I am the beneficial owner of shares held in “street name” by my broker, will my broker automatically vote my shares for me?
If the shares you own are held in “street name,” the bank, broker or other nominee will vote your shares according to your instructions. Under applicable stock exchange rules, if you do not give instructions to your broker, bank or other nominees, it will still be able to vote your shares on any “discretionary” items but will not be allowed to vote your shares with respect to any “non-discretionary” items without receiving voting instructions from you.
For the 2021 Annual Meeting, only the proposal to ratify Crowe LLP as our independent registered public accounting firm is considered to be a discretionary item and your broker, bank or other nominee will be able to vote on that item even if it does not receive voting instructions from you. Unless you provide voting instructions to your broker, bank or other nominee, it will not have authority to vote your shares on any of the other proposals described in this proxy statement. Therefore, it is particularly important that beneficial owners instruct their brokers, banks or other nominees on how they wish to vote their shares.
Q:    What is an “abstention” or a broker “non-vote” and how do they affect the vote?
An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote on a particular matter. Abstentions are counted as present for purposes of determining a quorum, but are not counted as votes cast.
A broker “non-vote” occurs when a broker or other nominee who holds shares for the beneficial owner is barred from voting those shares with respect to a proposal because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of Crowe LLP as our independent registered public accounting firm. Brokers will not have such discretionary voting power to vote shares with respect to any other proposal described in this proxy statement. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote represented at the meeting.
Because abstentions and broker non-votes are not counted as votes cast, they will have no effect on the outcome of any proposal to be voted on at the Annual Meeting, except with respect to Proposal No. 4 relating to the amendment of our Amended and Restated Articles of Incorporation.
Q:    Can I change my vote after I return my proxy card?
Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the annual meeting by:
◦providing written notice to the Secretary of the Corporation;

◦delivering a valid, later-dated proxy or voting by telephone or Internet at a later date, which automatically revokes your earlier proxy, either by mail, by telephone or through the Internet, if one of those methods was used for your initial proxy submission or voting instruction; or

◦attending the Annual Meeting virtually and voting at the Annual Meeting.

Please note that your virtual attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:    What vote is required to approve each proposal?
Directors will be elected by a plurality of the votes cast at the meeting. Consequently, the director nominees receiving the most votes of the holders of our common stock will be elected as directors. Only votes cast FOR a nominee will be counted. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.
The proposal for approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not be counted as votes cast either for or against this proposal and will have no effect on the outcome of the proposal.
The proposal for approval of the Amended and Restated 2011 Omnibus Equity Incentive Plan will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not be counted as votes cast either for or against this proposal and will have no effect on the outcome of the proposal.
The proposal for approval of the amendment to the Amendment and Restated Articles of Incorporation will be approved if two-thirds, or 66 2/3%, of the votes entitled to be cast vote in favor of such action. Abstentions and broker non-votes will have the effect of being a vote cast against the proposal.
The proposal for the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not be counted as votes cast either for or against this proposal and will have no effect on the outcome of the proposal.
Q: Who pays to prepare, mail, and solicit the proxies?
The Corporation pays all costs of preparing, mailing and soliciting proxies. The Corporation asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Corporation will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request for their reasonable, out-of-pocket costs for forwarding proxy and solicitation materials to beneficial owners of common stock. We have retained Georgeson LLC to aid us in soliciting proxies for a fee of $9,000 plus reasonable out-of-pocket expenses and nominal per-holder fees for solicitation of any individual registered holders. In addition, proxies may be solicited by mail, in person or by telephone by certain of the Corporation’s officers, directors and employees who will not be separately compensated for such activity.

Q: Whom should I call with other questions?
If you have additional questions about this proxy statement or the Annual Meeting or would like additional copies of this document or our 2020 Annual Report on Form 10-K, please contact: Rodger A. McHargue, Secretary, First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, (812) 238-6000.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Code of By-Laws currently provides that the Board of Directors may consist of not less than five nor more than 20 members. Currently, there are 15 members serving on our Board of Directors. Five directors are to be elected at the Annual Meeting. Thomas T. Dinkel, Norman L. Lowery, Thomas C. Martin, James O. McDonald and William J. Voges have each been nominated for a term of three (3) years or until their respective successors have been elected and qualified. They are members of the present Board. If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. Each of the nominees has consented to being named as a nominee in this proxy statement and is expected to serve if elected. The Board has no reason to believe that any substitute nominee or nominees will be required.
Name, Age, Principal Occupation(s) and Business Experience
Nominated for a term expiring in 2024:
Thomas T. Dinkel, Age 70
Mr. Dinkel joined the Board in 1989 and is the Chairman of the Corporation’s Audit Committee and serves on the Data Processing and Bank Operations, Loan Review and Cybersecurity Committees. He also serves as the Chairman of the Bank’s Audit Committee and serves on the Bank’s Community Reinvestment Act, Data Processing and Bank Operations, Loan and Cybersecurity Committees. Mr. Dinkel has been the president and chief executive officer of Sycamore Engineering, Inc., Dinkel Associates Inc., Sycamore Building Corporation and Dinkel Telekom, Inc. since 1986 and has held various positions at Sycamore Engineering, Inc. since 1966. Mr. Dinkel serves on the board of trustees of Rose-Hulman Institute of Technology and is chairman of its business administration, facilities and compensation committees. Additionally, he serves on the investment management (endowment), president evaluation, executive board of affairs and student affairs committees of the board of Rose-Hulman Institute of Technology. He earned his B.S. degree from Rose-Hulman Institute of Technology.
As a business owner and an entrepreneur, Mr. Dinkel provides an understanding of small business which makes up much of our lending base. His vast experience as a contractor also provides us with key insights concerning our facilities and facility maintenance.
    Norman L. Lowery, Age 74
Mr. Lowery joined the Board in 1989 and was appointed Chairman of the Board in November 2020. Prior to that, Mr. Lowery served as Vice Chairman of the Board since 1996. He serves as the Chairman for the Corporation’s Acquisition, Disclosure, Executive and Strategic Planning Committees and serves on the Affirmative Action, Asset/Liability, Disaster Recovery, Enterprise Risk Management, Loan Policy and Procedures, Loan Review, Reserve Analysis, Social Media and Cybersecurity Committees and Employee Benefits Sub-Committee. Mr. Lowery also serves as the Chairman on the Bank’s Executive, Executive Loan and Strategic Planning Committees and serves on the Affirmative Action, Asset/Liability, Community Reinvestment Act, Cybersecurity, Disaster Recovery, Disclosure, Enterprise Risk Management, Loan Administration and Loan Review, Loan Policy and Procedures, Reserve Analysis, Social Media, Technology and Loan Committees. Mr. Lowery is the Chief Executive Officer and President of the Corporation, serving in those positions since 2004 and 2013, respectively, and the Chairman, President and Chief Executive Officer of the Bank, serving since 1996. Prior to joining the Corporation, Mr. Lowery was a partner in the law firm of Wright, Shagley & Lowery, P.C., where he practiced for 19 years. He also served on Indiana State University’s Board of Trustees and Foundation Board. Mr. Lowery serves on the board and executive committees of the Terre Haute Area Economic Development Corporation. He is the father of Norman D. Lowery, the Chief Operating Officer of the Corporation and the Bank. He received a B.S. degree in Political Science from Indiana State University and a Doctor of Jurisprudence degree from Indiana University.
As President and Chief Executive Officer, Mr. N. L. Lowery is intimately familiar with our business, our customers and our employees and he provides the Board with valuable leadership, particularly through his keen insight into the industry and the markets we serve. His legal background also provides a critical element with respect to governance and regulatory issues affecting the Corporation and the Bank. Mr. Lowery also provides valuable counsel to the Board with respect to our strategic initiatives.
James O. McDonald, Age 74
Mr. McDonald joined the Board in 2020 and serves on the Corporation’s Governance and Nominating and Cybersecurity Committees and on the Bank’s Cybersecurity and Loan Committee. An active attorney for over 40 years, Mr. McDonald is an accomplished advocate on behalf of both public and private organizations, including the Vigo County School

Corporation and the Terre Haute Housing Authority. He is listed as one of the Best Lawyers of America and is a member of the College of Fellows of the Indiana Trial Lawyers Association. He served twice as a member of Indiana’s Judicial Nominating Commission, was President of the Terre Haute Bar Association and was named Lawyer of the Year by the Indiana Trial Lawyers Association. Mr. McDonald serves as Chairman of the Board of Directors and President of Princeton Mining Company, Inc., which was voluntarily dissolved in February 2020 and is currently in the process of liquidating. Mr. McDonald received his B.S. from Indiana State University and Doctor of Jurisprudence degree from Indiana University School of Law - Indianapolis.
Mr. McDonald’s experience as a trial attorney brings the Board a unique legal and practical perspective on the issues that face the Corporation and the Bank. His history of legal practice with both public and private organizations offers the Board insight into the Bank’s relationship with the community, customers and government.
Thomas C. Martin, Age 70
Mr. Martin joined the Board in 2019 and serves on the Corporation’s Compensation and Employee Benefits, Director’s Enterprise Risk Management, Enterprise Risk Management Committee as well as the Bank’s Compensation and Employee Benefits, Director’s Enterprise Risk Management, Enterprise Risk Management and Loan Committee. Mr. Martin has been involved in automotive management and has been a dealership owner since 1975. Mr. Martin currently operates numerous dealerships throughout central Indiana. Mr. Martin also owns a home interior design and furniture store since 2012. He received his B.A. degree from the University of Indianapolis. He has served and held positions on numerous professional associations and civic boards and is a board member and past Chairman of the Board of Trustees of the University of Indianapolis, serving since 1972. Mr. Martin also served as a board member of another financial institution for 12 years. Mr. Martin lives in Bloomington, Indiana, which is the location of one of our newest loan production officers.
Mr. Martin has extensive knowledge and experience in the automotive industry, which includes floor plan and indirect lending. As a businessman and entrepreneur involved in a variety of business ventures, Mr. Martin provides the Board with valuable insight into industries and markets in which we and our clients do business. His past service on the board of a financial institution provides additional perspectives concerning issues addressed by our Board.
William J. Voges, Age 66
Mr. Voges joined the Board in 2008 and is the Chairman of the Corporation’s Compensation and Employee Benefits Committee and serves on the Governance and Nominating Committee as well as the Chairman for the Bank’s Compensation and Employee Benefits Committee and serves on the Loan Committee. Mr. Voges serves on the Stetson University Board of Trustees. Previously, he served as chairman of the board and head of trust administration of the Root Company, a private investment company, since 2016. Prior to this, Mr. Voges served as chief executive officer and chairman of the Root Company since 1996 and as general counsel since 1990. Prior to joining the Root Company, he was a partner in the law firm of Fink, Loucks, Sweet & Voges for nine years. Mr. Voges also served on the board for Consolidated-Tomoka Land Co., a publicly traded diversified real-estate operating company (NYSE MKT: CTO), from 2001 to 2012, where he served as Chairman from 2009 to 2011 and on the audit, executive and corporate governance committees. He also has prior experience on the boards of several financial institutions. Mr. Voges received his B.S. in Business Administration from Stetson University and his Doctor of Jurisprudence degree from Stetson University College of Law.
Mr. Voges’s past service on the boards of financial institutions provides additional perspectives of the issues facing our Board. His legal background, coupled with his leadership, audit and executive compensation experience, provides significant value on legal, governance and regulatory matters. Mr. Voges also complements the Board with his keen strategic insight.
Vote Required
The director nominees will be elected by a plurality of the votes cast at the Annual Meeting. Only votes cast for a nominee will be counted, and any properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more director nominees will not be voted with respect to the nominee(s) indicated.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THOMAS T. DINKEL, NORMAN L. LOWERY, THOMAS C. MARTIN, JAMES O. MCDONALD AND WILLIAM J. VOGES, THE PERSONS NOMINATED BY THE GOVERNANCE AND NOMINATING COMMITTEE TO BE ELECTED AS DIRECTORS.

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS
Directors whose term expires in 2023:
Mark J. Blade, Age 67
Mr. Blade joined the Board in 2020 and serves on the Corporation’s Affirmative Action and Audit Committees and the Bank’s Affirmative Action, Audit, Community Reinvestment Act and Loan Committees. Mr. Blade served as an Indiana State Senator for the district covering the Terre Haute, Indiana area from 1997 to 2002 where he focused on economic and rural development, public education and senior citizen issues. Mr. Blade is a Business Development Representative of Milestone Contractors, L.P. where he focuses on both public and private redevelopment projects in the greater Indianapolis area and throughout Indiana. Mr. Blade has a history of public and civic involvement, serving as a Trustee for Indiana State University as well as President of the Vigo County Council. He is actively involved with Rotary International and serves as a Pastor of Saints’ Home Church of God in Christ, in Terre Haute, Indiana. Mr. Blade earned his B.S. from Indiana State University.
As a former state senator, Mr. Blade provides the Board with a specialized view toward government and business development. Mr. Blade also brings the knowledge and experience concerning the issues in the Bank’s geographic footprint, serving as Pastor to the Saints’ Home Church of God in Christ of Terre Haute and serving as the district governor of Rotary International.
Gregory L. Gibson, Age 58
Mr. Gibson joined the Board in 1994 and serves on the Corporation’s Affirmative Action, Governance and Nominating, Loan Review Committee as well as the Bank’s Affirmative Action, Investment, Loan Administration and Loan Review, Trust and Asset Management and Loan Committees. Mr. Gibson is the president of ReTec Corporation, a waste management consulting business and is involved in other business ventures. Mr. Gibson also serves on the Board of Trustees of Rose-Hulman Institute of Technology. Mr. Gibson has also served on the Indiana Judicial Nominating Commission and is currently serving as vice chairman of the Ports of Indiana Commission as well as the board of directors for the Methodist Health Foundation Inc. in Indianapolis. Mr. Gibson currently serves as Chairman of the Board of the Visiting Nurses Association and Hospice of the Wabash Valley. He holds a B.S. degree from Rose-Hulman Institute of Technology.
As a businessman and entrepreneur involved in a variety of business ventures, Mr. Gibson provides the Board with invaluable insight into industries and markets in which we and our clients do business. As a developer, Mr. Gibson provides counsel on market expansion. His service on various commissions, not-for-profits and boards also provides valuable political and governance perspectives.
Norman D. Lowery, Age 53
Mr. N. D. Lowery joined the Board in 2020 and is the Chief Operations Officer of the Corporation and the Bank, serving since 2010. He joined the Corporation in 1990 and has held a management position in Private Banking, as well as having been a Trust Investment Officer. Mr. Lowery serves on the Corporation’s Acquisition, Asset and Liability, Cybersecurity, Data Processing and Bank Operations, Disaster Recovery, Disclosure, Enterprise Risk Management, Executive, Reserve Analysis, Records Management, Social Media and Strategic Planning Committees and Employee Benefits Sub-Committee. He also serves on the Bank’s Asset and Liability, Cybersecurity, Data Processing and Bank Operations, Disaster Recovery, Disclosure, Enterprise Risk Management, Executive, Executive Loan, Loan, Pricing, Records Management, Reserve Analysis, Social Media, Strategic Planning and Technology Committees. Mr. Lowery received his B.A. degree from Indiana University and a Master of Business Administration degree from Indiana Wesleyan University. Mr. Lowery formerly held several professional accreditations, including, a Financial Industry Regulatory Authority Series 7 license; Uniform Securities Agent Series 63 license; and a Uniform Investment Adviser Series 65 license. He is also an accredited Fiduciary Investment Manager. Mr. Lowery is a graduate of the Cannon Financial Institute Trust Investment School and Private Banking School. Mr. Lowery also graduated from the ABA Stonier Graduate School of Banking. Mr. N. D. Lowery serves as Chairman of the Board of Directors and Chief Executive Officer of Deep Vein Coal Company, Inc., which was voluntarily dissolved in February 2020 and in the process of winding up. Mr. N. D. Lowery serves as a member of the Terre Haute Chamber of Commerce’s Board of Directors.
Mr. N. D. Lowery maintains in-depth knowledge and experience concerning the Bank’s operations, customers and markets. His professional background and leadership role in various operational aspects, such as acquisitions and pandemic response, provide the Board with the expertise and detailed internal knowledge regarding issues facing the Corporation and the Bank.

Paul J. Pierson, Age 70
Mr. Pierson joined the Board in 2019 and serves on the Corporation’s Director’s Enterprise Risk Management, Enterprise Risk Management, Governance and Nominating Committees, as well as the Bank’s Director’s Enterprise Risk Management, Enterprise Risk Management, Trust and Asset Management and Loan Committees. After 25 years of service as a Circuit Court Judge in Sullivan County, Mr. Pierson retired as a Senior Judge for the State of Indiana. Mr. Pierson also served as a Judge Advocate General’s Officer retiring after 20 years of service in the United States Army and the Indiana National Guard. In addition to his extensive public service, Mr. Pierson was a private attorney for seven years with Lowry, Reed, & Pierson. Mr. Pierson earned his B.S. from Indiana University and Doctor of Jurisprudence from California Western School of Law. Currently, he lives in Evansville, Indiana, which is the location of a Bank branch and loan production office.
Mr. Pierson’s history as a private practice attorney and judge provides the Board with an enhanced legal and regulatory perspective. Given our proximity to Fort Campbell and other military facilities, his long history of military service provides our board with a perspective on issues important to active-duty military and veterans. A resident in Vanderburgh County, Mr. Pierson provides insight concerning one of the Corporation’s growth markets.
Richard J. Shagley, Age 74
Mr. Shagley joined the Board in 2020 and serves on the Corporation’s Director’s Enterprise Risk Management and Enterprise Risk Management Committees and the Bank’s Director’s Enterprise Risk Management, Enterprise Risk Management, Investment and Loan Committees. Admitted to the Indiana Bar in 1971, Mr. Shagley’s experience includes pension plans, ERISA funds, trust funds and real estate. Mr. Shagley is also admitted to practice before the United States Supreme Court. Mr. Shagley has a legacy of public service; serving on the Board of Trustees for Indiana State University and other civic organizations. Mr. Shagley earned his B.S. from Indiana State University and his Doctor of Jurisprudence from Indiana University.
Mr. Shagley’s history of leadership in various civic boards and foundations brings the Board a valuable resource for identifying and meeting the issues facing any organization. His specific experience in issues facing pension plans, trusts, construction and real estate give him insight into the business aspects of our clients and our clients’ markets.
Directors whose term expires in 2021:
W. Curtis Brighton, Age 67
Mr. Brighton joined the Board in 2004. He serves as Chairman of the Director’s Enterprise Risk Management Committees of the Corporation and the Bank. In addition, Mr. Brighton serves as a member of several Corporation and Bank committees. For the Corporation, he serves on the Audit, Enterprise Risk Management, Executive, Loan Policy and Procedures, and Loan Review Committees. For the Bank, he serves on the Enterprise Risk Management, Executive, Executive Loan, Loan, and Loan Policy and Procedures Committees. Mr. Brighton is the president and serves on the board of directors of Templeton Coal Company, Inc., a privately held company with interests in manufacturing, distribution, real estate and mineral leasing. Prior to this, he held the positions of president and general counsel for Hulman & Company, a privately held company with interests in broadcasting, motorsports entertainment, real estate and food manufacturing. He formerly was a private practice attorney for 12 years. Mr. Brighton is also the president and a member of the board of directors of Lynch Coal Operators Reciprocal Corporation, which was voluntarily dissolved in July 2020 and is in the process of winding up operations. Mr. Brighton has extensive experience serving as a director of not-for-profit and charitable organizations. Mr. Brighton earned a B.S. degree in Business Administration from Indiana State University and a Doctor of Jurisprudence degree from Drake University.
Mr. Brighton’s history as a private practice attorney provides the Board with an enhanced legal and regulatory perspective. As a businessman providing leadership to companies with varied commercial interests, Mr. Brighton provides insight into the industries and markets in which we and our clients do business.
Michael A. Carty, Age 70
Mr. Carty joined the Board in 2020 and serves on the Corporation’s Audit Committee as well as on the Bank’s Investment, Loan, Trust and Asset Management Committees. A licensed CPA for over 30 years, Mr. Carty has vast experience and knowledge involving fiscal responsibility, auditing, accounting and banking, and has been determined by the Board to qualify as an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission (“SEC”). Mr. Carty served on the Board of Directors of Centier Bank from 2012–2016, where he served on their audit, investment, loan and compensation committees. Mr. Carty also served as the Corporation’s Senior Vice President, Secretary and Chief Financial Officer from 1976 until his retirement in 2010. Mr. Carty currently serves on the Vermillion County, Indiana, Council where he has served since 2008. Mr. Carty earned his B.S. in Accounting from Indiana State University.
Mr. Carty’s career in accounting, banking, fiscal oversight and auditing provides the Board with the expertise in those areas and his qualifications as a CPA, as a former CFO of the Bank, give Mr. Carty firsthand and detailed knowledge of the Bank’s customers, operations and markets.
William R. Krieble, Age 73
Mr. Krieble joined the Board in 2009 and serves on the Bank’s Affirmative Action, Compensation and Employee Benefits, Cybersecurity, Director’s Enterprise Risk Management, Enterprise Risk Management, Loan and Community Reinvestment Act Committees. Mr. Krieble also serves on the Corporation’s Compensation and Employee Benefits, Director’s Enterprise Risk Management, Enterprise Risk Management, Affirmative Action and Cybersecurity Committees. Mr. Krieble retired after 41 years of service to the State of Indiana where he most recently served as the program director for the Division of Disability and Rehabilitative Services of the State of Indiana. He received his B.S. and M.S. degrees from Indiana State University.
Mr. Krieble’s years of long service to the State of Indiana provides the Board with valuable political and governmental perspectives. He has extensive history of service with charitable and human service organizations addressing human service issues including the disabled and disadvantaged.
Tina J. Maher, Age 73
    Ms. Maher joined the Board in 2019 and serves on Corporation’s Affirmative Action Committee, Audit Committee and the Bank’s Affirmative Action, Audit and Loan Committees. Ms. Maher retired from the Vigo County School Corporation. Since 1985 she has maintained the financial records for Maher Law Office and Maher Farms. Ms. Maher received her B.S. and M.S. degrees from Indiana University. Ms. Maher has served on numerous not-for-profit boards and held several positions including chairperson, secretary and treasurer.
Due to our extensive farm lending program, Ms. Maher provides the Board with valuable insight regarding issues facing farmers and the agricultural industry. Also, as a female business owner, Ms. Maher provides important perspectives on women-owned businesses. She also has extensive civic and charitable service.
Ronald K. Rich, Age 82
Mr. Rich joined the Board in 2005 and serves as the Chairman of the Corporation’s Governance and Nominating Committee as well as the Corporation’s lead independent director. He is a member of the Corporation’s Compensation and Employee Benefits, Executive, Director’s Enterprise Risk Management and Enterprise Risk Management Committees. Mr. Rich also is a member of the Bank’s Compensation and Employee Benefits, Executive, Director’s Enterprise Risk Management and Enterprise Risk Management and Loan Committees. Mr. Rich formerly served as a financial representative for Northwestern Mutual Financial Network. He holds Chartered Life Underwriter and Chartered Financial Consultant designations from The American College of Financial Services.
Mr. Rich’s long service in the financial and insurance industries brings specific knowledge of matters affecting the Corporation’s insurance matters. He has served as the Corporation’s lead independent director since 2005. Mr. Rich also possesses valuable insight regarding our markets and our various client bases.
Board Composition
The Governance and Nominating Committee believes that well-functioning boards consist of a diverse collection of individuals that bring a variety of complementary skills. The Governance and Nominating Committee generally considers each director eligible for nomination in the broad context of the overall composition of our Board with a view toward constituting a Board that, as a body, possesses the demonstrated senior leadership and management experience to oversee our business. Historically the Governance and Nominating Committee sought directors that bring broad and varied skills and knowledge from retail and wholesale businesses, not-for-profits, legal, financial and government services. As illustrated by the substantial Board refreshment discussed and as further discussed in this proxy statement’s Corporation Governance section on page [ ], the Board has affirmed its commitment to seeking membership with diversity of experience, qualifications, attributes and skills.

Board Meetings and Attendance

During the year ended December 31, 2020, the Board met 17 times. Each director attended more than 75% of the aggregate of (i) all meetings of the Board held while he or she was a director and (ii) all meetings of committees on which he or she served during the period that he or she served on the committee. Although the Corporation has no formal policy on director attendance at Annual Meetings of shareholders, they are encouraged to attend such meetings. All directors on the Board at that time attended the 2020 Annual Meeting of Shareholders.
Committees

The Board has established a number of committees that facilitate the administration and oversight of the Corporation. Among these committees are the Governance and Nominating, Audit, and Compensation and Employee Benefits Committees.
Governance and Nominating Committee Members consist of Gregory L. Gibson, Ronald K. Rich (Chairman), Paul J. Pierson and William J. Voges and, as of January 2021, James O. McDonald. The Board has determined that Messrs. Gibson, Rich, Pierson, Voges and McDonald are independent under the rules of the NASDAQ Global Select Market. The Governance and Nominating Committee met four times during 2020.
The primary objectives of the Governance and Nominating Committee are to assist the Board in developing and recommending corporate governance policies and guidelines for the Corporation and identifying, evaluating and nominating persons for election to the Board and appointment to the committees of the Board. A copy of the Governance and Nominating Committee Charter, which was updated by the Board in November 2020, is available on the Corporation’s web site at www.first-online.bank on the “Investor Relations” page of the website under the link “Governance Documents.”
Audit Committee Members consist of W. Curtis Brighton, Thomas T. Dinkel (Chairman), Tina J. Maher, and, as of January, 2021, Mark J. Blade and Michael A. Carty. The Board has determined that Messrs. Brighton, Dinkel, Carty, Blade and Ms. Maher are independent under SEC Rule 10A-3 and the rules of the NASDAQ Global Select Market, and that Mr. Carty qualifies as an “audit committee financial expert” as defined by the rules of the SEC. The Board has further determined that each member of the Audit Committee is financially sophisticated under the applicable NASDAQ rules. The Board selected the members of the Audit Committee based on the Board’s determination that they are fully qualified to monitor the performance of management, the public disclosures by the Corporation of its financial condition and performance, our internal accounting operations and our independent registered public accountants. The Audit Committee met four times during 2020.
The primary objectives of the Audit Committee are to assist the Board in its oversight of the following matters:
◦The integrity of our financial statements;

◦The qualifications and independence of our independent registered public accounting firm;

◦The performance of our internal audit function and independent registered public accountants;

◦Our compliance with certain applicable legal and regulatory requirements; and

◦Our system of disclosure controls and system of internal controls regarding finance, accounting and legal compliance.

In addition, among other responsibilities, the Audit Committee reviews the Corporation’s accounting functions, the adequacy and effectiveness of the internal controls and internal auditing methods and procedures. A copy of the Audit Committee charter, which was last updated by the Board in November 2020, is available on the Corporation’s website at www.first-online.bank on the “Investor Relations” page of the website under the link “Governance Documents.”
Compensation and Employee Benefits Committee Members consist of William R. Krieble, Thomas C. Martin, Ronald K. Rich and William J. Voges (Chairman). The Board has determined that Messrs. Krieble, Martin, Rich and Voges are independent under the rules of the NASDAQ Global Select Market. The Compensation and Employee Benefits Committee met four times during 2020.
The primary objective of the Compensation and Employee Benefits Committee is to review and approve the Corporation’s compensation strategy and the compensation of our executive officers and senior management. In addition, among other responsibilities, the Compensation and Employee Benefits Committee establishes guidelines and oversees the administration of executive compensation plans and arrangements, as well as certain employee benefit plans. A copy of the charter of the Compensation and Employee Benefits Committee, which was updated in November 2020, is available on the Corporation’s website at www.first-online.bank on the “Investor Relations” page of the website under the link “Governance Documents.”
Compensation of Directors

The goal of our director compensation package is to attract and retain qualified candidates to serve on the Board. In setting compensation, the Board considers compensation levels of directors of other financial institutions of similar size. Each director of the Corporation is also a director of First Financial Bank, N.A. (the “Bank”), the lead subsidiary bank of the Corporation. The non-employee directors receive director fees from both the Corporation and the Bank. During 2020, nonemployee directors received a $40,000 retainer from the Corporation and a $5,000 retainer from the Bank. During 2020, each non-employee director of the Corporation and the Bank received a fee of $750 for each board meeting attended for the Corporation or the Bank.
Non-employee directors also receive a fee for each meeting attended of the Audit Committee of $1,000, the Compensation and Employee Benefits Committee of $1,000, the Governance and Nominating Committee of $1,000 and the Loan Committee of the Bank of $500. No non-employee director served as a director of any other subsidiary of the Corporation.
Employee directors receive no compensation for their service on the boards or board committees of the Corporation and the Bank.
The table below summarizes the compensation paid by the Corporation to each non-employee director for service during the fiscal year ended December 31, 2020. Remuneration for new directors was paid pro rata with respect to service.
Director Compensation

	Fees Earned or
Name	Paid in Cash	Total
Mark J. Blade (1)	$5,750	$5,750
W. Curtis Brighton	81,000	81,000
Michael A. Carty (1)	5,750	5,750
Thomas T. Dinkel	81,000	81,000
Anton H. George (2)	10,000	10,000
Gregory L. Gibson	81,000	81,000
William H. Krieble	81,000	81,000
Tina J. Maher	81,000	81,000
Thomas C. Martin	81,000	81,000
James O. McDonald (1)	5,750	5,750
Paul J. Pierson	80,000	80,000
Ronald K. Rich	84,000	84,000
Richard J. Shagley (1)	5,750	5,750
William J. Voges	83,750	83,750
             (1) Appointed to the Board on November 17, 2020.
(2) Retired April 2020.
First Financial Corporation Directors’ Deferred Compensation Plan. Prior to 2011, directors of the Corporation and the Bank were permitted to participate in a directors’ deferred compensation plan. Under the plan, a director could elect to defer up to $6,000 of his or her director’s fees each year over a five-year period. The amount of deferred fees was used to purchase an insurance product, of which the Corporation is the beneficiary, that funds benefit payments. An amount equal to the face amount of the policy, in addition to an amount equal to the tax savings the Corporation will receive by obtaining the proceeds from the policy on a tax-free basis, will be paid to the director or his or her beneficiary. Payment will be made to the director or his or her beneficiary in 120 monthly installments beginning on the first day of the month after the earlier of the director’s 65th birthday or death. Each year from the initial date of deferral until payments begin, the Corporation accrues a non-cash expense, which will equal, in the aggregate, the amount of the payments to be made to the director over the ten-year period. For 2020, the allocated cost of the deferred directors’ fees was $111,411. This plan was closed to new participants in 2011. During 2020, no directors deferred amounts under this plan and those directors who have attained age 65 received payments attributable to previously deferred amounts under the plan in the following amounts: Mr. Brighton – $59,642, Mr. Dinkel – $54,000, Mr. Krieble – $10,363, Mr. Norman L. Lowery – $142,414 and Mr. Voges – $21,818.
Director Stock Ownership Guidelines

The Board believes that directors more effectively represent the Corporation’s shareholders if they are shareholders themselves. Therefore, the Board has adopted stock ownership guidelines applicable to all directors, other than Norman L. Lowery, President and CEO and Norman D. Lowery, COO, who are subject to the stock ownership guidelines for executive officers discussed under “Compensation Discussion and Analysis.” Under the guidelines, directors must own a number of shares of the Corporation’s common stock equal in value to three times their annual Corporation retainer for services as a director. Additionally, directors may not dispose of shares of Corporation stock until they have satisfied the guidelines. Directors are expected to be in compliance with the stock ownership guidelines not later than five years after the date of their initial election or appointment as a director of the Corporation. In the case of individuals who were directors when the current guidelines became effective, compliance was required by February 21, 2017. All of our non-employee directors have met their stock ownership levels under these guidelines except for Messrs. Blade and Carty who were appointed as directors November 17, 2020 and have five years from the date of appointment to satisfy the guidelines.
Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation and Employee Benefits Committee was or is an officer or employee of the Corporation and no executive officer of the Corporation served or serves on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or on the board of directors of any company that employed or employs any member of the Corporation’s Compensation and Employee Benefits Committee. In addition, no executive officer of the Corporation served or serves on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any company one of whose executive officers serves on our Board.
W. Curtis Brighton serves as a member of the board of directors and the president of Lynch Coal Operators Reciprocal Corporation (“Lynch Coal”), which was voluntarily dissolved in July 2020 and is in the process of winding up. Norman L. Lowery was a member of Lynch Coal’s board of directors until his resignation in 2020. During Mr. Lowery’s service as a board member of Lynch Coal, the Board found no interlocking conflicts.
Certain Relationships and Related Transactions
Certain family relationships exist among the executive officers of the Corporation. Norman L. Lowery (the Chairman, President and Chief Executive Officer of the Corporation and the Bank) is the father of Norman D. Lowery (Director and the Chief Operating Officer of the Corporation and the Bank). There are no arrangements or understandings between any of the directors and executive officers pursuant to which any of them have been selected for their respective positions.
The Audit Committee is responsible for approving any transactions between the Corporation or its subsidiaries and any related party, including loans or extensions of credit to the subsidiaries and any sale of assets or other financial transactions. Directors and executive officers of the Corporation and their associates were customers of, and have had transactions with, the Corporation and its subsidiaries in the ordinary course of business during 2020. Comparable transactions may be expected to take place in the future. During 2020, various directors and executive officers of the Corporation and their respective associates were indebted to the subsidiary banks from time to time. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for similar transactions with other persons not related to the Corporation and did not involve more than the normal risk of collectability or present other unfavorable features. Loans made to directors and executive officers that are subject to federal banking regulations are exempt from the insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.
Related party transactions are evaluated on a case-by-case basis in accordance with the applicable provisions of the Articles of Incorporation and the Code of Business Conduct and Ethics of the Corporation.
The provisions of the Articles of Incorporation apply to contracts or transactions between the Corporation and (i) any director; or (ii) any corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity in which any director has a material financial interest or of which any director is a director, officer or trustee. The provisions of the Code of Business Conduct and Ethics apply to the directors, officers and employees of the Corporation.
The Articles of Incorporation provide that a contract or transaction between the Corporation and any of the persons described above is valid for all purposes if the material facts of the contract or transaction and the director’s interest were disclosed or known to the Board, a committee of the Board with authority to act thereon or the shareholders entitled to vote thereon and the Board, such committee or such shareholders authorized, approved or ratified the contract or transaction.
The Code of Business Conduct and Ethics provides that directors, officers and employees of the Corporation must make business decisions for the Corporation free of conflicting influences. Such persons are expected to avoid situations that may lead to real or apparent material conflicts between such person’s self-interest and such person’s duties or responsibilities as a director, officer or employee of the Corporation. The Chief Compliance Officer is responsible for annually reaffirming compliance with the Code of Business Conduct and Ethics by the directors, officers and employees of the Corporation.

INFORMATION ABOUT THE NAMED EXECUTIVE OFFICERS

The name, age, position and business experience of each named executive officer who is not a member of the Board is described below:
Rodger A. McHargue, Age 59
Mr. McHargue is the Chief Financial Officer of the Corporation and the Bank and also the Secretary and Treasurer of the Corporation, serving since 2010. He joined the Corporation in 1994. He received a B.S. degree in Economics and Finance from Indiana State University and an Master of Business Administration from Indiana State University. He is also a graduate of the ABA Stonier Graduate School of Banking.
Steven H. Holliday, Age 60
Mr. Holliday is the Chief Credit Officer of the Corporation and the Bank, serving since 2012. Prior to joining the Corporation, Mr. Holliday was a Senior Vice President and Commercial Lending Executive at Old National Bancorp. Mr. Holliday received his B.S. in Business from Indiana State University and an Master of Business Administration from the University of Illinois. He holds a Credit Risk Certification designation through The Risk Management Association and is a graduate of Southern Illinois University School of Banking.
Karen L. Milienu, Age 60
Ms. Milienu is the Chief Branch Banking Officer for the Bank, serving since 2011. She joined the Corporation in 1997 and served as the Human Resources Director. Ms. Milienu received her B.A. degree from Purdue University and M.S. degree from Indiana University. Ms. Milienu holds several professional accreditations including Senior Professional in Human Resources, Certified Compensation Professional, Certified Sales/Management Development Trainer, and Certified Sales Trainer.
CORPORATE GOVERNANCE

General

The Corporation aspires to the highest ethical standards for its employees, officers and directors and remains committed to the interests of its shareholders. The Corporation believes it can achieve these objectives with a plan for corporate governance that clearly defines responsibilities, sets high standards of conduct and promotes compliance with the law. To maintain a level of corporate governance that is commensurate with contemporary risks, the Board updated various policies, procedures and committee charters in 2020, including, but not limited to, the Code of Business Conduct and Ethics, Governance Guidelines, Information Security Policy and procedures, Insider Trading Policy, Audit Committee Charter, Compensation and Employee Benefits Committee Charter and the Governance and Nominating Committee Charter. Certain of these governance documents are discussed below.
Consideration of Director Candidates

Pursuant to our Corporate Governance Guidelines, which were updated in November 2020, the Board is formally committed to seeking individuals of high personal and professional integrity who have the characteristics, skills and experiences to meaningfully contribute to sound business leadership of the Corporation. The Board values diverse perspectives and believes varied skills, knowledge and experiences contribute to robust discussions and thorough analysis of matters presented at its meetings.
To this end, the Board has tasked the Governance and Nominating Committee with ongoing consideration of the evolving needs of the Board as it searches for candidates who will fill any current or anticipated gaps. The Governance and Nominating Committee evaluates the entirety of each candidate’s credentials and consideration must be given to at least the following qualifications:
•Personal and professional integrity,
•Character;
•Business judgment;
•Skills;
•Expertise;
•Dedication and background;

•Diversity with respect to gender, race, ethnicity and experience;
•Time availability to serve in light of other commitments; and
•Conflicts of interest.

The Governance and Nominating Committee must ensure that the initial list of candidates from which new nominees are chosen includes qualified individuals with a diversity of race, ethnicity and/or gender. With respect to directors who are nominated for re-election, the Governance and Nominating Committee also considers such director’s previous contributions to the Board.
In keeping with the Board’s directives, over the past two years, the Governance and Nominating Committee led a substantial effort to refresh the Board’s membership. As a result, eight (8) new directors were added to the Board, five (5) of whom were added in 2020. These new members bring to the Board gender and racial diversity and, with backgrounds in law, the military, agriculture, education, the automobile industry, government and financial services, these new directors complement the Board’s prior-existing qualifications.
Board Leadership Structure and Lead Independent Director

Our Board regularly reviews and assesses the effectiveness of our leadership structure and will implement any changes as it deems appropriate.
Our Corporate Governance Guidelines do not have a fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer, which provides the Board with flexibility to react to evolving circumstances and select from time to time the Board leadership structure it deems to be in the best interests of the Corporation and its shareholders.
Norman L. Lowery serves as Chairman of the Board and Chief Executive Officer. The Board has appointed the Chairman of our Governance and Nominating Committee, Ronald K. Rich, to serve as our Lead Independent Director to preside at all meetings of the independent directors. As Lead Independent Director, Mr. Rich acts as a liaison between the Board and the Chief Executive Officer. He also develops the agendas for the executive sessions. Mr. Rich has served in this capacity since 2005.
Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing management of the Corporation’s risks. The Board regularly reviews information regarding the Corporation’s financial results, operations and liquidity, as well as the risks associated with each.
Audit Committee
The Audit Committee oversees management of the Corporation’s financial risks, including the oversight of our internal audit function, our internal controls over financial reporting and our disclosure controls and procedures and our management of potential conflicts of interest.
Compensation and Employee Benefits Committee
The Compensation and Employee Benefits Committee is responsible for overseeing the management of risks relating to the Corporation’s executive compensation plans and arrangements. Among other things, this committee oversees the administration and operation of retirement, ESOP and 401(k) plans as well as the LTIP and STIP.
Governance and Nominating Committee
The Governance and Nominating Committee manages risks associated with the independence of the Board, succession planning, and strategic and reputation risks associated with the Corporation’s governance structure. To this end, the committee is tasked with monitoring and advising on the implementation and operation of the Corporation’s Code of Business Conduct and Ethics as well as the Corporate Governance Guidelines, which were updated in November 2020 to include a formalized commitment to seek Board candidates that represent racial, ethnic and gender diversity. Also updated in November of 2020, to monitor for risk associated with environmental, social or governance programs, the Governance and Nominating Committee Charter requires a periodic review of ESG initiatives and strategy.

Enterprise Risk Management
The Director’s Enterprise Risk Management Committee and the Enterprise Risk Management Committee advise and assist the Board in its oversight and management of enterprise risk. These committees receive regular reports from management and meet no less frequently than quarterly to discuss matters relating to the management of the various components of enterprise risk, including credit, interest rate, liquidity, compliance, technology, transaction, reputation and strategic risks. The Director’s Enterprise Risk Management Committee is composed of W. Curtis Brighton (Chairman), William R. Krieble, Thomas C. Martin, Paul J. Pierson, Ronald K. Rich and Richard J. Shagley, all of whom are responsible for, by way of example not limitation, coordinating risk management issues with other Board and management-level committees as well as establishing and maintaining effective policies, procedures and practices for identifying, measuring and mitigating enterprise risk. Our management-level Enterprise Risk Management Committee is composed of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Credit Officer, Chief Risk Officer (Chairman), Chief Compliance Officer, Chief Branch Banking Officer, Chief Information and Operations Officer, Chief Information Security Officer, General Counsel, Director of Human Resources, Director of Internal Audit, Chief Revenue and Experience Officer, Loan Review Manager, Security Officer, Senior Operations Manager and the President of our subsidiary, The Morris Plan Company of Terre Haute, Inc.
Cybersecurity
The Corporation’s and the Bank’s Cybersecurity Committees, which are led by the Chief Information Security Officer (“CISO”), evaluate and oversee the management of risks relating to our information technology infrastructure and oversee implementation of the Corporation’s Information Security Program. Members of these committees include Messers. Dinkel, Krieble and McDonald, independent members of the Board, as well as N.L. Lowery, our Chief Executive Officer and Board member and N.D. Lowery, our Chief Operating Officer and Board member, and members of the Incident Response Team, which is a multi-departmental group responsible for addressing unauthorized use or access to confidential information in accord with the Corporation’s Incident Response Plan. In November 2020, the Corporation and the Bank consolidated several information security policies into a single, integrated Information Security Policy to enhance our cybersecurity efforts. Under the Information Security Policy, the CISO continues to report directly to the Board no less than quarterly regarding cybersecurity threats, technology-related community outreach and internal cyber defenses, including, but not limited to, the results of independent third-party and internal information security audits, associate training, regular newsletters, penetration testing and other breach-prevention efforts. In addition, the CISO reports to the Board annually, providing a retrospective cybersecurity during the previous year. The Corporation has procured cyber liability insurance, regularly trains associates and provides community outreach regarding cybersecurity precautions and threats and annually audits the Information Security Program.
Community Reinvestment and Fair Lending
The Corporation’s and the Bank’s CRA and Fair Lending Committees are integral to balancing sustainability efforts with safe and sound business practices. The CRA Committee evaluates and oversees the management of risks relating to our compliance with the Community Reinvestment Act. The Bank’s Fair Lending Committee evaluates and oversees the management of risks relating to our lending policies and practices, including compliance with federal fair lending laws and regulations.
While each committee is responsible for evaluating certain risks and overseeing the management of these risks, the entire Board is regularly informed about such risks through committee reports.
Director Independence

The Board has determined that all current members of the Board except Norman L. Lowery and Norman D. Lowery are independent, as independence is defined under the listing standards of the NASDAQ Global Select Market applicable to the Corporation. In addition to executive sessions, with and without the Chief Executive Officer, following each Board meeting, the Independent Directors met four times during 2020.
Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines containing general principles regarding the functions of the Board and its committees. The Governance and Nominating Committee periodically reviews the Corporate Governance Guidelines and, as was done in 2020, will recommend changes to the Board as it deems appropriate. As a result, the revised Corporate Governance Guidelines were approved by the Board in November 2020. A copy of the Corporate Governance Guidelines is available on the Corporation’s website at www.first-online.bank on the “Investor Relations” page of the website under the link “Governance Documents.”

Code of Business Conduct and Ethics

In November 2020, the Board reviewed and revised the Code of Business Conduct and Ethics that applies to all of the Corporation’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller. The Corporation discloses any amendments to the Code of Business Conduct and Ethics by posting such amendments on its website. In addition, any waivers of the Code of Business Conduct and Ethics for directors or executive officers of the Corporation will be disclosed in a report on Form 8-K filed with the SEC. Consistent with historical performance, there were no waivers in 2020. A copy of the Code of Business Conduct and Ethics is available on the Corporation’s web site at www.first-online.bank on the “Investor Relations” page of the website under the link “Governance Documents.”
Anti-Hedging and Anti-Pledging Policy
Hedging and similar monetization transactions by a director or an executive officer can lead to a misalignment between the objectives of that director or executive officer and the objectives of our shareholders. Accordingly, all directors, officers and employees are prohibited from engaging in hedging or monetization transactions with respect to the securities of the Corporation. In addition, the Insider Trading Policy approved by our Board in November 2020 includes an anti-pledging provision to further align interests of leadership, associates and shareholders.
Communications with Directors

Any shareholder who desires to contact the Chairman of the Board, the Lead Independent Director or the other members of the Board or who desires to make a recommendation of a director candidate for consideration by the Governance and Nominating Committee, may do so electronically by sending an email to the following address: directors@ffc-in.com. Alternatively, a shareholder can contact the Chairman of the Board, Lead Independent Director, Chairman of the Governance and Nominating Committee or the other members of the Board by writing to: First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808. Communications received electronically or in writing are distributed to the Chairman of the Board, Lead Independent Director, Chairman of the Governance and Nominating Committee or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then they will be forwarded by the Secretary to the Chairman of the Audit Committee for review.
Governance Documents

For further information, including electronic versions of our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation and Employee Benefits Committee Charter and Governance and Nominating Committee Charter, please contact the Secretary of the Corporation, Rodger A. McHargue, First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, (812) 238-6000 or visit our website at www.first-online.bank on the “Investor Relations” page of the website under the link “Governance Documents.”

AUDIT COMMITTEE REPORT
In accordance with its written charter adopted by the Board, the Audit Committee of the Board assisted the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation. During 2020, the Audit Committee met four times and the Audit Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with management and the independent public accounting firm prior to public release.
In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent public accounting firm a formal written statement describing all relationships between the independent public accounting firm and the Corporation that might bear on the independent public accounting firm’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent public accounting firm any relationships that may impact the independent public accounting firm’s objectivity and independence and satisfied itself as to the independent public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent public accounting firm the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.
The Audit Committee discussed and reviewed with the independent public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and, with and without management present, discussed and reviewed the results of the independent public accounting firm’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.
The Audit Committee reviewed and discussed the audited financial statements of the Corporation as of and for the year ended December 31, 2020, with management and the independent public accounting firm. Management represented to the Audit Committee that the Corporation’s financial statements as of and for the year ended December 31, 2020 were prepared in accordance with accounting principles generally accepted in the United States. Management has the primary responsibility for the preparation of the Corporation’s internal controls and financial statements and the independent public accounting firm has the responsibility for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board.
Based on the above-mentioned review and discussions with management and the independent public accounting firm, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in its 2020 Annual Report on Form 10-K for filing with the SEC.

Members of the Audit Committee

Thomas T. Dinkel, Chairman
W. Curtis Brighton
Tina J. Maher
Michael A. Carty
Mark J. Blade

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for our Named Executive Officers (“NEOs”) listed below. This CD&A also summarizes the Compensation and Employee Benefits Committee’s (“Compensation Committee” or “Committee”) process for making pay decisions, as well as its rationale for specific decisions related to the 2020 performance year.

NEO	Position
Norman L. Lowery	Chief Executive Officer and President (our “CEO”)
Rodger A. McHargue	Chief Financial Officer (our “CFO”)
Norman D. Lowery	Chief Operations Officer (our “COO”)
Steven H. Holliday	Chief Credit Officer
Karen L. Milienu	Chief Branch Banking Officer
EXECUTIVE SUMMARY
Our 2020 Performance
During 2020, we faced challenges unlike those seen before. In response to the spread of COVID-19, NEOs and associates implemented a pandemic response plan. Among other things, we shifted to drive-up and appointment- only banking, restricted business travel, facilitated remote working arrangements when possible, practiced social distancing and encouraged all of our associates to follow the Centers for Disease Control and Prevention guidelines. Protecting the health and safety of our associates, customers, their families and the communities we serve was and continues to be our first priority.
Despite the headwinds of the global pandemic and the resulting slowdown in business activities due to restrictions within the four states in which we operate, we delivered a third consecutive year of record earnings in 2020. Financial highlights included:
•Record net income for a third consecutive year of $53.8 million versus $48.9 million for fiscal 2019, which is an increase of 10.02%.
•Diluted net income per common share of $3.93 for fiscal 2020 versus $3.80 for fiscal 2019, which is an increase of 3.42%.
•Dividends declared of $1.05 per common share, our 32nd consecutive year of increased dividends.
•Improved efficiency ratio of 58.40% compared to 59.89% for 2019.

Shareholder Engagement and Responsiveness to 2020 Say-on-Pay Vote
In 2020, our executive compensation program received the support of 73.5% of the total votes cast at our Annual Meeting. As a result, we enhanced our shareholder engagement activities to better understand investors’ perspectives on our executive compensation program and any concerns that motivated this level of support for our 2020 say-on-pay proposal.
We reached out to shareholders representing over 38% of our shares outstanding, including all holders within our top 50 shareholders who disclosed voting “no” on say-on-pay at the 2020 Annual Meeting. We also reached out to two principal proxy advisory firms. We had conversations with holders of approximately 16% of our shares outstanding and one of the proxy advisory firms. Mr. Voges, the chair of our Compensation Committee, and Mr. McHargue, our Chief Financial Officer, participated in all meetings and reported to the Compensation Committee on the feedback received.
These meetings helped validate that our shareholders continue to be broadly supportive of the overall philosophy, objectives and design and pay mix of our program. Shareholders also expressed their appreciation of our engagement efforts and the opportunity to engage with our Compensation Committee chair. During these discussions, the most significant piece of feedback we received was that shareholders would like to see additional disclosures, providing us with an important perspective on how to better explain our program in the CD&A as we move forward.
Based on this feedback, we have made several enhancements to our disclosure, which include additional narrative relating to the mechanics and threshold, target and maximum payouts under our incentive program as well as the Compensation Committee’s rationale for goal selection. We have also included more details on the impact of the shifting pension value on reported compensation in the Summary Compensation Table.

We will maintain an open dialogue with our shareholders to help ensure that we have ongoing and current information on investor perspectives.
Strong Compensation Pay Policies & Practices
Our executive compensation program is grounded in the following policies and practices, which promote sound compensation governance, enhance our pay-for-performance philosophy and further align our executives’ interests with those of our shareholders:

	WHAT WE DO		WHAT WE DO NOT DO
✓	Significant emphasis on performance-based, “at-risk” compensation	x	No non-performance based incentive awards
✓	Incentive award metrics that are objective and tied to key company performance metrics.	x	No hedging or pledging transactions by executive officers or directors
✓	Equity awards granted based on performance and which vest over three years to promote retention	x	No excise tax gross-ups in our employment agreements
✓	Incentive plans with threshold performance and associated payout levels, below which no incentive awards are paid. Threshold payouts for both the STIP and LTIP are 80% of target.	x	No automatic renewal (“evergreen”) provisions in our employment agreements.
✓	Incentive plans with capped maximum payouts (125% of target for the STIP for the CEO, 120% of target for the STIP for other NEOs and 150% of target for the LTIP for the CEO, 125% of target for the LTIP for the other NEOs, but 110% for the Chief Branch Banking Officer)	x	No “single trigger” change in control severance
✓	Compensation recoupment “claw-back” policy.
✓	Share ownership guidelines (for executives and directors)
✓	Maintain target total cash compensation and target total direct compensation for our NEOs which, in aggregate, is aligned with market-competitive levels.
2020 Compensation Actions
As further detailed on pages [ ] through [ ], the Compensation Committee took the following actions concerning the 2020 compensation of our CEO and other NEOs:
•Base Salaries. Prior to the onset of the COVID-19 pandemic, the Committee approved base salary adjustments for 2020 based on individual performance and experience considerations for each NEO.
•Short-Term Incentive Compensation. Under our short-term incentive plan (“STIP”), we used two Corporation-wide performance measures—net income and efficiency ratio—to assess the performance of our CEO. For our other NEOs, Bank-level net income and efficiency ratio, controllable Bank departmental and additional Bank measures were used. No adjustments were made to the performance goals or to the results achieved due to the effects of the COVID-19 pandemic.
•Long-Term Incentive Compensation. We make awards to our CEO and other NEOs under our performance-based long-term equity incentive plan (“LTIP”) in February of each year based on how we have performed against certain performance measures over the prior three-year period. For the awards made in February 2021, we used four measures—return on assets, return on equity, tangible book value and earnings per share. We granted awards in February 2021 based on performance through 2020. No adjustments were made to the performance goals or to the results achieved due to the effects of the COVID-19 pandemic.
2020 CEO Compensation At-A-Glance

Our CEO’s target total direct compensation (base salary, STIP and LTIP awards) for 2020 was unchanged relative to his target total direct compensation for 2019, with the exception of a 1.5% base salary increase in 2020. Our strong financial performance in 2020, including a 10.17% year-over-year increase in net income, resulted in actual 2020 compensation awarded to the CEO which was 4.18% above his 2019 awarded compensation:

•The CEO received a base salary increase of 1.5% in 2020, below the overall salary increase budget of 3.2%, consistent with the CEO’s desire to increase the salary budget dollars available for other employees.
•Our 2020 record net income and improved efficiency ratio resulted in an above target STIP payout of 105.96%, compared to our 2019 performance which produced a slightly below target payout of 99.50%.
•Our strong performance also resulted in 2020 LTIP payout percentage of 107.38% for 2020, which was higher than the payout percentage of 103.21% for 2019.

Effect of Changes in Pension Value on Year-to-Year Changes in Reported Compensation
Feedback we received from our shareholder outreach indicated that the change in pension value amount included in our Summary Compensation Table on page [•] creates “noise” and distracts shareholders from gaining a full understanding of the decisions on compensation made by the Compensation Committee. The change in pension value reported in the Summary Compensation Table does not represent current compensation and is not considered total direct compensation awarded by the Compensation Committee for any given year. The change in pension value reported in the Summary Compensation Table is an actuarially determined value based on certain assumptions used in the preparation of our annual financial statements. Changes to the assumptions that are beyond our control, such as changes in the applicable discount rate and mortality tables, have introduced significant year-to-year volatility to the reported amount. Other factors, such as increases in the accrued benefit due to an additional year of service, changes in the five-year average pay on which the pension benefit is based, actuarial adjustments made for benefit payments starting before or after age 65 and changes in the offset for estimated benefits payable under the ESOP and certain other nonqualified plans, also affect the annual change in the present value of the pension benefits.
However, as the table below demonstrates, the change in pension value amount has resulted in significant swings in the reported compensation for our CEO, effectively hiding the relatively flat total direct compensation (base salary, STIP and LTIP awards) paid to our CEO as a result of the Compensation Committee’s decisions.

As Reported in the Summary Compensation Table	2018	2019	2020
Total Direct Compensation ................................................................	$1,447,749	$1,447,344	$1,464,575
Year-to-Year Change in Total Direct Compensation ........................		(0.03)%	1.19%
All Other Compensation ...................................................................	$122,230	$108,763	$106,556
Change in Pension Value .................................................................	$353,300	$1,403,069	$923,457
Total Compensation as Reported .....................................................	$1,923,279	$2,959,176	$2,494,588
Year-to-Year Change in Total Compensation as Reported ..............		53.86%	(15.70)%

WHAT GUIDES OUR EXECUTIVE COMPENSATION PROGRAM
Compensation Philosophy
Our goal is to maintain a competitive, balanced compensation program that rewards our NEOs for current year performance and for the creation of long-term shareholder value, without exposing the Corporation to unreasonable risk, including credit, interest rate, liquidity, reputation, compliance, and transaction risk. Our executive compensation philosophy is grounded on three fundamental principles:

Principle	Goal	How It Is Accomplished
Pay for Performance	Drive performance relative to our financial goals, balancing short-term operational objectives with long-term strategic goals.	Establish corporate, bank, departmental, and individual goals consistent with our strategic plan and budget that provide the basis for the short- and long-term metrics used to measure our success and the value that we create for shareholders.
Competitiveness	Pay at levels that will attract, motivate, and retain highly-qualified, talented executives who are focused on the long-term best interests of our shareholders.	Reward our executives for Corporation, Bank and individual performance. Align compensation and variable incentives with measurable, objective, business results and appropriate risk management.
Shareholder Alignment	Reinforce a culture of accountability and long-term commitment to shareholder value creation.	NEOs are required to be shareholders and own a minimum level of Corporation stock throughout their employment. LTIP awards are based entirely on performance and vest over a three-year period.

Total Direct Compensation and Its Components
To encourage our NEOs to execute our business plan and create shareholder value, we seek to align each executive’s compensation with our short-term and long-term financial goals. We focus on total direct compensation, which is the sum of base salary, short-term incentives, and long-term equity-based incentives. Our total direct compensation is weighted heavily toward results, with a substantial portion of direct total compensation “at risk.”
The following table shows the principal components of total direct compensation, each one contributing to the accomplishment of our compensation program goals:

Total Direct Compensation
Component	Role
Base Salary	Fixed cash compensation based on competitive pay levels, the executive’s performance, level of responsibility, experience and tenure to facilitate the acquisition and retention of talented, experienced management.
Short-Term Incentive (“STIP”)	Annual variable compensation, payable in cash, based on the achievement of pre-determined objective, Corporation or Bank performance goals to reward execution and performance which support and drive shareholder value.
Long-Term Incentive (“LTIP”)	Equity compensation awarded in February of each year based on the achievement of pre-established, long-term, objective, performance goals over a three-year period to align the executive’s compensation with the prudent management of the Corporation’s assets and earnings growth objectives.

Pay Mix
The charts below show the target total direct compensation of our CEO and our other NEOs for fiscal 2020. These charts illustrate that a large portion of NEO total direct compensation is variable for our CEO (53%) and for our other NEOs (an average of 41%).

THE PROCESS FOR SETTING EXECUTIVE COMPENSATION

Role of the Compensation and Employee Benefits Committee

The Compensation Committee is responsible for determining our executive compensation philosophy and the establishment, implementation and monitoring of our executive compensation program. The Committee is composed entirely of independent Directors as determined under the rules of the NASDAQ Global Select Market. Each year, the Compensation Committee reviews our executive compensation program to assure that the program and the compensation for each NEO are consistent with our compensation philosophy and, specifically, that a substantial portion of our NEOs’ compensation is paid only if pre-established, objective performance goals are met or exceeded. In exercising its duties, the Committee considers all elements of our executive compensation program, as well as individual performance, Corporation and Bank performance and market compensation considerations. The Compensation Committee determines the appropriate allocation of each NEO’s potential compensation among base salary, short-term incentive compensation, long-term incentive compensation and other components. Based on our strategic plan and budget, the Committee sets the appropriate goals and measures under the STIP and LTIP and communicates those goals and measures to covered NEOs in February.
Each year, the Compensation Committee also reviews our performance compared to short-term and long-term objectives, reviews our executive officer pay practices, evaluates risks associated with our executive compensation program and approves all awards under our short-term and long-term incentive plans. The Committee reports its decisions to the Board.
Selecting Performance Measures and Establishing Performance Goals

In analyzing financial measures and determining the performance goals for the year, the Compensation Committee spends significant time reviewing the Corporation’s Board-approved annual strategic plan and budget. The Committee then selects performance measures determined to be important to the Corporation’s, the Bank’s or a department’s successful execution of the strategic plan and performance to meet or beat the budget for the coming year. The Committee then establishes the performance goal for each performance measure based on the anticipated business levels and initiatives underlying the strategic plan and budget. The performance goals are intended to be stretch goals which are achievable through sustained execution of the strategic plan and without subjecting the Corporation to undue risk.
The Committee assigns weights to each of performance measures, with areas of focus for achieving greater overall performance assigned higher weightings. To focus management on sustaining its continued, disciplined execution and continuing earnings growth, more weight was assigned to income and expense-related measures.
Our current STIP performance measures focus on net income and efficiency. We believe these measures, which are within management’s control, most closely align management with the interest of shareholders. These fundamental measures have the greatest long-term controllable influence on share price.
Role of Management
Each year, prior to any adjustments in compensation, our CEO provides the Compensation Committee with a review of our strategic and financial performance and the compensation and performance of all NEOs other than himself. The CEO may make recommendations regarding the compensation of those NEOs to the Committee for review and approval. The Committee generally requests information relevant to its determinations from Corporation personnel, including our Chief Financial Officer. However, no NEO other than our CEO attends Committee meetings. The Committee invites our CEO to attend its meetings at which it discusses the compensation of NEOs; however, our CEO does not attend the portion of Committee meetings at which his compensation is discussed. The Corporation’s Human Resources Management provides information and other support to our CEO and the Committee in connection with the Committee’s deliberations.
Role of Outside Consultants

The Compensation Committee is authorized to retain its own advisors. For 2020, the Committee retained Pearl Meyer to serve as its independent compensation consultant. The Committee chose Pearl Meyer based upon the firm’s strong experience and reputation in working with banking organizations. Under its engagement letter, Pearl Meyer acknowledged that the firm was retained by and performs its services for the Committee. The Committee reviewed information provided by Pearl Meyer and did not identify conflicts of interest relating to Pearl Meyer’s work for the Committee. In performing work for the Committee, Pearl Meyer interacts with management as part of the process for developing information and data required by the Committee. Pearl Meyer has advised the Committee that our executive compensation program is generally aligned with market practice and that total cash compensation (base salary and STIP awards) and total direct compensation (base salary, STIP and LTIP awards) approximates the peer group median.

The Role of the Compensation Peer Group
For purposes of helping the Compensation Committee make decisions about setting compensation levels, Pearl Meyer, with input from management, developed the following peer group of regional banks for 2020:

Compensation Peer Group
1st Source Corporation	Great Southern Bancorp Inc.
City Holding Co.	Horizon Bancorp
CNB Financial Corp.	Independent Bank Corporation
Community Trust Bancorp, Inc.	Lakeland Financial Corp.
First Busey Corporation	Macatawa Bank Corporation
First Mid Bancshares, Inc.	MidWest One Financial Group, Inc
German American Bancorp Inc.	Peoples Bancorp, Inc.

The Compensation Committee, Pearl Meyer and management believe these companies represent a good cross-section of similarly sized financial institutions which, like us, operate significant branch networks outside of metropolitan areas.
    In its review, Pearl Meyer also found the design of the Corporation’s executive compensation program to be generally consistent with market best practices and the design of the peers. Pearl Meyer noted that the total direct compensation of our NEOs approximates market median levels. The market median levels developed by Pearl Meyer reflected data from the peer group, as well as published compensation data. The Compensation Committee reviews market data in establishing compensation levels, but it does not tie its determinations to a particular benchmark.

2020 NEO COMPENSATION

Elements of Compensation

Base Salary. Base salary is a fixed component of total cash compensation. The Compensation Committee attempts to set base salaries for a particular executive position at a level that recognizes the executive’s contributions and importance to the organization and will facilitate the attraction and retention of a skilled management team.
The starting point for determining any adjustments to a NEO’s base salary is the increase in the Corporation’s annual salary pool approved by the full Board. Individual base salary increases for all employees, including the NEOs, are awarded as allocations from that salary pool. In establishing the amount of the pool, the Compensation Committee and the Board consider general economic conditions (such as inflation and recessionary factors), the performance of the Corporation and the Bank and other sources of information.
The Compensation Committee adjusts the base salary of a NEO after reviewing his or her performance over the past fiscal year. The Committee’s review focuses on the NEO’s attainment of pre-determined, objective performance goals, supervisory skills, dependability, initiative, skill level and overall contribution to the Corporation. The Committee considers all of these factors as a whole, without giving a pre-established weighting to any particular factor and determines any adjustment to the NEO’s base salary.
In addition, the Compensation Committee considers the base salaries of our NEOs relative to benchmarking data and recommendations provided by its independent compensation consultant, Pearl Meyer.
Based on the considerations described above and prior to the onset of the COVID-19 pandemic, the Compensation Committee approved base salary adjustments for 2020 ranging from 0.45% to 3.20%, as shown in the table below.

NEO	2019 Base Salary	2020 Base Salary	% Change
Norman L. Lowery	$686,527	$696,825	1.50%
Rodger A. McHargue	$287,000	$296,184	3.2%
Norman D. Lowery	$330,000	$340,560	3.2%
Steven H. Holliday	$250,228	$258,235	3.20%
Karen L. Milienu	$220,858	$221,858	0.45%

Short-Term Incentive Compensation. The Compensation Committee makes annual incentive awards to the NEOs and other management employees pursuant to the STIP. Each year, the Committee establishes and approves the target award levels for each NEO, performance goals for various Corporation, Bank or departmental performance measures, the relative weight accorded to each performance goal.
Target Award Levels. The target award amounts for 2020 are set forth in the following table. The target award amounts, as a percentage of base salary, were unchanged from 2019 and are slightly below the benchmarked market median.

NEO	2019 Target Award Level (% of base salary)	2019 Target Award Level ($)
Norman L. Lowery	46.4%	316,975
Rodger A. McHargue	35%	107,827
Norman D. Lowery	35%	114,988
Steven H. Holliday	35%	89,221
Karen L. Milienu	25%	59,551
Performance Goals, Measures, and Scorecard Results. The STIP uses a “scorecard” approach. Here’s how it works:
•The amount of the STIP award earned is determined based on an overall score.
•The overall score is the sum of the weighted scores achieved for each of the performance measures.
•The weighted score is the score for the particular performance measure multiplied by the weight assigned to that measure.
•The score for a performance measure is equal to the percentage of the target performance goal achieved for that performance measure. For example, if the level of performance is equal to the target performance goal, the score for that performance measure will be 100%. If the level of achievement is 85% of the target goal, the score will be 85% and if the level of achievement is 140% of the target goal, the score will be 140%. Scores earned for a performance measure may range from 0% to 200%; however, the maximum overall score cannot exceed 125% for the CEO and 120% for the NEOs and the minimum overall score at which a STIP award may be earned is 80%. If the overall score falls below 80%, then no STIP award is earned.
•The amount of the STIP earned is determined by multiplying the overall score times the executive’s target bonus amount.
•The maximum STIP award is 125% of the target bonus amount for the CEO and 120% of the target bonus amount for the other NEOs. The minimum STIP award which may be earned by a NEO is 80% of the target bonus amount. No STIP award is earned if the overall score is less than 80%.

In February 2020, the Compensation Committee established performance measures and target performance goals based upon the Board-approved business plan and budgets which had been established prior to the onset of the COVID-19 pandemic. No adjustments were subsequently made to the performance measures or target performance goals due to the effects of the pandemic.
For our CEO, Mr. Norman L. Lowery, the performance measures were Corporation-wide net income and efficiency ratio, weighted 60% and 40%, respectively. The Committee determined that these Corporation-wide performance measures were appropriate in light of Mr. Lowery’s position as our CEO and the Corporation’s strategic plan to continue to drive net income and manage expenses across the entire Corporation. The net income target goal was set at an amount in excess of actual 2019 net income requiring achievement of 105% of the 2020 budget to achieve a target score for that performance measure.
The table below sets forth Mr. Lowery’s performance measures, target performance goals, results and levels of achievement against the goals, weightings and resulting scores. The actual amounts set forth in the table below are based on the full-year results without any adjustments relating to COVID-19.
Mr. Norman L. Lowery: 2020 Scorecard

Performance Measure	Target Goal ($000)	Result, as adjusted ($000)	Level of Achievement (% of Goal)	Weighting	Resulting Score
Net Income	$51,201	$53,844	105.16%	60%	63.10%
Efficiency Ratio	64%	59.72%	107.17%	40%	42.87%
Overall Score					105.96%

For our other NEOs, the performance measures selected by the Committee were tied to Bank and/or departmental performance and the NEOs’ area of responsibility. For each of these NEOs, except Ms. Milienu, substantial weighting was given to the net income, efficiency ratio and departmental controllable expenses performance measures to reinforce the strategic focus on net income and expense control. The net income target reflected 105% of the Bank’s budget. Additional performance measures applicable to our Chief Credit Officer, Mr. Holliday, related to loan growth and assets quality. The performance measures for Ms. Milienu, our Chief Branch Banking Officer, included growth in deposits. The tables below set forth the performance measures and their respective target performance goal, results, levels of achievement against the goals, weightings and resulting scores for each of the other NEOs. The actual amounts set forth in the tables below are based on the full-year results without any adjustments relating to COVID-19.
Mr. Rodger McHargue: 2020 Scorecard

Performance Measure	Target Goal ($000)	Actual ($000)	Level of Achievement (% of Goal)	Weighting	Resulting Score
Net Income	$50,801	$50,052	98.53%	50%	49.26%
Efficiency Ratio	63.85%	61.36%	104.05%	25%	26.01%
Dept. Controllable	$633	$581	109.01%	25%	27.25%
Overall Score					102.53%

Mr. Norman D. Lowery: 2020 Scorecard

Performance Measure	Target Goal ($000)	Actual ($000)	Level of Achievement (% of Goal)	Weighting	Resulting Score
Net Income	$50,801	$50,052	98.53%	50%	49.26%
Efficiency Ratio	63.85%	61.36%	104.05%	25%	26.01%
Dept. Controllable	$7,799	$7,445	104.76%	25%	26.19%
Overall Score					101.47%
Mr. Steve Holliday: 2020 Scorecard

Performance Measure	Target Goal ($000)	Actual ($000)	Level of Achievement (% of Goal)	Weighting	Resulting Score
Net Income	$50,801	$50,052	98.53%	40%	39.41%
Efficiency Ratio	63.85%	61.36%	104.05%	20%	20.81%
Non-Performing Loans	1.00%	1.01%	99.01%	2.50%	2.48%
Delinquency	0.90%	0.96%	93.75%	2.50%	2.34%
Total Loan Controllable	$80,657	$83,868	103.98%	10%	10.40%
Total Loan Growth	20.70%	18.55%	89.61%	15%	13.44%
Net Charge-Offs/Loans	0.15%	0.08%	187.50%	5%	9.38%
Total Loan NIM	2.73%	2.91%	106.59%	5%	5.33%
Overall Score					103.58%

Ms. Karen Milienu: 2020 Scorecard

Performance Measure	Target Goal ($000)	Actual ($000)	Level of Achievement (% of Goal)	Weighting	Resulting Score
Net Income	$50,801	$50,052	98.53%	20%	19.71%
Return on Assets	1.20%	1.19%	99.17%	20%	19.83%
Return on Equity	8.70%	8.87%	101.95%	20%	20.39%
Product Controllable	$38,918	$40,532	104.15%	10%	10.41%
IL Growth	4.54%	(0.63)%	(13.78)%	10%	—%
Deposit Growth	23.99%	26.09%	108.74%	10%	21.75%
Overall Score					92.09%

2020 STIP Payouts. The NEOs were awarded the following STIP awards based on their overall scorecard results as follows:

NEO	2020 Target Award Level (% of base salary)	2020 Target Award Level ($)	Overall Scorecard Result	Actual STIP Earned ($)
Norman L. Lowery	46.4%	$323,327	105.96%	$342,609
Rodger A. McHargue	35%	$105,519	102.53%	$108,188
Norman D. Lowery	35%	$119,196	101.47%	$120,944
Steven H. Holliday	35%	$90,382	103.58%	$93,622
Karen L. Milienu	25%	$55,465	92.09%	$51,078
Note: Figures may not calculate exactly due to rounding of scorecard results in the table to two decimal points.

Long-Term Incentive Compensation.The size of each LTIP award made to our NEOs depends on two key factors: 1) the NEO’s target award level, which is stated as a percentage of base salary; and 2) the Corporation’s or Bank’s performance during the preceding three years measured against the goals established by the Compensation Committee.
The performance-based LTIP awards are made in restricted stock having a grant date value equal to the LTIP award earned. The restricted stock vests in three equal installments beginning on December 31 of the year of the grant and the following two years. The Compensation Committee believes the use of performance criteria for determining the size of the LTIP award, followed by a three-year vesting schedule, reinforces both the long-term incentive and retention purposes of the LTIP award while establishing an appropriate balance of risk and incentive.
Target Award Levels. The LTIP award target for awards granted in February 2021 based on performance through 2020 are set forth in the table below. In aggregate, these target award amounts, as a percentage of base salary, are aligned with the market median, but vary above or below median on an individual basis.

NEO	2018-2020 Target Award Level
Norman L. Lowery	60%
Rodger A. McHargue	40%
Norman D. Lowery	40%
Steven H. Holliday	40%
Karen L. Milienu	20%
Performance Measures. For the three-year performance period ending December 31, 2020 (“2018–2020 performance period”), the Compensation Committee selected the following performance measures on which to base the amount of the LTIP awards: return on average assets, return on average equity, tangible book value and Earnings Per Share (“EPS”). The Committee believes sustained performance in each of these measures should generate long-term value and use of these measures serves to further align the interests of management with our shareholders.
The Compensation Committee establishes a performance goal for each of these measures based on the Corporation’s and Bank’s strategic plan and budgets and weights the goals based on the Committee’s assessment of the relative importance of the measure to overall shareholder value. The scores with respect to each performance measure are determined in a similar manner to the way scores are determined under the STIP. The amount of a NEO’s LTIP award is based on the overall score achieved and the NEO’s LTIP award target. The maximum overall score is 150% and maximum award is 150% of target for the Chief Executive Officer. The maximum overall score for the Chief Financial Officer, Chief Operations Officer and Chief Credit Officer is 125% and the maximum award is 125% of target. The maximum overall score for the Chief Branch Banking Officer is 110% and the maximum award is 110% of target. No LTIP award is earned if the overall score is below 80%.
The amount of LTIP earned for the 2018–2020 performance period by each NEO reflects both the target award opportunity for each NEO and the overall performance result. In accordance with SEC disclosure rules, the LTIP award based on performance through December 31, 2020 and granted in February 2021 will be reported in the 2022 proxy statement. Because the 10-year period during which awards could be made under our shareholder-approved 2011 Omnibus Equity Incentive Plan expired on January 1, 2021, the February 2021 LTIP Awards were made under the Amended and Restated 2011 Omnibus Equity Incentive Plan, subject to approval of the Amended and Restated Plan by the shareholders at this meeting.
For our CEO, Mr. Norman L. Lowery, the performance measures relate to Corporation-wide performance. The table below sets forth Mr. Lowery’s performance measures and their respective, target performance goals, results, levels of achievement against the goals, weightings and resulting scores for the LTIP awards granted in February 2021 based on performance through the end of 2020.
Mr. Norman L. Lowery: 2018 - 2020 Scorecard

Performance Measure	Target Goal	Result (as adjusted)	Level of Achievement (% of Goal)	Weighting	Resulting Score
Return on Assets	1.32%	1.43%	108.33%	20%	21.67%
Return on Equity	9.21%	9.73%	105.65%	15%	15.85%
Tangible Book Value	$36.22	$37.57	103.74%	30%	31.12%
EPS	$3.55	$3.93	110.70%	35%	38.75%
Overall Score					107.38%

The performance measures for the other NEOs, other than tangible book value and EPS, are tied to Bank performance. The table below provides a summary of the performance measures and their respective, target performance goals, actual results, levels of achievement against the goals, weightings, and resulting scores for the LTIP awards granted in February 2021 to all the NEOs (other than the CEO) based on performance through the end of 2020.

2018-2020 LTIP Scorecard for Mr. McHargue, Mr. Norman D. Lowery, Mr. Holliday, and Ms. Milienu.

Performance Measure	Target Goal	Result (as adjusted)	Level of Achievement (% of Goal)	Weighting	Resulting Score
Return on Assets	1.29%	1.39%	107.75%	20%	21.55%
Return on Equity	9.33%	10.15%	108.79%	15%	16.32%
Tangible Book Value	$36.22	$37.57	103.74%	30%	31.12%
EPS	$3.55	$3.93	110.70%	35%	38.75%
Overall Score					107.74%

2018-2020 LTIP Grants. The NEOs earned the following LTIP awards based on their overall scorecard results as follows:

NEO	Target Award Level (% of base salary)	Target Award Level ($)	Overall Scorecard Result	Actual LTIP Awarded ($)
Norman L. Lowery	60%	$418,095	107.35%	$448,960
Rodger A. McHargue	40%	$120,594	107.74%	$129,925
Norman D. Lowery	40%	$136,224	107.74%	$146,764
Steven H. Holliday	40%	$103,294	107.74%	$111,286
Karen L. Milienu	20%	$44,372	107.74%	$47,805
Note: Figures may not calculate exactly due to rounding of scorecard results in the table to two decimal points.

OTHER PRACTICES, POLICIES & GUIDELINES

Retirement Benefits

We believe retirement and other post-employment benefits can be a powerful motivational tool for attracting and retaining key executives, including the NEOs.
Our three qualified retirement plans are the First Financial Corporation 401(k) Savings Plan (“Savings Plan”), the First Financial Corporation Stock Ownership Plan (“ESOP”) and the First Financial Corporation Employees’ Pension Plan (“Pension Plan”).
Savings Plan. The Savings Plan allows eligible employees to contribute a portion of their compensation on a before-tax basis. Participants may direct the investment of their plan accounts among a diversified range of investment options. For those participants who are not eligible for future benefit accruals under the Pension Plan, the Corporation may, in its discretion, match the participant’s contributions (up to 4% of compensation) and make non-matching contributions.
ESOP. The Corporation and its participating subsidiaries and affiliates may make contributions to the ESOP in the form of Corporation stock or cash to be invested primarily in Corporation stock. The amount of any contributions is determined by the Board of the Corporation. The value of a participating employee’s benefit under the ESOP depends on the value of the shares of Corporation stock and any other amounts allocated to his or her account.
Pension Plan. The Pension Plan is a defined benefit plan that provides each participant with a benefit based on the participant’s compensation and service, which is then offset by the value of the participant’s benefit under the ESOP. This type of arrangement is commonly referred to as a floor-offset arrangement. Future accruals under the Pension Plan were frozen for participants at the end of 2012, except for certain long-service, retirement-eligible or other employees who were grandfathered at that time. Each of our CEO and other NEOs, other than Mr. Holliday, continue to accrue benefits under the Pension Plan.
Internal Revenue Code limits on the amount of benefits that may be earned under qualified plans can result in highly paid individuals, such as our executive officers, including the NEOs, receiving a substantially lower benefit (as a percentage of compensation) than other participating employees. We have adopted nonqualified retirement plans to make-up for these benefit reductions. Information relating to qualified and nonqualified plans accompanies the “Pension Benefits” table on page [•] and the “Nonqualified Deferred Compensation” table on page [ ].
Perquisites
The Corporation provides limited perquisites to executive officers; however, it does sponsor a life insurance program for the NEOs of the Bank. Under the life insurance program, the Bank purchased a whole life insurance policy on behalf of, and pays the premiums on behalf of, each executive officer of the Bank.
Assessment of Incentives for Excessive Risk-Taking
Each year, the Compensation Committee evaluates the material operational risks to the Corporation, which include credit, interest rate, liquidity, reputation, compliance and transaction risk as well as the added potential for loss that could result from any of our compensation programs. The Committee also charges the Corporation’s General Auditor with performing a risk assessment of the incentive compensation program. Based on a review of these risks and the report of the General Auditor, the Committee has determined that the Corporation’s compensation arrangements and policies do not encourage excessive risk-taking.
Share Ownership and Retention Guidelines
Share ownership and retention guidelines help to foster a focus on long-term growth. The Board has adopted stock ownership guidelines applicable to our NEOs. Under those guidelines, our CEO is required to own a number of shares of the Corporation’s common stock equal in value to $500,000 and other NEOs are required to own a number of shares equal in value to $150,000. Except for purposes of exercising statutory diversification rights under the ESOP, our covered executives may not dispose of shares until they have satisfied the guidelines. Covered executives are expected to comply with the guidelines as soon as practicable and in no event later than five years after the date they become a covered executive. In the case of individuals who were covered executives when the guidelines became effective, compliance is required within five years of the effective date. Messrs. Norman L. Lowery, McHargue, Norman D. Lowery, Holliday and Ms. Milienu currently meet the guidelines.

Prohibition on Hedging and Pledging
Our NEOs and directors are prohibited from engaging in hedging or monetization transactions with respect to the securities of the Corporation. In addition, as a result of the review of our corporation governance practices, we have adopted an Insider Trading Policy that includes a prohibition on holding Corporation securities in a margin account or otherwise pledging securities of the Corporation by our NEOs and directors.
Executive Compensation Recovery Policy/Claw Back Policy
We can recover or “claw back” all or a portion of an incentive compensation payment which was based on erroneous data due to our material noncompliance with any financial reporting requirement under securities laws which resulted in an accounting restatement. The claw back applies to incentive compensation described above which was paid within three years preceding the date of the accounting restatement. In that instance, the participant is required to repay the excess amount which would not have been paid to the participant but for the accounting restatement.
Tax Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a federal tax deduction to public companies for compensation in any tax year to specified executive officers to the extent that the compensation paid to such executive officer during the tax year exceeds $1 million.
The Committee believes that tax deductibility is only one of several relevant considerations in setting compensation and that the tax deduction limitation should not be permitted to compromise the Compensation Committee’s ability to structure its compensation to provide benefits to the Corporation that outweigh the potential benefit of the tax deduction. Accordingly, the Committee has and will continue to approve compensation that is not deductible for federal income tax purposes.
Compensation Committee Report

The Compensation and Employee Benefits Committee of the Corporation has reviewed and discussed this Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation and Employee Benefits Committee:

William J. Voges, Chairman
William R. Krieble
Thomas C. Martin
Ronald K. Rich

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to the chief executive officer, the chief financial officer and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer (collectively, the “Named Executive Officers”) during the years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)		Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Norman L. Lowery,	2020	696,825		425,141	342,609	923,457	106,556	2,494,588
Chief Executive Officer,	2019	686,527		443,842	316,975	1,403,069	108,763	2,959,176
First Financial Bank, N.A. and	2018	679,730		427,031	340,988	353,300	122,230	1,923,279
First Financial Corporation

Rodger A. McHargue,	2020	301,484	(5)	122,421	108,188	619,355	28,507	1,179,955
Chief Financial Officer,	2019	292,300		119,950	107,827	543,132	28,245	1,091,454
First Financial Bank, N.A. and	2018	277,803		105,494	106,416	111,876	25,806	627,395
First Financial Corporation

Norman D. Lowery,	2020	340,560		138,210	120,944	600,653	32,365	1,232,732
Chief Operating Officer,	2019	330,000		128,296	114,988	418,302	32,622	1,024,208
First Financial Bank, N.A. and	2018	297,132		112,600	112,654	97,975	29,644	650,005
First Financial Corporation

Steven H. Holliday,	2020	258,435	(6)	104,800	93,622	—	33,751	490,608
Chief Credit Officer	2019	250,428		102,899	89,221	—	36,686	479,234
First Financial Bank, N.A. and	2018	238,513		97,978	87,534	—	35,802	459,827
First Financial Corporation

Karen L. Milienu,	2020	221,858		46,250	51,078	360,580	16,131	695,897
Chief Branch Banking Officer	2019	220,858		46,248	59,551	418,988	17,678	763,323
First Financial Bank, N.A	2018	214,217		41,268	46,932	95,088	16,462	413,967
(1)    The amounts in this column represent the aggregate grant date fair values of the restricted stock awarded in February 2020 based on prior years’ performance, determined pursuant to FASB ASC Topic 718. These amounts do not reflect whether the recipient will realize a financial benefit from the awards (such as becoming vested over the three-year graded vesting period). The grant date fair values have been determined based on the assumptions and methodologies set forth in the Corporation’s 2020 Annual Report on Form 10-K (note 17).
(2)    The amounts in this column reflect amounts earned under the STIP.
(3)    The amounts in this column do not reflect amounts paid. The amounts reflect the actuarial increase in the present value of the Named Executive Officers’ benefits under the Pension Plan and our nonqualified defined benefit plans (“ESRP” and “2005 ESRP”), determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements.
(4)    For 2020, includes (i) the premiums paid by the Corporation pursuant to a life insurance program for Named Executive Officers of $31,738 for Norman L. Lowery, $3,477 for Mr. McHargue, $683 for Mr. Norman D. Lowery, $4,141 for Mr. Holliday and $600 for Ms. Milienu; (ii) amounts contributed by the Corporation under the 2005 non-qualified defined contribution plan (“2005 EDC”), which were $38,342 for Norman L. Lowery, $6,124 for Mr. McHargue, $8,701 for Norman D. Lowery and $2,113 for Mr. Holliday; (iii) dividends on restricted stock which were $15,689 for Norman L. Lowery, $4,257 for Mr. McHargue, $4,640 for Mr. Norman D. Lowery, $3,706 for Mr. Holliday and $1,634 for Ms. Milienu; (iv) miscellaneous perquisites of less than $10,000; and (v) ESOP account allocations as follows: $14,250 for Mr. Norman L. Lowery; $14,250 for Mr. McHargue; $14,250 for Mr. Norman D. Lowery; $8,550 for Mr. Holliday; and $13,524 for Ms. Milienu. Also includes $11,400 for Mr. Holliday for the 401(k) matching contribution.
(5)    Includes $4,800 for service as a director of Portfolio Management Specialist A (a subsidiary of the Bank), Portfolio Management Specialist B (an indirect subsidiary of the Bank) and Global Portfolio Limited Partnership (an indirect subsidiary of the Bank), and $500 for service as a director of FFB Risk Management Company, Inc. (a subsidiary of the Corporation).
(6)    Includes $200 for service as a manager of First Financial Real Estate LLP (a real estate investment trust of the Bank).

Grants of Plan-Based Awards

The following table sets forth the plan-based grants during the fiscal year ended December 31, 2020, consisting of opportunities for cash awards under the 2011 Short-Term Incentive Compensation Plan (the “2011 STIP”) and equity grants under the 2011 Omnibus Equity Incentive Plan (the “2011 EIP”), which are discussed in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

						All Other Stock Awards: Number of Shares of Stock or Units(2)	Mean Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock Awards(3) ($)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Plan Name	Threshold ($)	Target ($)	Maximum ($)
Norman L. Lowery		2011 STIP	258,522	323,327	404,159
	2/4/2020	2011 EIP				10,003	42.50	425,128
Rodger A. McHargue		2011 STIP	84,416	105,519	126,623
	2/4/2020	2011 EIP				2,880	42.50	125,280
Norman D. Lowery		2011 STIP	95,357	119,196	143,035
	2/4/2020	2011 EIP				3,252	42.50	147,966
Steven H. Holliday		2011 STIP	72,306	90,382	108,459
	2/4/2020	2011 EIP				2,465	42.50	109,693
Karen L. Milienu		2011 STIP	44,372	55,465	61,011
	2/4/2020	2011 EIP				1,088	42.50	50,592
(1)    The amounts in these columns represent the threshold, target and maximum fiscal year 2020 awards available under the 2011 STIP. To receive a payout under the 2011 STIP, a participant must remain employed with the Corporation through the date payment is made, which is within 75 days of the end of the performance period, except in the case of death, disability, retirement, termination without cause or resignation for good reason, which terms are defined in the 2011 STIP. The amounts in these columns represent award opportunities; the actual amount of the award earned for 2020 for each named executive officer is included under the column “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table.
(2)    The amounts in this column represent restricted stock awards granted in 2020 based on prior year performance. The shares vest in three substantially equal installments on December 31, 2020, 2021 and 2022. Vesting is contingent upon the executive officers remaining employed during the required service period, unless employment terminates due to death, disability, termination, by the Corporation without cause, resignation for good reason or retirement (each as defined in the 2011 EIP), in which case the restricted stock award vests in full. No automatic acceleration of vesting occurs upon a change in control. Award recipients are entitled to dividends on the restricted shares during the vesting period.
(3)    The grant date fair value of the restricted stock awards reported in this column is the grant date value of the awards as determined under FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested(1)	Market Value of Shares of Stock That Have Not Vested(2)
Norman L. Lowery	10,149	$394,289
Rodger A. McHargue	2,861	111,150
Norman D. Lowery	3,174	123,310
Steven H. Holliday	2,451	95,221
Karen L. Milienu	1,089	42,308
(1)    These shares represent restricted stock awards that vest in installments on December 31, 2021 and December 31, 2022, provided the executive is still employed on such date(s). In the event of involuntary termination due to death, disability, termination without cause or resignation for good reason, or upon retirement after age 65, the awards will vest in full. No automatic acceleration of vesting occurs upon a change in control.
(2)    The market value is based on $38.85 per share, the closing price for our stock on December 31, 2020.

Option Exercises and Stock Vested in 2020

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Norman L. Lowery	9,938	$386,091
Rodger A. McHargue	2,672	103,807
Norman D. Lowery	2,914	113,209
Steven H. Holliday	2,345	91,103
Karen L. Milienu	1,026	39,860

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each named executive officer, under the Pension Plan, the ESRP and the 2005 ESRP. The present value was based upon the accrued benefit as of December 31, 2020 and determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements. The amounts shown do not reflect amounts actually paid or payable to the named executive officer. Benefits are not payable as a lump sum but are generally paid as a monthly annuity for the life of the retiree.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year
Norman L. Lowery	Qualified Pension Plan	25	2,627,292 (2)	—
	ESRP	25	1,822,627 (3)	—
	2005 ESRP	25	3,911,697 (3)	—
Rodger A. McHargue	Qualified Pension Plan	27	1,682,362(2)(4)	—
	2005 ESRP	27	711,297 (3)	—
Norman D. Lowery	Qualified Pension Plan	31	1,004,404 (2)	—
	2005 ESRP	31	753,491 (3)	—
Steven H. Holliday	Qualified Pension Plan	9	—	—
	2005 ESRP	9	—	—
Karen L. Milienu	Qualified Pension Plan	23	1,605,693 (2)(4)	—
(1)    The calculation of present value of accumulated benefit assumes a discount rate of 2.52% and mortality based on the PRI-2012 Retiree Mortality Table projected using Mortality Improvement Scale MP-2020.
(2)    These amounts represent the amount that Messrs. Norman L. Lowery, McHargue, Norman D. Lowery, and Ms. Milienu’s Pension Plan benefit exceeds their ESOP benefit pursuant to offset arrangements.
(3)    This amount represents the amount by which Messrs. Norman L. Lowery, McHargue, and Norman D. Lowery’s Executive Supplemental Retirement benefit exceeds his Executive Deferred Compensation benefit.
(4)    Mr. McHargue and Ms. Milienu were over 55 years of age and had more than five years of service as of December 31, 2020, and would have qualified for early retirement benefits equal to approximately 65% and 68% respectively of the full retirement benefit if either had retired on December 31, 2020.
The benefits provided under the Pension Plan are based on the executive officers’ years of credited service and final average compensation, and are targeted to provide an annual retirement annuity equal to approximately 66% of final average compensation for retirement at age 65 with 25 years of service. Actuarial adjustment is made for payments commencing before or after age 65. Final average compensation is based on the five consecutive years over the last ten in which amount of base salary and bonus were the highest. The actual benefit payable under the Pension Plan is subject to offset (reduction) by the benefits provided under the ESOP.
Applicable IRS rules limit the amount of benefits that may be accrued under a qualified plan, such as the Pension Plan. The benefits provided under the ESRP and 2005 ESRP are intended to provide benefits that would be paid under the Pension Plan but for such limitations. These benefits are subject to offset by the benefits payable under the Executive Deferred Compensation Plan (“EDC”) and the 2005 EDC described below.
Nonqualified Deferred Compensation for 2020

Pursuant to the 2005 EDC, we permit certain executive officers and highly compensated employees to defer a portion of their current compensation and also provide supplemental benefits to certain highly compensated employees to recompense the employees for benefits lost due to the imposition of Code limitations in the ESOP. The amounts shown below represent the accumulated benefit cost to the Corporation for these plans. The table also shows amounts which were earned and deferred under the 2001 LTIP and 2005 LTIP.

Name	Plan Name	Executive Contributions in last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Norman L. Lowery	EDC	—	—	—	—	773,078
	2005 EDC	—	38,342	—	—	719,017
	2001 LTIP	—	—	50,865	140,228	689,414
	2005 LTIP	—	—	81,250	223,992	1,101,231
Rodger A. McHargue	2005 EDC	—	6,124	—	—	22,355
	2005 LTIP	—	—	12,217	25,286	169,475
Norman D. Lowery	2005 EDC	—	8,701	—	—	32,239
	2001 LTIP	—	—	7,898	16,347	109,559
	2005 LTIP	—	—	12,217	25,286	169,475
Steven H. Holliday	2005 EDC	—	2,113	—	—	9,256
Karen L. Milienu	2001 LTIP	—	—	7,898	16,347	109,559
	2005 LTIP	—	—	12,217	25,286	169,475
(1)    These amounts are included in the named executive officer’s compensation in the Summary Compensation Table.
Employment Agreements

Employment Agreement with Norman L. Lowery. Norman L. Lowery has been party to a series of employment agreements with the Corporation and the Bank pursuant to which he is employed as President and Chief Executive Officer of the Corporation and the Bank. Our employment agreements with Mr. Lowery provide for a fixed term and do not automatically renew. The material terms of his current agreement, dated July 1, 2020, are summarized as follows:
Term: The agreement is effective as of July 1, 2020 and is for an initial period of 24 months. The term may be extended for one-year periods by the Compensation Committee. On February 4, 2021, the Committee extended the term to July 1, 2023.
Base Compensation: The agreement provides for an initial base salary of $696,825, which may be increased from time to time. Prior to a change-in-control, base salary may be decreased if the Corporation’s operating results are significantly less favorable than those for the fiscal year ended December 31, 2019 and the Corporation makes similar decreases in the base salaries of the other executive officers. Mr. Lowery is entitled to participate in other compensation programs and benefits as provided to other senior officers of the Corporation and as provided in the agreement.
Restrictive Covenants: To protect the Corporation and our business, the agreement obligates Mr. Lowery to comply with non-solicitation, non-competition and non-disclosure requirements. In general, the non-solicitation and non‑competition remain in effect for one year after termination of employment for any reason.
Termination for Cause, Death or Disability: If employment is terminated for “cause” (as defined in the agreement), death or disability, Mr. Lowery (or his estate) is entitled only to his base salary, bonuses, vested rights and other benefits due to him through his date of termination or, in the case of death, the last day of the month of death. Any benefits payable under insurance, health, retirement, bonus, incentive, performance or other plans as a result of his participation in such plans through the date of termination will be paid in accordance with those plans.
Termination Due to Retirement: Upon retirement, Mr. Lowery will receive life insurance coverage for himself and lifetime Medicare supplemental coverage for himself and his spouse. He is also entitled to receive a life insurance policy on his life in the amount established by the Bank’s insurance program for executive officers and a life insurance policy insuring his life in the maximum amount established by the Corporation’s group life insurance plan from time to time (currently $350,000).
Termination by Corporation Without Just Cause or by Employee for Good Reason: If Mr. Lowery is terminated without “just cause,” or if he terminates his employment for “good reason” (as defined in the agreement) and such termination does not occur in connection with or within 12 months after a “change in control” (as defined in the agreement), he will receive an amount equal to the sum of the following amounts he would have received through the expiration date of the agreement: (i) his base salary and bonuses (based on prior year bonus); (ii) premiums for full supplemental Medicare coverage, at no cost to him or his spouse, at the best level available, including prescription drug coverage for both him and his spouse; (iii) the cost of obtaining certain other benefits; (iv) the cost of professional and club dues; (v) the cost of continuing legal education; (vi) the cost of automobile benefits; (vii) benefits under the Pension Plan and ESRP based on the most recent year’s accruals; and (viii) benefits under the ESOP and 2005 EDC based on the most recent year’s contributions. The amounts provided in the prior sentence will be provided net of all income and payroll taxes that would not have been payable by Mr. Lowery had he continued participation in the benefit plan or program instead of receiving cash reimbursement.
Termination Following Change in Control: If there is a “change in control” (as defined in the agreement) and in connection with or within 12 months following the “change in control” Mr. Lowery’s employment is terminated for other than “just cause” or he resigns for “good reason,” then following such termination he would be entitled to an amount equal to the greater of the (i) amount he would receive if he was terminated by the Corporation without just cause as described above or (ii) the product of 2.99 times the sum of (A) his base salary in effect as of the date of the change in control; (B) an amount equal to any annual discretionary or performance-based incentive bonus received by or payable to him in the calendar year prior to the year in which the change in control occurs; and (C) cash reimbursement in an amount equal to his cost of obtaining certain benefits which he was eligible to participate in or receive as of the date of termination. If, as a result of a change in control, Mr. Lowery becomes entitled to any payments which are determined to be payments subject to the Code Section 280G, then his benefit will be equal to the greater of his benefit under the agreement reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment” under Code Section 280G or his benefit under the agreement after taking into account the amount of the excise tax imposed under Code Section 280G due to the benefit payment. Mr. Lowery is not entitled to any excise tax “gross up” payments under the terms of the agreement.
To comply with Section 409A, certain payments to Mr. Lowery following termination of employment may be delayed until six months following his termination of employment.
Employment Agreements with Norman D. Lowery, Rodger A. McHargue, Steven H. Holliday and Karen L. Milienu. We have entered into employment agreements with our other Named Executive Officers, which became effective January 1, 2021 and are substantially the same as each officer’s prior employment agreement. Each of Norman D. Lowery, Rodger A. McHargue and Steven H. Holliday has an employment agreement with the Corporation and the Bank and Karen L. Milienu has an employment agreement with the Bank. The agreements have substantially similar terms, which are summarized as follows:
Term: The term of employment under each agreement is for a period of 12 months, which may be extended for additional one-year periods by the Compensation Committee.
Base Compensation: The agreements set forth for the following base salaries for 2021 which may be increased from time to time: Norman D. Lowery–$350,777, Rodger A. McHargue–$305,070, Steven H. Holliday–$265,982 and Karen L. Milienu - $223,858. The executives’ salaries may be increased from time to time. Prior to a change-in-control, base salary may be decreased if the Corporation’s operating results are significantly less favorable than those for the fiscal year ended December 31, 2020 and the Corporation makes similar decreases in the base salaries of the other executive officers. The executives are entitled to participate in other compensation programs and benefits as provided to other senior officers of the Corporation and as provided in the employment agreements.
Restrictive Covenants: To protect the Corporation and our business, the agreements obligate the executives to comply with non-solicitation, non-competition and non-disclosure requirements. In general, the non-solicitation and non‑competition remain in effect for one year after termination of employment for any reason.
Termination for Death or Disability: If employment is terminated for death or disability, the executive (or his or her estate) is entitled only to his or her base salary, bonuses, vested rights and other benefits due through the date of termination or, in the case of death, the last day of the month of death. Any benefits payable under insurance, health, retirement, bonus, incentive, performance or other plans as a result of his participation in such plans through the date of termination will be paid in accordance with those plans.
Termination by Corporation without Just Cause or by Employee for Good Reason: If the executive is terminated without “just cause,” or if he or she terminates his or her employment for “good reason” (as defined in the agreements) and such termination does not occur in connection with or within 12 months after a “change in control” (as defined in the agreements), the executive will receive an amount equal to the sum of the following amounts: (i) base salary and bonuses (based on bonus in the year prior to termination), (ii) the cost of obtaining certain benefits, (iii) the cost of professional and club dues and (iv) the cost of automobile benefits. The amounts provided in the prior sentence will be provided net of all income and payroll taxes that would not have been payable by the executive had he or she continued participation in the benefit plan or program instead of receiving cash reimbursement.
Termination Following Change in Control: If there is a “change in control” (as defined in the agreements) and in connection with or within 12 months following the “change in control” the executive’s employment is terminated for other than “just cause” or he or she resigns for “good reason,” then following such termination the executive would be entitled to an amount equal to the greater of the (i) amount he or she would receive if he or she was terminated by the Corporation without just cause as described above or (ii) the product of one times the sum of (A) base salary in effect as of the date of the change in control; (B) an amount equal to any bonus received by or payable in the calendar year prior to the year in which the change in control occurs; and (C) cash reimbursement in an amount equal to his or her cost of obtaining certain benefits which he or she was eligible to participate in or receive as of the date of termination. If, as a result of a change in control, the executive becomes entitled to any payments that are determined to be payments subject to the Code Section 280G, then the benefit will be equal to the greater of his or her benefit under the agreement reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment” under Code Section 280G or his or her benefit under the agreement after taking into account the amount of the excise tax imposed under Code Section 280G due to the benefit payment. The executives are not entitled to any excise tax “gross up” payments under the terms of the agreements.
To comply with Section 409A, certain payments to the executives following termination of employment may be delayed until six months following termination of employment.
Potential Payments Upon Termination or Change in Control

The following table sets forth the incremental retirement, cash severance and stock awards payable to each named executive officer under the specifically described scenarios as if retirement, termination of employment or change in control-related termination occurred as of December 31, 2020. No amounts are shown for the occurrence of a change in control without termination of employment, because no automatic acceleration of outstanding stock awards or other amounts arise upon a change in control.

The amounts shown in the table do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as accrued salary and vacation pay, or payments of vested amounts under the qualified and nonqualified pension plans and deferred compensation plans. Amounts attributable to the 2011 EIP are based upon the $38.85 closing price for our common stock on December 31, 2020.

Name	Plan Name	Termination Due to Retirement ($)(1)	Termination by Corporation Without Cause or by Executive for Good Reason ($)(2)	Termination by Corporation Without Cause or by Executive for Good Reason Within 12 Months After Change in Control ($)(3)
Norman L. Lowery	2011 EIP	394,289	—	—
	Employment Agreement	478,638	3,226,122 (4)	6,273,605 (5)
Rodger A. McHargue	2011 EIP	—	114,011	114,011
	Employment
	Agreement	—	721,685 (6)	721,685 (6)
Norman D. Lowery	2011 EIP	—	129,658	129,658
	Employment
	Agreement	—	755,394 (8)	755,394 (8)
Steven H. Holliday	2011 EIP	—	102,574	102,574
	Employment
	Agreement	—	373,360 (7)	373,360 (7)
Karen L. Milienu	2011 EIP	—	46,664	46,664
	Employment
	Agreement	—	508,306 (9)	508,306 (9)
(1)    As of December 31, 20, only Mr. Norman L. Lowery had attained retirement age. The amounts shown in this column for the 2011 EIP reflect the value of outstanding restricted stock awards which would vest upon retirement, and for the Employment Agreement include the value of continuation of Medicare supplemental coverage and life insurance benefits.
(2)    Amounts in this column reflect the severance benefits and the value of accelerated vesting of restricted stock that would become payable upon termination without cause or resignation for good reason. For Mr. Norman L. Lowery, the amounts shown in this column are in addition to the amounts to which he would be entitled upon retirement described in footnote (1) above. For the other NEOs, the 2011 EIP amount reflects the value of outstanding restricted stock awards which would vest in full upon termination without cause or resignation for good reason.
(3)    Amounts in this column reflect the severance benefits and the value of accelerated vesting of restricted stock that would become payable if the termination without cause or resignation for good reason was in connection with a change in control. For Mr. Norman L. Lowery, the amounts shown in this column are in addition to the amounts to which he would be entitled upon retirement described in footnote (1) above. For the other NEOs, the 2011 EIP amount reflects the value of outstanding restricted stock awards which would vest in full upon termination without cause or resignation for good reason.
(4)    This cash severance amount consists of (a) 1.5 times (i) 2020 annual base salary of $696,825 and 2019 STIP bonus of $316,975, (ii) annual amounts paid for dues and professional associations, automobile allowance and continuing education of $9,985 and (iii) annual ESOP and EDC contributions of $78,888, plus (b) pension accruals of $1,347,300. Also includes $284,812 to reimburse taxes due on payments for benefits that would not be taxable if provided in connection with continuing employment.
(5)     This cash severance amount consists of (a) 2.99 times (i) 2020 annual base salary of $696,825 and 2019 STIP bonus of $316,975, (ii) annual amounts paid for dues and professional associations, automobile allowance and continuing education of $9,985 and (iii) annual ESOP and EDC contributions of $78,888, plus (b) pension accruals of $2,685,618. Also includes $290,995 to reimburse taxes due on payments for benefits that would not be taxable if provided in connection with continuing employment.
(6)    This cash severance amount consists of (a) 2020 annual base salary of $296,184 and 2019 STIP bonus of $107,827, (b) annual ESOP and EDC contributions of $20,774, plus (c) pension accruals of $296,900.
(7)    This cash severance amount consists of (a) 2020 annual base salary of $340,560 and 2019 STIP bonus of $114,988, (b) annual amounts paid for dues and professional associations, automobile allowance and continuing education of $2,795 and (c) annual ESOP and EDC contributions of $22,951, plus (d) pension accruals of $274,100.
(8)    This cash severance amount consists of (a) 2020 annual base salary of $258,235 and 2019 STIP bonus of $89,221, (b) annual amounts paid for dues and professional associations, automobile allowance and continuing education of $3,841 and (c) annual ESOP and EDC contributions of $10,663, plus (d) 401k match of $11,400.
(9)    This cash severance amount consists of (a) 2020 annual base salary of $221,858 and 2019 STIP bonus of $59,551, (b) annual amounts paid for dues and professional associations, automobile allowance and continuing education of $373 and (c) annual ESOP contribution of $13,524, plus (d) pension accruals of $213,000.

CEO PAY RATIO
As required by the Dodd-Frank Act of 2010, we disclose in this proxy statement the ratio of our CEO’s compensation to that of our median employee. The pay ratio set forth below represents a reasonable estimate calculated in a manner consistent with the SEC’s rules.
For purposes of calculating the pay ratio, the SEC’s rules permit companies to use the employee identified as the median employee in 2019 as the median employee used for 2020 if there have been no changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure and no changes to the 2019 median employee’s circumstances that would no longer make it appropriate to use that employee.
There were no changes to our employee population or compensation program or to the 2019 median employee’s circumstances, during 2020 which we reasonably believe would result in a significant change in this pay ratio disclosure. As a result, our median employee for 2020 is our median employee from 2019. For our median employee, we combined all of the elements of such employee’s compensation for 2020 in accordance with the SEC’s rules, resulting in annual total compensation for our median employee of $[ ]. This amount includes the estimated value of such employee’s health care benefits (estimated for the median employee at $[ ]).
The annual total compensation of our CEO was $[ ], which reflects the amount reported in the “total” column of our 2020 Summary Compensation Table on page [ ] and the value of the CEO’s health care benefits (which are not included in the summary compensation table). As a result, our CEO to median employee pay ratio for 2020 was [ ]:1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 1, 2021, there were 13,524,070 shares of our common stock issued and outstanding. The following table shows, as of March 1, 2021, the number and percentage of our common stock held by each person known to us to own beneficially more than five percent of the issued and outstanding common stock, by the executive officers named in the beneficial ownership table below and our directors and by our executive officers and directors as a group. Unless otherwise specified, the address of each person listed is: One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808 and each person has sole voting and investment control of the shares specified.

Five Percent Shareholders, Directors, Nominee and Certain Executive Officers	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
Directors and Named Executive Officers:
Mark J. Blade .................................................................................	—		*
W. Curtis Brighton .........................................................................	17,000		*
Michael A. Carty ...........................................................................	138		*
Thomas T. Dinkel ..........................................................................	17,018		*
Gregory L. Gibson .........................................................................	104,238		*
Steven H. Holliday .........................................................................	14,604	(1)(10)	*
William R. Krieble .........................................................................	5,285		*
Norman D. Lowery ........................................................................	36,995	(2)(10)	*
Norman L. Lowery ........................................................................	100,690	(3)(10)	*
Tina J. Maher .................................................................................	21,500		*
Thomas C. Martin ..........................................................................	4,990		*
James O. McDonald ......................................................................	5,462		*
Rodger A. McHargue .....................................................................	20,893	(4)(10)	*
Karen L. Milienu ...........................................................................	10,233	(5)(10)	*
Paul J. Pierson ................................................................................	6,000		*
Ronald K. Rich ..............................................................................	4,050		*
Richard J. Shagley..........................................................................	11,008		*
William J. Voges ............................................................................	21,403	(6)	*
All Executive Officers and Directors as a Group (14 persons) .....	401,507		2.97%
Five Percent Shareholders:
BlackRock, Inc. .............................................................................	1,202,386	(7)	8.89%
Princeton Mining Company, Inc. ...................................................	1,179,074	(8)	8.72%
The Vanguard Group ....................................................................	704,098	(9)	5.21%
*    Less than 1%.
(1)    Includes 1,398 shares held for Mr. Holliday’s account in the ESOP.
(2)    Includes 8,354 shares held for Mr. Norman D. Lowery’s account in the ESOP.
(3)    Includes 11,179 shares held for Mr. Norman L. Lowery’s account in the ESOP.
(4)    Includes 6,408 shares held for Mr. McHargue’s account in the ESOP.
(5)    Includes 4,825 shares held for Ms. Milienu’s account in the ESOP.
(6)    Includes 1,096 shares held in trust. Mr. Voges, as Trustee, has the power to vote these shares.
(7)    Based solely on information provided by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 29, 2021. The Schedule 13G/A indicates that the reporting person has sole power to vote and/or dispose of all shares beneficially owned. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(8)    Based solely on information provided by Princeton Mining Company, Inc. in a Schedule 13G/A filed with the SEC on February 12, 2021. The Corporation has been advised that the shares held by Princeton Mining Company, Inc. are voted by James O. McDonald, the Chairman of Princeton Mining Company, Inc., at the direction of its board of directors. The board of directors of Princeton Mining Company, Inc. is comprised of seven individuals, one of whom is James O. McDonald, who is a Director of the Corporation, and three of whom are immediate family members of Norman L. Lowery, who is the Chairman, Chief Executive Officer and President of the Corporation, and Norman D. Lowery, who is a Director and Chief Operating Officer of the Corporation. Neither Mr. Norman L.

Lowery, nor Mr. Norman D. Lowery is on the board of directors of Princeton Mining Company, Inc. The address of Princeton Mining Company, Inc. is State Road 46 South, Terre Haute, Indiana 47803.
(9)    Based solely on information provided by The Vanguard Group in a Schedule 13G filed with the SEC on February 10, 2021. The Schedule 13G indicates that the reporting person has no sole voting power, has shared voting power with respect to 11,867 shares, has sole dispositive power with respect to 681,447 shares and has shared dispositive power with respect to 22,651 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(10)    Includes shares of restricted common stock of the Corporation issued to our Named Executive Officers as award opportunities under our 2011 EIP as follows: Mr. Norman L. Lowery, 10,149 shares; Mr. McHargue, 2,861 shares; Mr. Holliday, 2,451 shares; Mr. Norman D. Lowery, 3,174 shares; and Ms. Milienu, 1,089 shares. Upon issuance, shares of restricted stock vest annually in one-third increments over a three-year period.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities and Exchange Act of 1934 requires the Corporation’s directors and executive officers and persons who beneficially own more than 10 percent of a registered class of the Corporation’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Corporation common stock and other equity securities of the Corporation. To the knowledge of the Corporation, all executive officers, directors and greater than 10 percent beneficial owners of the Corporation timely filed all statements of beneficial ownership required to be filed with the SEC during 2020, except for Form 4 filed on March 17, 2020 with respect to Mr. Krieble to report a purchase of shares of the Corporation on March 9, 2020 and Forms 3 filed by Mr. Blade, Mr. Carty, Mr. McDonald and Mr. Shagley on December 18, 2020.In making the foregoing disclosure, the Corporation has relied solely upon written representations of our directors and executive officers and a review of reports that directors, executive officers and greater than 10 percent beneficial owners of the Corporation filed electronically with the SEC.

PROPOSAL 2: NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION
PAID TO NAMED EXECUTIVE OFFICERS

Investors’ support of our executive compensation program has been variable in recent years, 73.5% of shareholders supported our say-on-pay proposal at our 2020 annual meeting of shareholders. In light of this result, we broadened the scope of our shareholder outreach efforts, which were historically focused on conversations with the analyst community, with a specific focus on obtaining feedback regarding executive compensation and corporate governance matters. We urge shareholders to read the description of this effort, what we learned and how we responded in our Compensation Discussion and Analysis beginning on page [ ].
Our executive compensation philosophy seeks to provide a competitive compensation program that encourages current year performance and the creation of long-term shareholder value without exposing the Corporation to unreasonable risks, including credit, interest rate, liquidity, reputation, compliance and transition risk. Through our executive compensation program, we seek to:
•Attract, motivate and retain highly qualified, talented executives who are focused on the long-term best interest of our shareholders;
•Drive performance relative to our financial goals, balancing short-term operational objectives with long-term strategic goals;
•Link the interest of our executives with those of our shareholders;
•Establish Corporate, Departmental and individual goals consistent with our strategic plan and budget that provide the basis for the annual and long-term award metrics used to measure our performance;
•Reward our executives for both company and individual performance;
•Align compensation and variable incentives with measurable, objective business results and appropriate risk management;
•Allow flexibility in responding to changing laws, accounting standards and business needs as well as the constraints and dynamic conditions in the markets in which we do business; and
•Implement and operate our executive compensation program to reinforce our philosophy of aligning compensation with our short-term and long-term goals and to minimize risk to our shareholders.

The Compensation Committee believes our executive compensation program has achieved its intended results. The Compensation Committee believes our compensation is competitive with the pay practices of other financial institutions of comparable size and performance and has allowed us to attract and retain executives who make substantial contributions to our success. We believe the program aligns our executives’ interest with those of our shareholders by providing a strong link between higher compensation and the attainment of pre-established objective performance goals.
The Compensation Discussion and Analysis section of this proxy statement, which begins on page [ ], provides a detailed discussion of our executive compensation programs and how they reflect our philosophy and our link to corporate performance.
We recognize executive compensation is important to our shareholders and we value their opinions on our compensation philosophy and programs. We are asking our shareholders to vote on an advisory basis to approve the compensation of our Named Executive Officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the philosophy, policies and practices described in this proxy statement. This proposal, which is required by Section 14A of the Securities Exchange Act, is commonly known as a “Say-on-Pay” proposal and gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation to the following resolution:
RESOLVED, that the shareholders approve the 2020 compensation of the Named Executive Officers, as disclosed in this proxy statement, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).
The vote on this proposal is advisory and therefore not binding on the Corporation, the Compensation Committee or our Board. To the extent there is any significant vote against the executive officer compensation proposal, however, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
In keeping with the preference expressed by our shareholders at the 2017 Annual Meeting of Shareholders, we will continue to hold the Say-on-Pay vote annually and will hold the next Say-On-Pay vote at the 2022 Annual Meeting of

Shareholders. Our shareholders will next have the opportunity to indicate their preference on the frequency of holding the Say-on-Pay vote at the 2023 Annual Meeting of Shareholders.
Vote Required
The affirmative vote of a majority of the votes cast is required to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3: APPROVAL OF THE FIRST FINANCIAL CORPORATION AMENDED AND RESTATED 2011 OMNIBUS EQUITY INCENTIVE PLAN
The Board is asking our shareholders to approve the First Financial Corporation Amended and Restated 2011 Omnibus Equity Incentive Plan, which we refer to as the “Amended Plan.” The Amended Plan is an amendment and restatement of our 2011 Omnibus Incentive Plan, approved by our shareholders in 2011, which we refer to as the “2011 Plan.” No awards may be granted under the terms of the 2011 Plan after January 1, 2021. On February 16, 2021, the Board, upon the recommendation of the Compensation Committee, approved the Amended Plan, subject to shareholder approval, in order to:
•Restore our ability to make equity-based incentive awards;
•Set the number of shares available for awards at 400,000 shares;
•Enable us to make equity-based awards to and impose a cap on the annual compensation paid to our nonemployee directors; and
•Update certain plan provisions to align with current governance and market practice.

The complete text of the Amended Plan is attached as Appendix A to this proxy statement. The following summary of the Amended Plan does not purport to be complete and is qualified in its entirety by reference to Appendix A.
Shares Authorized under the Amended Plan
The Board believes that attracting, motivating and retaining a talented team of officers and directors is important to the future success of the Corporation. Equity compensation has been an important component of our compensation program for our executive officers, aligning their interests with those of our shareholders.
As of January 1, 2021, 494,240 shares remained available for issuance or delivery under the 2011 Plan (excluding 19,724 shares relating to outstanding awards). However, our ability to make awards of any of the available shares expired as of January 1, 2021.
We are asking our shareholders to approve the Amended Plan to restore our ability to make equity awards. Based on our anticipated needs for incentive and retention, and allowing for the inclusion of our nonemployee directors and potential expansion in the number of employees who receive awards, we believe that the 400,000 shares that would be authorized for issuance under the Amended Plan would allow us to grant equity awards to employees and directors for approximately five to seven years.
Without shareholder approval of the Amended Plan, we will be required to increase the cash components of our compensation program, which may adversely affect our ability to attract, motivate and retain key officers and directors, and align their interests with those of our shareholders.
In addition, in determining the number of shares authorized under the Amended Plan, the Compensation Committee considered, among other things, our outstanding equity awards, our burn rate, our stock price and volatility, our projected recruiting, incentive and retention needs, the potential dilution of our equity compensation program, the voting guidelines of certain institutional investors and proxy advisory firms, and competitive market practices. The results of this comprehensive analysis were presented to the Compensation Committee and the Board for its consideration. Certain of these factors are outlined below:
Outstanding Awards. As of January 1, 2021, there were 19,724 shares subject to outstanding restricted stock and restricted stock unit awards.

Burn Rate. We used our burn rate as one factor to measure the potential life expectancy of the Amended Plan and shareholder dilution. Our burn rate is summarized in the table below, which provides data on our share usage (which consisted solely of performance-awarded, time-based restricted stock awards made to our Named Executive Officers) for the last three completed fiscal years.

Year	Performance-Awarded, Time-Based RSUs Granted	Burn Rate
2018	17,220	0.14%
2019	19,783	0.15%
2020	19,688	0.14%
Average		0.15%

Dilution and Overhang. We also considered the dilutive impact of the Amended Plan (the so-called “overhang”). The overhang is determined by dividing (i) the number of shares available to be issued under the Amended Plan (inclusive of the number of shares subject to outstanding awards) (the “numerator”), by (ii) our total shares outstanding plus the shares included in the numerator. As of March [•], 2021, the fully diluted overhang, taking into account the 400,000 shares to be authorized under the Amended Plan, would be approximately 2.87%, which we believe to be below financial industry norms.
Provisions Reflecting Sound Corporate Governance Practices
The Amended Plan contains certain provisions that reflect good corporate governance practices and promote alignment with the interests of shareholders:
No Liberal Share Recycling. Shares surrendered to pay the exercise price of stock options, repurchased by us with option proceeds, or withheld for taxes upon exercise or vesting of an award, will not again be available for issuance under the Amended Plan. When a stock appreciation right is exercised and settled in shares, all of the shares underlying the stock appreciation right will be counted against the share limit of the Amended Plan regardless of the number of shares used to settle the stock appreciation right.
Limitations on Dividends and Dividend Equivalents. Dividends or dividend equivalents on performance-based awards are paid only if such award is earned and vested. No dividends or dividend equivalents will be payable with respect to stock options or stock appreciation rights.
No Repricing. “Repricing” of stock options and stock appreciation rights without shareholder approval is prohibited. This includes a prohibition on reducing the exercise price of stock options or stock appreciation rights, cancellation of stock options or stock appreciation rights in exchange for an award having a lower exercise price, for another award, or for cash.
No “Single Trigger” Vesting on Change in Control. Awards do not automatically vest on a change in control of the Corporation, unless the Compensation Committee so provides in an award agreement (award agreements approved by the Compensation Committee currently provide for “double trigger” vesting upon a change in control—a change in control and qualifying termination of employment).
Clawback. Awards granted under the Amended Plan are subject to recoupment under our clawback in the event of a financial restatement.
Summary of the Other Material Provisions of the Amended Plan
The following is a summary of the other material provisions of the Amended Plan, as proposed for approval by the shareholders:
Share Reserve. As noted above, the maximum number of shares that may be issued or transferred with respect to awards under the Amended Plan is 400,000 (which includes 19,724 shares subject to awards outstanding as of January 1, 2021 under the terms of the 2011 Plan). Shares issued under the Amended Plan may include authorized but unissued shares, treasury shares, shares purchased in the open market or a combination of the foregoing. Shares underlying awards that are settled in cash or that terminate or are forfeited, cancelled or surrendered without the issuance of shares will again be available for issuance under the Amended Plan.

Eligibility. All employees, officers and nonemployee directors of the Corporation and its subsidiaries are eligible to receive awards under the Amended Plan, except that Incentive Stock Options may not be granted to nonemployee directors. Currently, there are approximately 957 employees (including our executive officers) and 13 nonemployee directors eligible to participate in the Amended Plan. The Compensation Committee is authorized to select the employees and nonemployee directors who will receive awards under the Amended Plan from time to time.
Administration. The Compensation Committee has the authority and responsibility to administer the Amended Plan. The Compensation Committee consists solely of members intended to be “nonemployee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “independent directors” under the NASDAQ rules. The Compensation Committee may exercise broad discretionary authority in the administration of the Amended Plan, including the authority to determine the treatment of awards upon an employee’s retirement, disability, death, termination for cause or other termination of employment, or during a leave of absence. In addition, the Compensation Committee is authorized to delegate some or all of its administrative duties to one or more of its members or to one or more employees or agents of the Corporation. The Board retains authority to administer and issue awards under the Amended Plan.
Cap on Director Compensation. Our nonemployee directors will be eligible to receive awards under the Amended Plan. However, the Amended Plan imposes a cap on equity awards granted to a nonemployee director, so that the accounting value of those equity awards, when added to any cash compensation paid to the nonemployee director, cannot exceed $300,000 in any calendar year.
Cap on Awards to Employees. The Amended Plan imposes caps on equity awards granted to employees, so that no employee may be granted stock options and/or stock appreciation rights under the Amended Plan for more than 100,000 shares in any calendar year, and no employee may be granted restricted stock, restricted stock units and/or other stock-based awards for more than 100,000 shares in any calendar year.
Adjustments. In the event of any equity restructuring, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, the Compensation Committee will adjust the number and kind of shares that may be delivered under the Amended Plan, the individual award limits, and, with respect to outstanding awards, the number and kind of shares subject to outstanding awards and the exercise price or other price of shares subject to outstanding awards, to prevent dilution or enlargement of rights. The Compensation Committee shall also make such equitable adjustments in the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation.
Types of Awards. The Amended Plan provides for discretionary grants of the following types of awards. Awards are evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Compensation Committee.
Stock Options. Stock options entitle the holder to elect to purchase up to a specified number of shares at a specified price (the exercise price). The exercise price (other than substitute awards) cannot be less than the fair market value of the shares when the options are granted. Under the Amended Plan, stock options may be incentive stock options or non-qualified stock options. Stock options may not be exercised more than ten years from the date of grant, unless the Compensation Committee determines otherwise on an individual basis. All of the 400,000 shares authorized under the Amended Plan may be awarded under incentive stock options.
The applicable option exercise price is payable at the time of exercise in any of the following forms, to the extent permitted by the Compensation Committee: (i) cash, (ii) delivery of unrestricted shares owned by the optionee having a value at the time of exercise equal to the exercise price, (iii) a cashless or net-settlement exercise (including withholding of shares otherwise deliverable on exercise or a broker-assisted arrangement as permitted by applicable laws), (iv) any other manner permitted by law or (v) any combination of the foregoing.
Stock Appreciation Rights. A stock appreciation right entitles the holder to receive, for each share as to which the award is granted, payment of an amount, in cash, in shares or in a combination thereof, as determined by the Compensation Committee, equal in value to the excess of the fair market value of a share on the date of exercise over the fair market value of a share on the day the stock appreciation right was granted.
Restricted Stock. Restricted stock means shares that are actually issued to the recipient of the award, but the recipient has no right to sell them, pledge them or otherwise transfer any interest in them until it is determined in the future how many shares the recipient is entitled to retain (free of such restrictions) and how many shares must be forfeited back to the Corporation. Such determination will be based on the conditions the Compensation Committee attaches to the award, which may include performance-based conditions (as described below).

Restricted Stock Unit (“RSU”). A RSU award is a promise by the Corporation to issue up to a fixed number of shares to the award recipient at some point in the future, with the number of shares that are actually issued and the number of shares that are forfeited being determined by the conditions attached to the award by the Compensation Committee, which may include performance-based conditions (as described below).
Dividends and Dividend Equivalents. The Compensation Committee may provide that dividends or dividend equivalents may be credited with respect to awards (other than stock options and stock appreciation rights). Such dividends and dividend equivalents may be accumulated and paid only upon vesting of the award or paid to the participant as such dividends and dividend equivalents are paid to the shareholders; provided, that dividends and dividend equivalents with respect to performance-based awards may be paid only when the award is earned and vested.
Incentive Awards. Incentive awards are awards of shares or of amounts payable in cash subject to such terms and conditions as the Compensation Committee may determine at the time of the award (which may include performance-based conditions).
Vesting and Forfeiture of Awards. The exercisability, vesting or forfeiture of awards under the Amended Plan is determined by the Compensation Committee. The Amended Plan grants broad discretion to the Compensation Committee to determine the terms and conditions applicable to awards.
The vesting of awards is generally dependent upon the employee’s or director’s continuing service until the vesting conditions are satisfied, except in certain circumstances. Under the Amended Plan, unless otherwise provided by the Compensation Committee in the applicable award agreement, awards will vest in part or in full upon termination due to death, disability, retirement, termination without cause or resignation for good reason.
Performance-Based Awards. The Compensation Committee has the right under the Amended Plan to grant awards based upon or that will become earned, vest or be forfeited by reference to the level of achievement of objective and pre-established performance goals. Under the Amended Plan, the goals may be based on one or more of the following criteria: return on assets; earnings before interest, taxes, depreciation and amortization (EBITDA); net income; total shareholder return; return on equity; affiliate or division operating income; pre- or after-tax income; cash flow; cash flow per share; earnings per share (basic or diluted); return on invested capital; economic value added (or an equivalent metric); share price performance; improvement in or attainment of expense levels; loan growth; asset quality; loan spread; deposit growth; improvement in or attainment of working capital level; and/or such financial or other criteria as the Compensation Committee may select.
Transferability of Certain Awards. Unless otherwise provided by the Compensation Committee, stock options and stock appreciation rights granted under the Amended Plan will not be transferable by a participant other than by will or the laws of descent and distribution, and restricted stock and RSU awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the vesting period. In no event may the Compensation Committee permit a stock option to be transferred for consideration.
Change in Control. A “change in control” of the Corporation will not result in the immediate full vesting of outstanding awards under the Amended Plan, so long as any successor to the Corporation or any person or persons acquiring control of the Corporation agrees to assume and continue awards outstanding under the Amended Plan (or substitute equivalent awards). The assumed or substitute awards will continue to be earned, vested or forfeited according to the terms of the Amended Plan, including, the provisions which provide for full vesting of awards in the event of termination due to death, disability, retirement, by the Corporation without cause or resignation for good reason. In the event the awards are not assumed (or a substitute award is not provided), all outstanding awards will vest in full upon the change in control; performance-based awards will be treated as earned at the target level of performance.
The Amended Plan includes provisions that could result in a reduction of the amount paid to a participant in the event any payment or benefit resulting from an award, including accelerated vesting of any equity compensation, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and could be subject to the excise tax imposed by Section 4999 of the Code. In that event, the payment would be either provided to the recipient in full or provided to the recipient to such lesser extent which would result in no portion of such payment being subject to the excise tax, whichever of the foregoing amounts results in the receipt by the recipient, on an after-tax basis, of the greatest amount of the payment.
A change in control means (i) a change in ownership of the Corporation upon any person, or group of persons, acquiring ownership of stock of the Corporation that constitutes more than 50 percent of the total fair market value or total voting power of the outstanding voting stock of the Corporation, (ii) a change in effective control of the Corporation occurs upon (A) any person or group acquiring during the 12-month period ending on the date of the most recent acquisition by such person(s), ownership of stock of the Corporation possessing 30 percent or more of the total voting power; or (B) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board prior to the date of the appointment or election or (iii) a change in ownership of a substantial portion of the Corporation’s assets occurs upon any person or group acquiring during the 12-month period ending on the date of the most recent acquisition by such person(s), assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets immediately prior to such acquisition(s). A change in control will not include any acquisition of shares by the First Financial Corporation Employee Stock Ownership Plan or any other employee benefit plan of an affiliate or subsidiary of the Corporation.
Waiver of Conditions. The authority of the Compensation Committee under the Amended Plan includes the right to waive the satisfaction of any or all conditions in an award as to the vesting of the shares awarded.
Amendments and Termination. The Board may amend or discontinue the Amended Plan at any time, with shareholder approval to the extent required by applicable law or rules of the NASDAQ. No such amendment or termination, however, may adversely affect any holder of outstanding awards without his or her consent.
Term. The term of the Amended Plan is from January 1, 2021 to April 20, 2031 (which, assuming the Amended Plan is approved by the shareholders, would be the tenth anniversary of shareholder approval).
Federal Income Tax Consequences to Participants
Overview. The following discussion is limited to a summary of the U.S. federal income tax consequences of the grant, exercise and vesting of awards under the Amended Plan. This summary is based on the law and regulations in effect on the date of this proxy statement. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.
Non-Qualified Stock Options. In general, (i) a participant will not recognize income at the time a non-qualified option is granted; (ii) a participant will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price paid for the shares; and (iii) at the time of sale of shares acquired pursuant to the exercise of the non-qualified option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss), depending on how long the shares have been held.
Incentive Stock Options. A participant will not recognize income at the time an incentive stock option is granted or exercised. However, the excess of the fair market value of the shares on the date of exercise over the option exercise price paid may constitute a preference item for the alternative minimum tax. If shares are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the issuance of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares as of the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss), depending on the holding period.
Stock Appreciation Rights. A participant will not recognize income upon the grant of stock appreciation rights. The participant generally will recognize ordinary income when the stock appreciation rights are exercised in an amount equal to the cash and the fair market value of any unrestricted shares received on the exercise.
Restricted Stock. A participant will not be subject to tax until the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. At that time, the participant will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares). However, a participant who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain depending upon how long the shares have been held. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to forfeiture and transfer restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs. A participant will not recognize income upon the grant of an RSU award. Upon payment of the awards, the participant generally will recognize ordinary income in an amount equal to the cash and the fair market value of any unrestricted shares received.
Incentive Awards. Any cash or unrestricted shares with respect to other incentive awards will be taxed to the participant at ordinary income rates when such cash or unrestricted shares are received by the participant.
Dividends or Dividend Equivalents. Any dividends or dividend equivalents awarded with respect to awards granted under the Amended Plan and paid in cash or unrestricted shares will be taxed to the participant at ordinary income rates when such cash or unrestricted shares are received by the participant.
Section 409A. The Amended Plan permits the grant of various types of awards that may or may not be exempt from Section 409A of the Code. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the award could be subject to tax at an earlier time than described above and could be subject to additional taxes and penalties. Awards granted under the Amended Plan generally will be designed either to be exempt from, or to comply with the requirements of, Section 409A.
Federal Income Tax Consequences to the Corporation
To the extent that a participant recognizes ordinary income in the circumstances described above, the Corporation will be entitled to a corresponding federal income tax deduction; provided that, among other things, the income (i) meets the test of reasonableness, is an ordinary and necessary business expense, and is not an “excess parachute payment” within the meaning of Section 280G of the Code; and (ii) is not disallowed by the $1 million limitation on executive compensation under Section 162(m) of the Code.
Registration with the SEC
The Corporation intends to file with the SEC a Registration Statement on Form S-8 relating to the issuance of additional shares under the Amended Plan pursuant to the Securities Act of 1933, as amended, after approval of the Amended Plan by the Corporation’s shareholders.
Awards under the Amended Plan
On February 16, 2021, the Compensation Committee granted restricted stock awards under the Amended Plan to our executive officers based upon achievement during 2020 against pre-established performance goals. Pursuant to the terms of the Amended Plan, the restricted stock awards cannot vest unless the Amended Plan is approved by the shareholders at the Annual Meeting. In the event the Amended Plan is not approved, the restricted stock awards will be cancelled. The following table sets forth with respect to each of our Named Executive Officers the number of shares subject to the restricted stock award granted in February 2021, and restricted stock awards outstanding as of December 31, 2020. No awards have been made to any other officers or employees, or to any directors of the Corporation or its subsidiaries under the Amended Plan.

Name Executive Officer	February 2021 Restricted Stock Awards		Outstanding Restricted Stock Awards as of December 31, 2020
	Number of Shares	Grant Date Value	Number of Shares	Value at December 31, 2020
Norman L. Lowery	10,738	$448,960	10,149	$394,289
Rodger A. McHargue	3,107	129,925	2,861	111,150
Norman D. Lowery	3,510	146,764	3,174	123,310
Stephen H. Holliday	2,661	111,286	2,451	95,221
Karen L. Milienu	1,143	47,805	1,089	42,308

Additional information with respect to awards outstanding as of December 31, 2020 is set forth in the “Outstanding Equity Awards Table” on page [ ].
Future awards under the Amended Plan are made at the discretion of the Compensation Committee and, accordingly, it is not possible at this time to determine the specific awards that may be made under the Amended Plan.

Vote Required
The affirmative vote of a majority of the votes cast is required to approve the Amended Plan. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FIRST FINANCIAL CORPORATION AMENDED AND RESTATED 2011 OMNIBUS EQUITY INCENTIVE PLAN.

PROPOSAL 4: AMENDMENT OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO PROVIDE SHAREHOLDERS THE RIGHT TO AMEND THE CODE OF BY-LAWS OF FIRST FINANCIAL CORPORATION
The Board is asking our shareholders to approve an amendment to our Amended and Restated Articles of Incorporation which, if approved, would provide shareholders with the right to amend the Code of By-Laws of the Corporation.
Description of the Proposed Amendment
Our Amended and Restated Articles of Incorporation reserves for the Board the exclusive power, without the assent or vote of the shareholders, to make, alter, amend or repeal any provision of the Code of By-Laws of the Corporation, reflecting the default rule under Indiana law. At a meeting held on February 16, 2021, the Board unanimously adopted resolutions approving and submitting to a vote of the shareholders an amendment to Article 7, Section 7.06, of the Corporation’s Amended and Restated Articles of Incorporation, which would provide the Corporation’s shareholders the power to amend the Corporation’s Code of By-Laws if such amendment to the Code of By-Laws is approved by the affirmative vote of a two-thirds majority of all the votes entitled to be cast on the matter. The complete text of Section 7.06 of Article 7, as proposed to be amended (the “Amendment”), reads as follows:
SECTION 7.06. CODE OF BY-LAWS. Any provisions of the Code of By-Laws of the Corporation may be made, altered, amended or repealed by either: (a) the Board of Directors by an affirmative vote of a number of Directors equal to a majority of the number who constitute the full Board of Directors at the time of such action, without the assent or vote of the Shareholders or (b) the affirmative vote of Shareholders holding at least a majority of the voting power of all of the then-outstanding shares of Voting Stock, voting together as a single class, entitled to vote on the matter at any meeting of the Shareholders, provided that the proposed alteration, amendment, change or repeal is contained in the notice of such Shareholder meeting.
Discussion of the Proposed Amendment
During 2020, our Board conducted a thorough review of our corporate governance practices with a goal to enhance those practices. The Code of By-Laws establishes a number of fundamental corporate governance principles for the Corporation, including rules for meetings of our shareholders, the election and duties of our Board and officers, among other provisions. Our Board has carefully considered the advantages and disadvantages of adopting an amendment to allow shareholders to amend the Code of By-Laws. On one hand, reserving to the Board the authority to amend the Code of By-Laws, gives the Board the ability to ensure that the Code of By-Laws are appropriately designed to enhance long-term value for shareholders. However, most publicly traded companies provide shareholders with the right to amend the by-laws. After weighing these considerations and upon the recommendation of the Governance and Nominating Committee, the Board has concluded that it is in the best interests of the Corporation and its shareholders to enhance the Corporation’s governance practices by providing shareholders with the ability to amend the Code of By-Laws.
If the Amendment is adopted by the shareholders, the Amendment would permit shareholders to act to make, alter, amend or repeal our Code of By-Laws upon receiving the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote on the matter. If the Amendment is not approved, our Amended and Restated Articles of Incorporation will remain unchanged and the Board will retain exclusive authority to make, amend, alter or repeal the Code of By-Laws.
Vote Required
Under our Articles of Incorporation, the affirmative vote of at least two-thirds (66 2/3%) of the voting power of the outstanding shares of common stock of the Corporation is required to approve the Amendment. Abstentions and broker non-votes will have the effect of being votes cast against the proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT.

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF CROWE LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At its March 2, 2021 meeting, the Audit Committee of the Board recommended and approved the appointment of Crowe LLP as the Corporation’s independent registered public accounting firm to audit the books, records and accounts of the Corporation for 2021. The Corporation is seeking ratification of such action. Crowe LLP has been our independent registered public accounting firm since fiscal year 1999. Representatives of Crowe LLP are expected to be in attendance, virtually, at the Annual Meeting and will be provided an opportunity to make a statement should they desire to do so and to respond to appropriate inquiries from the shareholders.
The Audit Committee is responsible for the appointment and oversight of the Corporation’s independent registered public accounting firm. If shareholders do not ratify the selection of Crowe LLP as our independent registered public accounting firm, then the Audit Committee will reconsider the selection of Crowe LLP but may, nevertheless, continue to retain Crowe LLP. Even if the selection is ratified, the Audit Committee has the discretion to appoint a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be appropriate.
Vote Required
The affirmative vote of a majority of the votes cast is required to ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

MATTERS RELATING TO INDEPENDENT PUBLIC ACCOUNTING FIRM

Fees Paid to Crowe LLP

The following table sets forth the aggregate fees billed by Crowe for audit services rendered in connection with the consolidated financial statements and reports for fiscal year 2020 and fiscal year 2019 and for other services rendered during fiscal year 2020 and fiscal year 2019 on behalf of the Corporation and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to the Corporation:

	2020	2019
Audit Fees		$925,450
Audit-Related Fees		4,200
Tax Fees		115,665
All Other Fees		4,000
Total		$1,049,315
Audit Fees. Consists of fees billed for professional services rendered for (i) the audit of the Corporation’s consolidated financial statements, (ii) the integrated audit over internal controls as required under Section 404 of the Sarbanes-Oxley Act, (iii) the review of the interim condensed consolidated financial statements included in quarterly reports, (iv) the audit of the captive insurance agency owned by First Financial Corporation, (v) the services that are normally provided by Crowe in connection with statutory and regulatory filings or engagements and (vi) attest services, except those not required by statute or regulation.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations for 2020 and 2019. The increase in 2020 audit-related fees were associated with the acquisition HopFed Bancorp, Inc.
Tax Fees.  Consists of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for professional services related to federal and state tax compliance, and assistance with tax audits and appeals for the company and the captive insurance agency. Other tax services consist of fees billed for other miscellaneous tax consulting, planning, and required filings.

All Other Fees.  All other fees include SOX 404 and internal audit software licensing fees, as well as non-audit related consulting services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accounting Firm

All of the fees and services described above under “audit fees,” “audit-related fees,” “tax fees” and “all other fees” were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders desiring to make a director nomination or a proposal for any business or matter to be presented at any annual meeting of shareholders of the Corporation must comply with the advance notice procedures provided in our Code of By-Laws. Those procedures are summarized below. Failure to comply with our by-law procedures and deadlines may preclude presentation of your director nomination or proposal at an annual meeting. A complete copy of our Code of By-Laws was included as an exhibit to the Corporation’s Form 8-K filed on February 22, 2021 and is available on the SEC’s website at www.sec.gov.
Submission of Shareholder Proposals and Director Nominations; Notice Deadlines
Nominations for the election as directors and proposals for any business or matter to be presented at any annual meeting of shareholders may be made by any shareholder of record at the time notice of such meeting is mailed and who is entitled to vote in the election of directors or on the business or matter to be presented, as the case may be, provided that any proposal must be in proper form and such shareholder must comply with the notice procedures and other requirements with respect to director nominations and shareholders proposals set forth in Section 11 of our Code of By-Laws, including timely notice. In order for a shareholder to properly and timely make a nomination or proposal, the Corporation’s Secretary must receive notice thereof in writing at the Corporation’s principal office (x) neither later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day in advance of the anniversary of the previous year’s annual meeting if the annual meeting is to be held on a day which is not more than thirty (30) days in advance of the anniversary of the previous year’s annual meeting or not later than sixty (60) days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting, including in the event that no annual meeting was held in the previous year, not earlier than the close of business one hundred twenty (120) days prior to the annual meeting and not later than the close of business on the later of: (1) the ninetieth (90th) day prior to the annual meeting and (2) the close of business on the tenth (10th) day following the first date of public disclosure of the date of such annual meeting. In no event will the public disclosure of an adjournment or postponement of an annual meeting commence a new notice period (or extend any notice period).
Each notice given by a shareholder with respect to a nomination for election or with respect to proposed business other than a director nomination must set forth for each nominee or with respect to such other business the information enumerated in Section 11 of our Code of By-Laws. In addition, the proposing shareholder also must provide the information and representations enumerated in Section 11 of our Code of By-Laws about such proposing shareholder and may be asked to provide any other information relating to his or her nominee or the proposed business as may be reasonably requested by us.
Inclusion in Our Proxy Materials
A shareholder who desires to include a proposal in our proxy soliciting materials relating to our 2022 annual meeting of shareholders must send the proposal in writing to Mr. Rodger A. McHargue, our Secretary, such that we receive it at our principal executive office at One First Financial Plaza, Terre Haute, Indiana 47808 no later than November 19, 2021. Any such proposal must be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING
The SEC’s e-proxy rules require companies to post their proxy materials on the Internet and permit them to provide only a Notice of Internet Availability of Proxy Materials to shareholders. For this proxy statement, we have chosen to follow the SEC’s “full set” delivery option and therefore, although we are posting a full set of our proxy materials (this proxy statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2020) online, we are also mailing a full set of our proxy materials to our shareholders. The Corporation’s Proxy Statement for the 2021 Annual Meeting of Shareholders, Proxy Card and Annual Report to Shareholders for the fiscal year ended December 31, 2020, are available at www.first-online.bank/proxy.
We are mailing a full set of our printed proxy materials to shareholders on or about March [•], 2021. On this date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials on the website at www.first-online.bank. These proxy materials will be available free of charge.
HOUSEHOLDING
To reduce the expense of delivering duplicate proxy materials to our shareholders, we are relying on SEC rules that permit us to deliver only one proxy statement to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive a separate copy of the annual report or proxy statement or if you wish to receive separate copies of future annual reports or proxy statements, please contact our Chief Financial Officer and Secretary, Rodger McHargue by phone at (812) 238-6000 or by mail at First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808. We will deliver the requested documents promptly upon your request. If you and other shareholders of record with whom you share an address currently receive multiple copies of annual reports or proxy statements or if you hold our stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement, please contact our Chief Financial Officer and Secretary, Rodger McHargue by phone at (812) 238-6000 or by mail at First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.
ADDITIONAL INFORMATION
Upon written request, the Corporation will provide without charge to each requesting shareholder a copy of the Corporation’s 2020 Annual Report on Form 10-K, which is required to be filed with the SEC. Address all requests to:
Rodger A. McHargue, Chief Financial Officer and Secretary
First Financial Corporation
One First Financial Plaza
P.O. Box 540
Terre Haute, Indiana 47808

OTHER MATTERS
As of the date of this Proxy Statement, the Corporation knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to the Corporation will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.
By Order of the Board of Directors

/s/ Rodger A. McHargue
Chief Financial Officer and Secretary
March [·], 2021

FIRST FINANCIAL CORPORATION
ATTN: RODGER MCHARGUE
ONE FIRST FINANCIAL PLAZA
P.O. BOX 540
TERRE HAUTE, IN 47808

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/20/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/THFF2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/20/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) Thomas T. Dinkel 02) Norman L. Lowery 03) Thomas C. Martin 04) James O. McDonald 05) William J. Voges

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

	For	Against	Abstain
2. Approve, by non-binding vote, compensation paid to the Corporation's named executive officers.	☐	☐	☐
3. To approve the First Financial Corporation Amended and Restated 2011 Omnibus Equity Incentive Plan.	☐	☐	☐
4. To amend the Amended and Restated Articles of Incorporation to provide shareholders the right to amend the Code of By-laws of the Corporation.	☐	☐	☐
5. Ratification of the appointment of Crowe LLP as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000488140_1 R1.0.0.153

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2020 Annual Report on Form 10K and Notice & Proxy Statement are available at www.proxyvote.com

FIRST FINANCIAL CORPORATION
Annual Meeting of Shareholders
April 21, 2021 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints James E. Brown as proxy, having the power to act and to appoint his substitute, to represent and to vote all shares of common stock of First Financial Corporation (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, April 21, 2021, at 11:00 a.m. (local time), and at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present.

This proxy will be voted as directed, but if no direction is given, this proxy will be voted FOR all of the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, and FOR Proposal 5. With respect to any other matters as may properly come before the Annual Meeting of Shareholders, or any adjournment or postponement thereof, the proxy named herein will have the authority to vote on such matters and intends to vote in accordance with the recommendation of the Corporation's Board of Directors or, in the absence of such a recommendation, in accordance with his best judgment.

0000488140_2 R1.0.0.153

Continued and to be signed on reverse side

APPENDIX A
FIRST FINANCIAL CORPORATION
AMENDED AND RESTATED 2011 OMNIBUS EQUITY INCENTIVE PLAN

ARTICLE 1
ESTABLISHMENT, PURPOSES AND DEFINITIONS

1.1    Establishment of the Plan. First Financial Corporation, an Indiana corporation, established this equity-based incentive compensation plan effective as of January 1, 2011 known as the “First Financial Corporation 2011 Omnibus Equity Incentive Plan.” The Board of Directors of the Company has approved the amendment and restatement of the plan, to be known as the “Amended and Restated 2011 Omnibus Equity Incentive Plan,” as set forth in this document, effective as of January 1, 2021, subject to approval by a majority of the Shares of the Company represented at the shareholders’ meeting at which approval of the Plan is considered, as specified in Section 12.4. No Options or Stock Appreciation Rights granted after January 1, 2021 may be exercised and no other Award granted after January 1, 2021 may be exercised or otherwise paid, vested or earned under this Plan until the Plan has been approved by the shareholders.
1.2    Purposes of the Plan. The purposes of this Plan are to further the growth and financial success of the Company and its Affiliates by aligning the interests of the Participants, through the ownership of Shares and through other incentives, with the interests of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of officers, directors and employees who make significant contributions to the Company’s success and to allow the Company’s officers, directors and employees to share in the success of the Company.
1.3    Definitions. Whenever the initial letter of the following words or phrases is capitalized in the Plan, including any Supplements, they will have the respective meanings set forth below unless otherwise defined herein:
(a)    “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder includes such section or regulation, any valid regulation promulgated under such section and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(b)    “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships, limited liability companies, joint ventures and Subsidiaries) controlling, controlled by or under common control with the Company.
(c)    “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units or Incentive Awards.
(d)    “Award Agreement” means the agreement or other writing (which may be framed as a plan, program, scorecard or notification, and which may be in electronic format) that sets forth the terms and conditions of each Award under the Plan, including any amendment or modification thereof.
(e)    “Award Rate” means, for purposes of making Incentive Awards pursuant to Article 9, the amount of cash awarded to a Participant, expressed as a percentage of a Participant’s Base Salary or such other amount as determined by the Committee.
(f)    “Bank” means First Financial Bank, N.A.
(g)    “Base Salary” means the regular base salary and board of director retainer, committee and meeting fees paid by the Company or an Affiliate to an employee or director during a calendar year, exclusive of additional forms of compensation such as bonuses, other incentive payments, automobile allowances, tax gross-ups and other fringe benefits. Base Salary will include also salary deferral contributions made pursuant to any employee benefit plan maintained by the Company or any Affiliate.
(h)    “Beneficiary” means the person or persons designated by a Participant to receive the benefits under this Plan, if any, which become payable as a result of the Participant’s death.
(i)    “Board” means the Board of Directors of the Company.

(j)    “Cashless Exercise” means, (a) the payment of the Exercise Price of Options through a “same day sale” commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased in order to pay the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such stock to forward the Exercise Price directly to the Company, or (b) through a “margin” commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company.
(k)    “Cause” means the following: (i) in the case where there is no employment agreement, severance agreement or similar agreement in effect between the Company or an Affiliate and the Participant in effect at the time of Termination of Service (or there is such an agreement but it does not define “cause” (or words of like import)):
(i)    An intentional act of fraud, embezzlement, theft or personal dishonesty; willful misconduct, or breach of fiduciary duty involving personal profit by the Participant in the course of his employment or service with the Company or an Affiliate. No act or failure to act shall be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence. An act or failure to act shall be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of the Company or an Affiliate;
(ii)    Intentional wrongful damage by the Participant to the business or property of the Company or an Affiliate, causing material harm to the Company or an Affiliate;
(iii)    Breach by the Participant of any confidentiality or nondisclosure agreement in effect from time to time with the Company or an Affiliate;
(iv)    Gross negligence or insubordination by the Participant in the performance of the Participant’s duties; or
(v)    Removal or permanent prohibition of the Participant from participating in the conduct of Company’s or an Affiliate’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 USC 1818(e)(4) and (g)(1); or
(vi) in the case where there is an employment agreement, severance agreement or similar agreement in effect at the time of Termination of Service that defines “cause” (or words of like import), “cause” as defined under such agreement.
(l)    “Change in Control” will have the meaning assigned to such term in Section 10.2.
(m)    “Code” means the Internal Revenue Code of 1986, as amended.
(n)    “Committee” means the Compensation and Employee Benefits Committee of the Board.
(o)    “Company” means, unless otherwise stated, First Financial Corporation, organized and existing under the laws of the State of Indiana, or any successor (by merger, consolidation, purchase or otherwise) to such corporation that assumes the obligations of such corporation under the Plan.
(p)    “Director” means any individual who is a member of the Board or the board of directors of any Affiliate, whether on the date this Plan is adopted by the Board or on a date subsequent to such approval.
(q)    “Disability” a disability as determined under a long-term disability insurance policy sponsored by the Company or an Affiliate. Notwithstanding the foregoing, the term “Disability” for purposes of Section 5.9 will mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical and mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(r)    “Effective Date” means January 1, 2021.
(s)    “Eligible Employee” means all employees of the Company or an Affiliate, whether such employees are employed on the date that this Plan is adopted by the Board or become employed subsequent to such approval.

(t)    “Exercise Period” means the period during which a SAR will be exercisable in accordance with the applicable Award Agreement and Article 6.
(u)    “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.
(v)    “Fair Market Value” means the mean between the highest and lowest quoted selling prices of the common stock of the Company as reported on NASDAQ as of the day the applicable Award is granted to a Participant. The Company’s common stock was not traded on such date, then on the day prior to such date or on the next preceding day on which the Company’s common stock was traded.
(w)    “Good Reason” means the following: (i) in the case where there is no employment agreement, severance agreement or similar agreement in effect between the Company or an Affiliate and the Participant in effect at the time of Termination of Service (or there is such an agreement but it does not define “cause” (or words of like import)) occurrence of any of the following events, which has not been consented to in advance by the Participant in writing:
(i)    The requirement that the Participant move his personal residence;
(ii)    A reduction of ten percent or more in the Participant’s Base Salary, unless part of an institution-wide reduction and similar to the reduction in the base salary of all other similarly situated officers of the Company or the Bank;
(iii)    The removal of the Participant from participation in any incentive compensation (including, but not limited to, the Plan) or performance-based compensation plans or bonus plans unless the Company terminates participation in the plan or plans with respect to all other similarly situated officers of the Company or the Bank;
(iv)    The assignment to the Participant of duties and responsibilities materially different from those normally associated with his position; or
(v)    A material diminution or reduction in the Participant’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Company or an Affiliate; or
(vi)    in the case where there is an employment agreement, severance agreement or similar agreement in effect at the time of Termination of Service that defines “good reason” (or words of like import), “good reason” as defined under such agreement.
(x)    “Grant Date” means, with respect to any Award granted under this Plan, the date on which the Award was granted by the Committee, regardless if the Award Agreement to which the Award relates is executed subsequent to such date.
(y)    “Incentive Award” means a cash-based Award granted to a Participant pursuant to Article 9.
(z)    “Incentive Stock Option” means an Option granted under this Plan to purchase Shares that is designated as an Incentive Stock Option and is intended to meet the requirements of Code Section 422.
(aa)    “NASD Dealer” means a broker-dealer who is a member of the National Association of Securities Dealers, Inc.
(bb)    “Nonemployee Director” means a Director who is not also an employee of the Company or any Affiliate.
(cc)    “Nonqualified Stock Option” means an Option granted under this Plan to purchase Shares that is not an Incentive Stock Option.
(dd)    “Option” means an Incentive Stock Option or a Nonqualified Stock Option.
(ee)    “Option Period” means the period during which an Option will be exercisable in accordance with the applicable Award Agreement and Article 5.
(ff)    “Participant” means an Eligible Employee or Director who has been selected by the Committee to receive an Award under this Plan.

(gg)    “Performance Goals” means the goals, if any, which must be attained, for a Participant to earn an Award. As determined by the Committee in its sole discretion, the Performance Goals , if any, which may be applicable to each Award granted under the Plan will provide for a targeted level or levels of financial achievement with respect to one or more of the following business criteria: (i) return on assets; (ii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iii) net income; (iv) total shareholder return; (v) return on equity; (vi) Affiliate or division operating income; (vii) pre- or after-tax income; (viii) cash flow; (ix) cash flow per share; (x) earnings per share (basic or diluted); (xi) return on invested capital; (xii) economic value added (or an equivalent metric); (xiii) share price performance; (xiv) improvement in or attainment of expense levels; (xv) loan growth; (xvi) asset quality; (xvii) loan spread; deposit growth; (xviii) improvement in or attainment of working capital level; and (xix) such financial or other criteria as the Committee may select. Performance Goals may differ from Participant to Participant and from Award to Award.
(hh)    “Performance Period” means the period of time during which Performance Goals must be achieved with respect to an Award, as determined by the Committee in its sole discretion.
(ii)    “Period of Restriction” means the period during which Shares of Restricted Stock or Restricted Stock Units are subject to transfer restrictions and, therefore, the Shares or Units are subject to a substantial risk of forfeiture.
(jj)    “Plan” means this Amended and Restated First Financial Corporation 2011 Omnibus Equity Incentive Plan, as set forth in this document and as hereafter amended from time to time.
(kk)    “Restricted Stock” means an Award granted to a Participant pursuant to Article 7.
(ll)    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8.
(mm)    “Retirement” or “Retires” means a Participant’s Termination of Service on or after attaining age 65 for reasons other than Cause, Good Reason, death or Disability, or such other age and/or combination of age and years of service as may be set forth in an Award Agreement.
(nn)    “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future rule or regulation amending, supplementing or superseding such rule.
(oo)    “Section 16 Person” means a person subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions that involve equity securities of the Company.
(pp)    “Shares” means the whole shares of issued and outstanding regular voting common stock, no par value, of the Company, whether presently or hereafter issued and outstanding, and any other stock or securities resulting from adjustment of Shares as provided in Section 4.3, or the stock of any successor to the Company which is so designated for the purposes of the Plan.
(qq)    “Stock Appreciation Right” or “SAR” means an Award granted to a Participant pursuant to Article 6.
(rr)    “Subsidiary” means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, general partnership interests or membership interests, as the case may be, that is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. A Subsidiary includes any Subsidiary of the Company as of the Effective Date and each entity that becomes a Subsidiary of the Company after the Effective Date.
(ss)    “Termination of Service” or “Termination” means the occurrence of any act or event or any failure to act, whether pursuant to an employment agreement or otherwise, that actually or effectively causes or results in a Participant ceasing, for whatever reason, to be an employee of the Company or an Affiliate, or a Director, including, but not limited to, death, Disability, Retirement, termination by the Company or an Affiliate of the Participant’s employment or service as a Director with the Company or an Affiliate (whether with or without Cause) and voluntary resignation or termination by the Participant of his or her employment or service as a Director with the Company or an Affiliate (whether with or without Good Reason). A Termination of Service will also occur with respect to an Eligible Employee who is employed by or serves as a Director of an Affiliate if the Affiliate ceases to be an Affiliate of the Company and the Participant does not immediately thereafter become an Eligible Employee or a Director of the Company or another Affiliate. For purposes of this Plan, transfers or changes of employment of a Participant between the Company and an Affiliate (or between Affiliates) will not be deemed a Termination of Service.

ARTICLE 2
ADMINISTRATION

2.1    The Committee. This Plan will be administered by the Committee. The decision or action of a majority of the actual number of members of the Committee will constitute the decision or action of the Committee. The Committee will consist of not less than three Directors. The members of the Committee will be appointed from time to time by, and will serve at the pleasure of, the Board. The Committee will be comprised solely of Directors who are (a) “nonemployee directors” under Rule 16b-3 and Award Agreements, and (b) independent under the director independence requirements of the NASDAQ Stock Market or, if it changes, the principal securities exchange or market on which the Shares are then traded or listed. Failure of the Committee to be so comprised will not result in the cancellation, termination, expiration or lapse of any Award.
2.2    Authority of the Committee. Except as limited by law or by the Articles of Incorporation or Code of By-Laws of the Company, and subject to the provisions of this Plan, the Committee will have full power and discretion to: (a) select Eligible Employees and Directors to receive an Award under this Plan; (b) determine the sizes and types of Awards; (c) determine the terms and conditions of Awards and Award Agreements in a manner consistent with this Plan; (d) construe and interpret this Plan, all Award Agreements and any other agreements or instruments entered into under this Plan; and (e) establish, amend or waive rules and regulations for the Plan’s administration; and amend the terms and conditions of any outstanding Award and applicable Award Agreement to the extent such terms and conditions are within the discretion of the Committee as provided in this Plan. Further, the Committee will make all other determinations which may be necessary or advisable for the administration of this Plan. All determinations and decisions made by the Committee, the Board and any delegate of the Committee will be final, conclusive and binding on all persons, including the Company and Participants. No such determinations will be subject to de novo review if challenged in court.
2.3    Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under this Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to grants to Section 16 Persons or (b) in a manner that would adversely impact Awards under Rule 16b-3.
2.4    Notice to Committee. Any notice or document required to be given to or filed with the Committee will be properly given or filed if hand delivered (and a delivery receipt is received) or mailed by certified mail, return receipt requested, postage paid, to the Compensation Committee, First Financial Corporation Board of Directors, at P.O. Box 540, Terre Haute, Indiana, 47808.
2.5    Considerations in Establishing Performance Goals. In determining appropriate Performance Goals, if any, to be applicable with respect to Awards and the relative weight accorded each Performance Goal, the Committee shall:
(a)    Balance risk and financial results in a manner that does not encourage Participants to expose the Company and its Subsidiaries to imprudent risks;
(b)    Make such determination in a manner designed to ensure that the overall compensation of a Participant is balanced and that the Awards are consistent with the policies and procedures of the Company and its Subsidiaries regarding such compensation arrangements; and
(c)    Monitor the success of the Performance Goals and weighting established in prior years, alone and in combination with other incentive compensation awarded to the same Participants, and make appropriate adjustments in future calendar years as needed so that payments appropriately incentivize Participants and appropriately reflect risk.
2.6    Communication of Award Opportunity Level and Awards. Performance Goals (and their respective weightings) and any other requirements, criteria, attributes, terms and conditions for Awards shall be communicated in writing by the Committee to the Participants eligible for such Awards in an Award Agreement.
ARTICLE 3
ELIGIBILITY

3.1    Eligibility. Except as herein provided, the individuals who are eligible to participate in this Plan and be granted Awards are those individuals who are Eligible Employees or Directors. The Committee may, from time to time and in its sole discretion, select Eligible Employees and Directors to be granted Awards and will determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award, the Committee may give consideration to the functions and responsibilities of the Eligible Employee and Director to the Company or its Affiliates, the value of the Eligible Employee’s and Director’s services (past, present and future) to the Company or its Affiliates and such other factors deemed relevant by the Committee in its sole discretion. An Eligible Employee or Director will become a Participant in this Plan as of the date specified by the Committee. A Participant can be removed as an active Participant by the Committee effective as of any date; provided, however, that no such removal will adversely affect any Award previously granted to the Participant.
3.2    No Contract of Employment or for Services. Neither this Plan nor any Award Agreement executed hereunder will constitute a contract of employment or for services between an Eligible Employee or Director and the Company or an Affiliate, and participation in this Plan will not give a Participant the right to be rehired by or retained in the employment or service of the Company or an Affiliate.
ARTICLE 4
SHARES SUBJECT TO THIS PLAN

4.1    Total Number of Shares.
(a)    The total number of Shares that may be available for Awards which are outstanding or may be granted under the Plan from and after January 1, 2021 shall be 400,000 Shares (inclusive of 19,724 Shares applicable to Awards outstanding as of January 1, 2021), adjusted in accordance with the provisions of Section 4.3 hereof. The Shares so issued may be Shares held in the treasury or Shares that are authorized but unissued, as elected by the Committee.
(b)    Stock Options and SAR Awards shall reduce the number of Shares available for Awards by one Share for every Share subject to the Stock Option or SAR Award; provided that SARs that may be settled only in cash shall not reduce the number of Shares available for Awards. Restricted Stock, Restricted Stock Unit and other Incentive Awards settled in Shares shall reduce the number of Shares available for Awards by each Share delivered.
(c)    Any Shares subject to an Award but that are not issued because of a lapse, expiration, cancellation or termination of any such Award, or that have been issued in connection with a Restricted Stock Award that is subsequently cancelled or forfeited, shall once again be available for issuance pursuant to subsequent Awards. The number of Shares delivered by the Participant or withheld by the Company on the Participant’s behalf as full or partial payment of an Award, including the exercise price of an Option or of any required withholding taxes with respect to any Award, shall not again be available for issuance pursuant to subsequent Awards and shall count against the aggregate number of Shares that may be issued under the Plan. Any Shares purchased by the Company with proceeds from an Option exercise shall not again be available for issuance pursuant to subsequent Awards, shall count against the aggregate number of Shares that may be issued under the Plan and shall not increase the number of Shares available under the Plan.
4.2    Shares Subject to Awards. Of the Shares authorized for issuance under the Plan, and subject to adjustment as provided in Section 4.3:
(a)    The maximum number of Shares with respect to which Options and SARs may be granted under the Plan to any Eligible Employee in any calendar year is 100,000.
(b)    The maximum number of Shares that may be used for Awards, other than Options and SARs, that are granted to any Eligible Employee in any calendar year is 100,000, or, in the event the Award is settled in cash, an amount equal to the Fair Market Value of such number of Shares on the date on which the Award is settled.
(c)    The maximum number of Shares that may be subject to Incentive Stock Options is 400,000.
(d)    The Fair Market Value of Shares that may be subject to Awards granted to any Nonemployee Director in any calendar year, together with the cash compensation paid to such Nonemployee Director in such calendar year, shall not exceed $300,000.
4.3    Adjustment. In the event of any recapitalization, stock dividend, extraordinary cash dividend, stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Shares such that an adjustment is determined by the Committee in its discretion to be appropriate in order to prevent dilution or enlargement of benefits under the Plan, then the Committee shall, in such a manner as it may in its discretion deem equitable, cause there to be an equitable adjustment in the number and kind of Shares specified in Section 4.1 of the Plan and, with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards and the exercise price or other price of Shares subject to outstanding Awards, in each case to prevent dilution or enlargement of the rights of Participants. In the event of any merger, consolidation, liquidation or similar transaction, the Committee may, in its sole discretion, cause there to be an equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights and may provide in substitution for any or all outstanding Awards such alternative consideration (including cash or other property) as it, in good faith, may determine to be equitable in the circumstances, and may require in connection therewith the surrender of all Awards so replaced. Notwithstanding the foregoing, the Committee shall not make any adjustment pursuant to this Section 4.3 that would cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A or to cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all persons.
4.4    Restrictions on Shares. Shares issued upon exercise of an Award will be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its sole discretion may determine and provide in the Award Agreement. The Company will not be required to issue or deliver any certificates for Shares, cash or other property prior to the (a) listing of such Shares on any stock exchange (or other public market) on which the Shares may then be listed (or regularly traded), and (b) completion of any registration or qualification of such shares under federal, state, local or other law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable. The Company may cause any certificate for any Shares to be delivered hereunder to be properly marked with a legend or other notation reflecting the limitations on transfer of such Shares as provided in this Plan or as the Committee may otherwise require. Participants, or any other persons entitled to benefits under this Plan, must furnish to the Committee such documents, evidence, data or other information as the Committee considers necessary or desirable for the purpose of administering this Plan. The benefits under this Plan for each Participant, and each other person who is entitled to benefits hereunder, are to be provided on the condition that the Participant furnish full, true and complete data, evidence or other information, and that the Participant promptly signs any document reasonably related to the administration of this Plan requested by the Committee. No fractional Shares will be issued under this Plan; rather, fractional shares will be aggregated and then rounded to the next lower whole Share.
4.5    Book-Entry Securities. The Company shall have the right to maintain all Awards in book-entry form in the name of the Participant until such time as such Awards shall have been vested and the requirements of Section 4.4 have been met.
4.6    Shareholder Rights. Except with respect to Restricted Stock as provided in Article 7 and dividend rights as provided in Section 4.7, no person will have any rights of a shareholder (including, but not limited to, voting rights) as to Shares subject to an Award until, after proper exercise or vesting of the Award or other action as may be required by the Committee in its sole discretion, such Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agents) as having been issued and transferred to the Participant. Upon exercise of the Award or any portion thereof, the Company will have a reasonable period in which to issue and transfer the Shares to the Participant, and the Participant will not be treated as a shareholder for any purpose whatsoever prior to such issuance and transfer. No payment or adjustment will be made for rights for which the record date is prior to the date such Shares are recorded as issued and transferred in the Company’s official shareholder records (or the records of its transfer agents or registrars), except as otherwise provided herein or in an Award Agreement.
4.7    Dividends and Dividend Equivalents. The Committee may provide that Awards denominated in Shares earn dividends or dividend equivalents. Such dividends and dividend equivalents may be paid currently in cash or Shares or may be accrued and credited to an account established by the Committee in the Participant’s name. Dividends or dividend equivalents paid currently may be paid with respect to vested or unvested Awards or issued Shares. Dividends or dividend equivalents with respect to unvested Awards or issued Shares that are accrued shall be subject to the same restrictions as the underlying Award or issued Shares, shall not be paid until such Awards or issued Shares vest and may be subjected to such additional restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or Share equivalents. Notwithstanding the foregoing, dividends or dividend equivalents on unvested portions of Awards or issued Shares whose vesting is subject to the achievement of specified Performance Goals will be subject to the same restrictions as the underlying Awards or Shares to which such dividends or dividend equivalents relate and not paid until such Awards or issued Shares vest.
ARTICLE 5
STOCK OPTIONS

5.1    Grant of Options. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Options to any Participant in such amounts as the Committee, in its sole discretion, may determine. The Committee may grant Incentive Stock Options, Nonqualified Stock Options or any combination thereof; provided, however, that Incentive Stock Options may only be granted to Eligible Employees. Subject to the terms and provisions of this Plan, the Committee, in its sole discretion, will determine the number of Shares subject to each Option; provided, however, no Participant may be granted Incentive Stock Options under this Plan that would result in Shares with an aggregate Fair Market

Value (measured on the Grant Date(s)) of more than One Hundred Thousand Dollars ($100,000) first becoming exercisable in any one calendar year.
5.2    Option Award Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the Exercise Price, the number of Shares to which the Option pertains, the Option Period, any conditions to exercise of the Option and such other terms and conditions as the Committee, in its sole discretion, determines. The Award Agreement will also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. All grants of Options intended to constitute Incentive Stock Options will be made in accordance, and all Award Agreements pursuant to which Incentive Stock Options are granted will comply, with the requirements of Code Section 422.
5.3    Exercise Price. The Exercise Price for each Option will be determined by the Committee under this Section; provided, however, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or cancel outstanding Options in exchange for cash, other Awards or Options with an Exercise Price that is less than the Exercise Price of the original Options without shareholder approval.
(a)    Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Exercise Price per Share will be determined by the Committee; provided, however, in no event will the Exercise Price be less than 100 percent of the Fair Market Value of the Shares to which the Nonqualified Stock Option relates, determined as of the Grant Date.
(b)    Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price will be not less than 100 percent of the Fair Market Value of the Shares to which the Incentive Stock Option relates determined as of the Grant Date; provided, however, that if, on the Grant Date, the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to Code Section 424(d)) owns securities possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price will be not less than 110 percent of the Fair Market Value of the Shares to which the Incentive Stock Option relates, determined as of the Grant Date.
(c)    Substitute Options. Notwithstanding the provisions of Sections 5.3(a) and 5.3(b), in the event that the Company or an Affiliate consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), individuals who become Eligible Employees on account of such transaction may be granted Options in substitution for options granted by such former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Code Section 424(a), shall determine the Exercise Price of such substitute Options. In carrying out the provisions of this subsection, the Committee will apply the principles contained in Section 4.3.
5.4    Duration of Options. Subject to the terms and provisions of Articles 10 and 12, the Option Period with respect to each Option will commence and expire at such times as the Committee provides in the Award Agreement, provided that:
(a)    Incentive and Nonqualified Stock Options will not be exercisable later than the tenth anniversary of their respective Grant Dates;
(b)    Incentive Stock Options granted to an Eligible Employee who possesses more than ten percent of the total combined voting power of all classes of Shares of the Company, taking into account the attribution rules of Code Section 422(d), will not be exercisable later than the fifth anniversary of their Grant Date(s); and
(c)    Subject to Section 5.8, the Committee may, in its sole discretion, after an Option is granted, extend the maximum term of the Option to a date not later than the earlier of (i) the end of the Option Period of the Options or (ii) the tenth anniversary of the Grant Date. Any such extension of an Option pursuant to this subsection will comply with the requirements of Code Section 409A.
5.5    Exercisability of Options. Subject to the provisions of this Article and Article 10, all Options granted under this Plan will be exercisable at such times, under such terms and subject to such restrictions and conditions as the Committee determines in its sole discretion and as specified in the Award Agreements to which the Options relate. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.
5.6    Method of Exercise. Subject to the provisions of this Article and the applicable Award Agreement, a Participant may exercise an Option, in whole or in part, at any time during the Option Period to which the Option relates by giving written notice to the Company of exercise on a form provided by the Committee. Such notice will specify the number of Shares subject to the Option to be purchased and will be accompanied by payment in full of the total Exercise Price by cash or check or such other form of payment as the Company may accept. If permitted by the applicable Award Agreement, payment in full or in part may also be made by:
(a)    Delivering Shares already owned by the Participant that have a total Fair Market Value on the date of such delivery equal to the total Exercise Price;
(b)    The delivery of cash by a broker-dealer as a Cashless Exercise; or
(c)    Reducing the number of Shares issued upon the exercise by the largest number of whole Shares that has a Fair Market Value that does not exceed the aggregate exercise price for the Shares exercised under this method. Shares will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) Shares used to pay the exercise price of an Option under the ‘net exercise,’ (ii) Shares actually delivered to the Participant as a result of such exercise and (iii) any Shares withheld for purposes of tax withholding; or
(d)    Any combination of the foregoing.
No Shares will be issued until the Exercise Price has been paid in full. A Participant will have all of the rights of a shareholder of the Company holding the class of Shares subject to the Option (including, if applicable, the right to vote the Shares) when the Participant has given written notice of exercise, paid the Exercise Price in full, and such Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant.
5.7    Restrictions on Share Transferability. In addition to the restrictions imposed by Section 14.9, the Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable or appropriate in its sole discretion, including, but not limited to, restrictions related to applicable federal and state securities laws and the requirements of the NASDAQ Stock Market or any other national securities exchange or market on which Shares are then listed or traded.
5.8    Termination of Service. Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a Participant incurs a Termination of Service prior to the end of the Option Period, the following provisions apply:
(a)    If the Termination of Service is due to death, Disability or Retirement, any unexpired and unexercised Options held by such Participant will thereafter be exercisable until the expiration of the Option Period.
(b)    If the Termination of Service is involuntary on the part of the Participant (but is not due to death or Disability and is not with Cause) or is voluntary on the part of the Participant, including a Good Reason termination by the Participant, (but is not due to Retirement), any Options held by such Participant will terminate on the Termination of Service, except that such Options, to the extent exercisable at the time of Termination of Service, may be exercised until the expiration of the shorter of the following two periods: (i) the 30 consecutive-day period commencing on the date of Termination of Service, or (ii) the date on which the Option Period expires.
(c)    If the Termination of Service is with Cause, all of his Options, whether or not exercisable, will terminate immediately as of the date of such Termination of Service.
5.9    Special Provision for Incentive Stock Options. Notwithstanding any other provision of this Plan to the contrary, and except as may otherwise be provided in the Award Agreement, an Incentive Stock Option will not be exercisable more than (a) three months after the Participant’s Termination of Service for any reason other than Disability, or (b) one year after the Participant’s Termination of Service by reason of death or Disability.
ARTICLE 6
STOCK APPRECIATION RIGHTS

6.1    Grant of SARs. Subject to the terms and conditions of this Plan, the Committee, at any time and from time to time, may grant SARs to any Participant in such amounts as the Committee, in its sole discretion, determines.
(a)    Number of SARs. Subject to the limitations of Section 4, the Committee will have complete discretion to determine the number of SARs granted to any Participant.
(b)    Fair Market Value at Grant Date and Other Terms. The Committee, subject to the provisions of this Plan, will have complete discretion to determine the terms and conditions of SARs granted under this Plan; provided, however, the value of Shares underlying SARs on the Grant Date will be not less than 100 percent of the Fair Market Value of a Share on the Grant Date.
6.2    SAR Award Agreement. Each Award of SARs will be evidenced by an Award Agreement that specifies the Fair Market Value of a Share on the Grant Date, the Exercise Period, the number of SARs and any conditions on the exercise of the SAR and such other terms and conditions as the Committee, in its sole discretion, determines.
6.3    Duration of SARs. Each SAR granted under this Plan may be exercised until the expiration of the Exercise Period determined by the Committee, in its sole discretion, as set forth in the applicable Award Agreement; provided, however, that no SAR will be exercisable later than the tenth anniversary of its Grant Date.
6.4    Exercise of SARs. Stock Appreciation Rights will be exercisable on such terms and conditions as the Committee, in its sole discretion, specifies in the applicable Award Agreement. A Participant may exercise a SAR at any time during the Exercise Period to which the SAR relates by giving written notice to the Committee of exercise on a form provided by the Committee. Such notice will specify the number of SARs being exercised.
6.5    Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(a)    The positive difference between the Fair Market Value of a Share on the Grant Date and the Fair Market Value of a Share on the date of exercise; by
(b)    The number of Shares with respect to which the SAR is exercised.
At the sole discretion of the Committee, the payment may be in cash, in Shares which have a Fair Market Value equal to the cash payment calculated under this Section or in a combination of cash and Shares.
6.6    Termination of Service. Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a Participant incurs a Termination of Service prior to the end of the Exercise Period, the following provisions apply:
(a)    If the Termination of Service is due to death, Disability or Retirement, any unexpired and unexercised SARs held by such Participant will thereafter be exercisable until the expiration of the Exercise Period.
(b)    If the Termination of Service is involuntary on the part of the Participant (but is not due to death or Disability and is not with Cause) or is voluntary on the part of the Participant, including a Good Reason termination by the Participant (but is not due to Retirement), any SARs held by such Participant will terminate on the date of the Termination of Service, except that such SARs, to the extent exercisable at the time of Termination of Service, may be exercised until the expiration of the shorter of the following two periods: (i) the 30 consecutive-day period commencing on the date of Termination of Service, or (ii) the expiration of the Exercise Period.
(c)    If the Termination of Service is with Cause, all of his SARs, whether or not exercisable, will terminate immediately as of the date of such Termination of Service.
6.7    Termination of SAR. A SAR will terminate, if not exercised, upon the expiration of the Exercise Period and at such other time as provided in the applicable Award Agreement.
ARTICLE 7
RESTRICTED STOCK

7.1    Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to any Participant in such amounts as the Committee, in its sole discretion, determines. Subject to the limitations of Article 4, the Committee, in its sole discretion, will determine the number of Shares of Restricted Stock to be granted to each Participant.
7.2    Restricted Stock Award Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that specifies the number of Shares granted, the applicable Performance Goals, the Performance Period, the Period of Restriction and such other terms and conditions as the Committee, in its sole discretion, determines. Unless the Committee in its sole discretion determines otherwise, Shares of Restricted Stock will be held by the Company, and will not be delivered to any Participant until the end of the applicable Period of Restriction.

7.3    Transferability. Except as provided in this Article, Shares of Restricted Stock may not be sold, transferred, assigned, margined, encumbered, gifted, bequeathed, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, until the earlier of the end of the applicable Period of Restriction or the date they otherwise become vested.
7.4    Earning of Restricted Stock. With respect to any Award of Restricted Stock subject to Performance Goals, the Participant will earn the Restricted Stock to the extent to which the applicable threshold, target or maximum Performance Goals have been achieved only if the Participant is still employed or providing services by the Company or an Affiliate on the last day of the Performance Period. In order to determine the actual number of Restricted Stock Shares a Participant has earned, interpolation will be used between threshold, target and maximum levels. Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a Participant incurs Termination of Service before the end of the Performance Period, the Participant will not earn any portion of his Restricted Stock Award unless Termination of Service was for one of the following reasons:
(a)    The Participant died;
(b)    The Participant incurred a Disability;
(c)    The Participant Retired;
(d)    The Participant terminated employment for Good Reason; or
(e)    The Participant’s employment was terminated without Cause.
If at least the threshold Performance Goals are met but the Termination of Service was due to one or more of the circumstances described in subsections 7.4(a) through 7.4(e), the Participant will earn a pro rata portion of the Award the Participant would otherwise be entitled to for the Performance Period. The Award will be calculated at the level attained based on the ratio that the number of days during the Performance Period in which he was actually employed or providing services bears to the actual number of days in the Performance Period. After the grant of Shares of Restricted Stock, the Committee, in its sole discretion, may reduce or waive any Performance Goals or related business criteria applicable to such Shares of Restricted Stock.
7.5    Vesting of Restricted Stock. Restricted Stock, including Restricted Stock which, if applicable, has become earned under Section 7.4, will become vested as set forth in the Award Agreement. Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a Participant incurs Termination of Service before the end of the Period of Restriction, the Participant will forfeit the Restricted Stock Award unless the Termination of Service was incurred for one of the following reasons, in which case the Participant will become 100 percent vested:
(a)    The Participant died;
(b)    The Participant incurred a Disability;
(c)    The Participant Retired;
(d)    The Participant terminated employment for Good Reason; or
(e)    The Participant’s employment was terminated without Cause.
Notwithstanding any other provision of this Article to the contrary, no Restricted Stock Shares subject to Performance Goals will become vested unless earned in accordance with Section 7.4 and the Participant is either employed or providing services on the last day of the Period of Restriction or incurred an event listed in subsections 7.5(a) through 7.5(e).
7.6    Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the applicable Award Agreement provides otherwise.
7.7    Section 83(b) Election. The Committee may, in its sole discretion, provide in an Award Agreement that a Participant to whom an Award of Restricted Stock has been made is permitted to make or is prohibited from making an election with respect to such Restricted Stock under Code Section 83(b). If a Participant to whom an Award of Restricted Stock has been made is permitted to make an election under Code Section 83(b), then the Participant shall provide a copy of such election to the Company within 30 days following the date of communication of the Award to the Participant.

ARTICLE 8
RESTRICTED STOCK UNITS

8.1    Grant of Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units to any Participant in such amounts as the Committee, in its sole discretion, determines. Subject to the limitations of Section 4, the Committee will have complete discretion in determining the number of Restricted Stock Units granted to each Participant.
8.2    Restricted Stock Unit Award Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that specifies the Period of Restriction, the number of Restricted Stock Units granted, the applicable Performance Goals, the Performance Period and such other terms and conditions as the Committee, in its sole discretion, determines.
8.3    Value of Restricted Stock Units. Each Restricted Stock Unit will have an initial value equal to the Fair Market Value of a Share on the Grant Date.
8.4    Earning of Restricted Stock Units. With respect to any Award of Restricted Stock Units subject to Performance Goals, the Participant will earn the Restricted Stock Units to the extent to which the applicable threshold, target or maximum Performance Goals have been achieved only if the Participant is still employed or providing services by the Company or an Affiliate on the last day of the Performance Period. In order to determine the actual number of Restricted Stock Units a Participant has earned, interpolation will be used between threshold, target and maximum levels. Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a Participant incurs Termination of Service before the end of the Performance Period, the Participant will not earn any portion of his Restricted Stock Award unless the Termination of Service was for one of the following reasons:
(a)    The Participant died;
(b)    The Participant incurred a Disability;
(c)    The Participant Retired;
(d)    The Participant terminated employment for Good Reason; or
(e)    The Participant’s employment was terminated without Cause.
If at least the threshold Performance Goals are met but the Participant had a Termination of Service due to one or more of the circumstances described in subsections 8.4(a) through 8.4(e), he will earn a pro rata portion of the Award that the Participant would otherwise be entitled to for the Performance Period. The Award will be calculated at the level attained based on the ratio that the number of days during the Performance Period in which he was actually employed or providing services bears to actual number of days in the Performance Period. After the grant of a Restricted Stock Unit, the Committee, in its sole discretion, may reduce or waive any Performance Goals or related business criteria applicable to such Restricted Stock Unit.
8.5    Vesting of Restricted Stock Units. Restricted Stock Units, including Restricted Stock Units which, if applicable, have been earned under Section 8.4, will become vested as provided in the Award Agreement. Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a Participant incurs Termination of Service before the end of the Period of Restriction, the Participant will forfeit his Restricted Stock Unit Award unless he incurred the Termination of Service for one of the following reasons, in which case the Participant will become 100 percent vested:
(a)    The Participant died;
(b)    The Participant incurred a Disability;
(c)    The Participant Retired;
(d)    The Participant terminated employment for Good Reason; or
(e)    The Participant’s employment was terminated without Cause.

No Restricted Stock Units subject to Performance Goals will become vested unless earned in accordance with Section 8.5 and the Participant is either employed or providing services on the last day of the Period of Restriction or incurred an event listed in subsections 8.5(a) through 8.5(e).
8.6    Time and Form of Payment of Restricted Stock Units. Payment of vested Restricted Stock Units will be made no later than the March 15th following the end of the year in which the Restricted Stock Units became vested unless (a) a Participant timely defers payment of the Award pursuant to Section 14.2, or (b) another time of payment is otherwise provided in the Award Agreement. The Committee, in its sole discretion, may pay vested Restricted Stock Units in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units determined as of the last day of the applicable Performance Period) or a combination thereof.
ARTICLE 9
INCENTIVE AWARDS

9.1    Grant of Incentive Awards. Subject to the terms and provisions of this Plan, each year the Committee may, in its sole discretion, grant Incentive Awards to any Eligible Employees.
9.2    Incentive Award Agreement. Each Incentive Award will be evidenced by an Award Agreement that specifies the applicable Performance Period, Performance Goals, the relative weight accorded each Performance Goal, the threshold, target and maximum Award Rates and such other terms and conditions as the Committee, in its sole discretion, determines.
9.3    Performance Goals and Other Terms. The Committee will set Performance Goals in its sole discretion which, depending on the extent to which they are met, will determine the size of the Incentive Award that will be paid to the Participant. The calculation of earned Incentive Awards will be made by interpolating within the interval between the threshold Award Rate and the target Award Rate and between the target Award Rate and the maximum Award Rate, and rounding to the nearest dollar.
9.4    Earning of Incentive Awards.
(a)    An Incentive Award subject to Performance Goals will be treated as earned and to the extent:
(i)    the threshold, target or maximum Performance Goals are met; and
(ii)    the Participant is employed or providing services on the last day of the Performance Period.
(b)    Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a Participant incurs Termination of Service before the end of the Performance Period, the Participant will not earn any portion of his Award unless the Participant incurs a Termination of Service for one of the following reasons:
(i)    The Participant died;
(ii)    The Participant incurred a Disability;
(iii)    The Participant Retired;
(iv)    The Participant terminated employment for Good Reason; or
(v)    The Participant’s employment was terminated without Cause.
If, in the case of an Award subject to Performance Goals, at least the threshold Performance Goals are met but the Participant has a Termination of Service due to one or more of the circumstances described in subsections 9.4(b)(i) through 9.4(b)(v), the Participant will earn a pro rata portion of the Award that the Participant would otherwise be entitled to for the Performance Period. The Award will be calculated at the level attained based on the ratio that the number of days during the calendar year in which he was actually employed or providing services bears to total number of days in the Performance Period.
(c)    After the grant of an Incentive Award, the Committee, in its sole discretion, may reduce or waive any Performance Goals or related business criteria applicable to such Incentive Award.
9.5    Vesting of Earned Incentive Awards.

(a)    Except as set forth in subsection 9.5(b), a Participant will become vested in an Incentive Award as provided in an Award Agreement.
(b)    Notwithstanding subsection 9.5(a), and unless otherwise provided in the Award Agreement or by the Committee in its sole discretion, in the event:
(i)    The Participant died;
(ii)    The Participant incurred a Disability;
(iii)    The Participant Retired;
(iv)    The Participant terminated employment for Good Reason; or
(v)    The Participant’s employment was terminated without Cause, will not forfeit the Award.
In such cases, a Participant will be 100 percent vested in the Award (to the extent of the earned, if such Award is subject to Performance Goals) and payment will made within the earlier of (A) 75 days after the end of the Performance Period, or (B) 30 days after the Termination of Service.
(c)    No Incentive Award subject to Performance Goals will become vested unless the applicable Performance Goals have first been met.
9.6    Time and Form of Payment of Vested Incentive Awards. Except as otherwise provided in Section 9.5 or the Award Agreement, vested Incentive Awards will be paid in a single sum in cash as provided in an Award Agreement unless a Participant timely defers payment of the Incentive Award pursuant to Section 14.2.
ARTICLE 10
CHANGE IN CONTROL

10.1    Change in Control. Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control of the Company, unless and until any successor to the Company or any person or persons acquiring control of the Company agrees to be bound by the terms of this Plan and all outstanding Award Agreements as described in this Section 10.1 has occurred and shall make such adjustments, if applicable, to such Awards in accordance with the paragraphs set forth in Section 4.3, and agrees to assume and perform all of the obligations of the Company hereunder with respect to outstanding Awards (or to substitution of equivalent awards for such outstanding Awards), all Awards granted under this Plan that then are outstanding and that either are not then exercisable or are subject to any restrictions or Performance Goals will, unless otherwise provided for in the Award Agreements applicable thereto, become immediately exercisable, vested or earned at the target earning rate and all restrictions and Performance Goals will be removed, as of the first date that the Change in Control has been deemed to have occurred, and will remain removed for the remaining life of the Award as provided herein and within the provisions of the related Award Agreements. The Committee shall determine if assumption of the Awards (or substitution of equivalent awards) by the surviving corporation or its parent (or the continuation of the Awards if the Company is the surviving corporation) as described in this Section 10.1 has occurred and shall make such adjustments, if applicable, to such Awards in accordance with the principles set forth in Section 4.3.
10.2    Definition. For purposes of Section 10.1 a “Change in Control” of the Company will be deemed to have occurred if the conditions or events set forth in any one or more of the following subsections occur:
(a)    Change in Ownership. A change in the ownership of the Company occurs on the date, subsequent to the Effective Date, that any person, or group of persons, as defined in subparagraph (b), acquires ownership of stock of the Company that, together with stock held by the person or group, constitutes more than 50 percent of the total Fair Market Value or total voting power of the outstanding voting stock of the Company. However, if any person or group is considered to own more than 50 percent of the total Fair Market Value or total voting power of the stock, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Company. An increase in the percentage of stock owned by any person or group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.
For purposes of this Section, persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
(b)    Change in the Effective Control. A change in the effective control of the Company will occur when: (i) any person or group acquires, subsequent to the Effective Date, or has acquired during the 12 month period ending on the date of the most recent acquisition by such person(s), ownership of stock of the Company possessing 30 percent or more of the total voting power; or (ii) a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election. However, if any person or group is considered to effectively control the Company, the acquisition of additional control of the Company by the same person(s) is not considered to cause a change in the effective control.
(c)    Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets immediately prior to such acquisition(s). Gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
However, there is no Change in Control under this subparagraph when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person, or group of persons, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii). For purposes of this subparagraph and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.
For purposes of the Plan, a Change in Control will not include any acquisition of Shares by the First Financial Corporation Employee Stock Ownership Plan or any other employee benefit plan of an Affiliate of the Company.
ARTICLE 11
TAX WITHHOLDING

11.1    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to the payment or exercise of an Award, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all federal, state and local income and employment taxes required by applicable law to be withheld with respect to the payment or exercise of such Award. In no event will any amount withheld be in an amount that would require the Company to incur accounting charges.
11.2    Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy a tax withholding obligation, in whole or in part, by (a) electing to have the Company withhold otherwise deliverable Shares (except in the case of exercises of Incentive Stock Options), or (b) delivering to the Company Shares then owned by the Participant having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount that the Committee agrees may be withheld at the time any such election is made, not to exceed, in the case of income tax withholding, the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date the amount of income tax to be withheld is determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
ARTICLE 12
AMENDMENT, TERMINATION, AND DURATION

12.1    Termination or Amendment of Plan. The Board may at any time supplement, amend, terminate, suspend or modify the Plan without approval of stockholders unless such approval is required by applicable law, regulation or rule of any stock exchange on which the Shares are listed. No termination, suspension or modification of the Plan shall adversely affect in any material way any right of any Participant or any successor under an Award granted before the date of such termination, suspension or modification, without the written consent of the Participant or successor; provided that it shall be conclusively presumed that any adjustment for changes in capitalization as provided in Section 4.3 does not adversely affect any such right.
12.2    Amendment of Award Agreements. The Committee shall have the authority to amend any Award Agreement at any time; provided, however, that no such amendment shall adversely affect the right of any Participant or successor under any outstanding Award Agreement in any material way without the written consent of the Participant or successor, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the Shares are listed.
12.3    Repricing of Stock Options and SARs. Notwithstanding the foregoing, there shall be no amendment to the Plan or any Award Agreement that results in the repricing of Options or SARs without stockholder approval. For this purpose, repricing includes a reduction in the exercise price of the Option or SAR, the cancellation of an Option or SAR in exchange for cash, Options or SARs with an exercise price less than the exercise price of the cancelled Options or SARs, Stock Awards, Stock Units or any other consideration provided by the Company but does not include any adjustment described in Section 4.3.
12.4    Effective Date. The Plan was adopted by the Board, effective as of January 1, 2021, subject to the approval of the Plan by the shareholders of the Company at the Company’s annual meeting of shareholders to be held on April 21, 2021, and any adjournment or postponement thereof (the “Annual Meeting”). In the event the Plan is not approved by shareholders at the Annual Meeting, the changes to the Plan as in effect prior to January 1, 2021 reflected in this Plan shall not become effective.
12.5    Duration. Notwithstanding anything to the contrary contained herein, no Awards shall be granted under this Plan on or after April 21, 2031.
ARTICLE 13
LEGAL CONSTRUCTION

13.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also includes the feminine, the plural includes the singular, and the singular includes the plural.
13.2    Severability. In the event any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as if the illegal or invalid provision had never been included herein.
13.3    Requirements of Law. The grant of Awards and the issuance of Shares under this Plan will be subject to all applicable statutes, laws, rules and regulations and to such approvals and requirements as may be required from time to time by any governmental authorities or any securities exchange or market on which the Shares are then listed or traded.
13.4    Governing Law. Except to the extent preempted by the federal laws of the United States of America, this Plan and all Award Agreements will be construed in accordance with and governed by the laws of the State of Indiana without giving effect to any choice or conflict of law provisions, principles or rules (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana. The Plan and all Award Agreements are intended to comply, and shall be construed by the Committee in a manner which complies, with Code Section 409A and all other applicable laws. To the extent there is any conflict between a provision of the Plan or an Award Agreement and a provision of Code Section 409A or any other applicable law, the application of Code Section 409A or any other applicable law, as the case may be, shall control.
13.5    Headings. The descriptive headings and sections of this Plan are provided herein for convenience of reference only and will not serve as a basis for interpretation or construction of this Plan.
13.6    Mistake of Fact. Any mistake of fact or misstatement of facts will be corrected when it becomes known by a proper adjustment to an Award or Award Agreement.
13.7    Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information that the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

ARTICLE 14
MISCELLANEOUS

14.1    Clawback of Awards. In the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance that any financial reporting requirement under securities laws, and the Company paid an Award to a Participant that was based on the erroneous data within three years preceding the date of the accounting restatement, then the Participant is required to repay the Company the excess amount of which would not have been paid to the Participant under the accounting restatement.
14.2    Deferral of Certain Awards. To the extent permitted in an Award Agreement, a Participant may defer his receipt of vested Shares of Restricted Stock Units and Incentive Awards provided the Participant timely files the required deferral election under the applicable deferred plan and otherwise complies with the requirements of the Award Agreement, deferred plan and Code Section 409A.
14.3    No Effect on Employment or Service. Neither this Plan nor the grant of any Awards or the execution of any Award Agreement will confer upon any Participant any right to continued employment by the Company or an Affiliate or to retention on or nomination to the Board, or will interfere with or limit in any way the right of the Company or an Affiliate to terminate any employee’s employment or service at any time, with or without Cause, to not nominate any individual to serve as a Director or to remove any individual as a Director. Employment with the Company and its Affiliates is on an at-will basis only, unless otherwise provided by a written employment or severance agreement, if any, between the employee and the Company or an Affiliate, as the case may be. If there is any conflict between the provisions of this Plan and an employment or severance agreement between a Participant and the Company or an Affiliate, the provisions of such employment or severance agreement will control, including, but not limited to, the vesting and forfeiture of any Awards.
14.4    Company Obligation. Unless required by applicable law, the Company, an Affiliate, the Board and the Committee will not have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of Shares or an Award, and such holder will have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with the receipt, exercise or distribution of an Award. In addition, the Company, an Affiliate, the Board, the Committee and any attorneys, accountants, advisors or agents for any of the foregoing will not provide any advice, counsel or recommendation to any Participant with respect to, without limitation, any Award, any exercise of an Option or any tax consequences relating to an Award.
14.5    Participation. No employee will have the right to be selected to receive an Award under this Plan or, having been selected, to be selected to receive a future Award. Participation in the Plan will not give any Participant any right or claim to any benefit under this Plan, unless such right or claim has specifically accrued under the terms of this Plan.
14.6    Liability and Indemnification. No member of the Board, the Committee or any officer or employee of the Company or any Affiliate will be personally liable for any action, failure to act, decision or determination made in good faith in connection with this Plan. By participating in this Plan, each Participant agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) and the Committee from and against any tax liability, including, but not limited to, interest and penalties, incurred by the Participant in connection with his receipt of Awards under this Plan and the deferral, payment and exercise thereof and further agrees that receipt of Shares or cash payment is conditioned upon prior execution of a release by the Participants. Each person who is or was a member of the Committee, or of the Board, or was an officer or employee, will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including, but not limited to, attorneys’ fees) that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement; and (b) any and all amounts paid by him in settlement thereof, with the Company’s prior written approval, or paid by him in satisfaction of any judgment in any such claim, action, suit or proceeding against him; provided, however, that he will give the Company an opportunity, at the Company’s expense, to handle and defend such claim, action, suit or proceeding before he undertakes to handle and defend the same on his own behalf. The foregoing right of indemnification is exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
14.7    Successors. All obligations of the Company under this Plan, with respect to Awards granted hereunder, are binding on any successor to the Company, whether or not the existence of such successor is the result of a Change in Control of the Company. The Company will not, and will not permit its Affiliates to, recommend, facilitate or agree or consent to a transaction or series of transactions which would result in a Change in Control of the Company unless and until the person or persons or entity or entities acquiring control of the Company as a result of such Change in Control agree(s) to be bound by the terms of this Plan insofar as it pertains to Awards theretofore granted and agrees to assume and perform the obligations of the Company and its successor hereunder.
14.8    Beneficiary Designations. Any Participant may designate, on such forms as may be provided by the Committee for such purpose, a Beneficiary to whom any vested but unpaid Award will be paid in the event of the Participant’s death. Each such designation will revoke all prior designations by the Participant and will be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death will be paid to the Participant’s spouse, if any, and then to the Participant’s estate and, subject to the terms of this Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the spouse (if any) and if not by the administrator or executor of the Participant’s estate.
14.9    Nontransferability of Awards. Except as provided in subsections 14.9(a) and 14.9(b), no Award under this Plan can be sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution. In addition, no Award under this Plan will be subject to execution, attachment or similar process. Any attempted or purported transfer of an Award in contravention of this Plan or an Award Agreement will be null and void ab initio and of no force or effect whatsoever. All rights with respect to an Award granted to a Participant will be exercisable during his lifetime only by the Participant.
(a)    Limited Transfers of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the transfer of Nonqualified Stock Options by a Participant to (i) the Participant’s spouse, any children or lineal descendants of the Participant or the Participant’s spouse, or the spouse(s) of any such children or lineal descendants (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of Immediate Family Members, or (iii) a partnership or limited liability company in which the Participant and/or the Immediate Family Members are the only equity owners, (collectively, “Eligible Transferees”); provided, however, in the event the Committee permits the transferability of Nonqualified Stock Options granted to the Participant, the Committee may subsequently, in its sole discretion, amend, modify, revoke or restrict, without the prior consent, authorization or agreement of the Eligible Transferee, the ability of the Participant to transfer Nonqualified Stock Options that have not been already transferred to an Eligible Transferee. An Option that is transferred to an Immediate Family Member will not be transferable by such Immediate Family Member, except for any transfer by such Immediate Family Member’s will or by the laws of descent and distribution upon the death of such Immediate Family Member. Incentive Stock Options granted under this Plan are not transferable pursuant to this Section.
(b)    Exercise by Eligible Transferees. In the event that the Committee, in its sole discretion, permits the transfer of Nonqualified Stock Options by a Participant to an Eligible Transferee under subsection 14.9(a), the Options transferred to the Eligible Transferee must be exercised by such Eligible Transferee and, in the event of the death of such Eligible Transferee, by such Eligible Transferee’s executor or administrator only in the same manner, to the same extent and under the same circumstances (including, but not limited to, the time period within which the Options must be exercised) as the Participant could have exercised such Options. The Participant, or in the event of his death, the Participant’s estate, will remain liable for all federal, state, local and other taxes applicable upon the exercise of a Nonqualified Stock Option by an Eligible Transferee.
14.10    No Rights as Shareholder. Except to the limited extent provided in Sections 4.6, 4.7 and 7.6, no Participant (or any Beneficiary) will have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise thereof), unless and until certificates representing such Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant (or his or her Beneficiary).
14.11    Mitigation of Excise Tax. To the extent payments received under the Plan in connection with a Change in Control, or within 12 months after a Change in Control would be considered “excess parachute payments” pursuant to the Code Section 280G, the parachute payments to the Participant under this Plan, when combined with all other parachute payments to the Participant, shall be the greater of:
(a)    the Participant’s benefit under the Plan reduced to the maximum amount payable to the Participant such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment;” or
(b)    the Participant’s benefit under the Plan after taking into account the amount of the excise tax imposed on the Participant under Code Section 280G due to the benefit payment.

The determination of whether any reduction in the rights or payments under this Plan is to apply will be made by the Committee in good faith after consultation with the Participant, and such determination will be conclusive and binding on the Participant. The Participant will cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose.
14.12    Funding. Benefits payable under this Plan to any person will be paid by the Company from its general assets. Shares to be issued hereunder will be issued directly by the Company from its authorized but unissued Shares, treasury Shares, Shares acquired by the Company on the open market or a combination thereof. Neither the Company nor any of its Affiliates will be required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Plan. The Company or any of its Affiliates may, however, in its sole discretion, set funds aside in investments to meet any anticipated obligations under this Plan. Any such action or set-aside will not be deemed to create a trust of any kind between the Company and any of its Affiliates and any Participant or other person entitled to benefits under the Plan or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured general creditor of the Company or its Affiliates.